Filed pursuant to 424(b)(5)
Registration Statement No. 333-131255
Calculation of Registration Fee

Title of Each Class of		Amount of
Securities To Be Registered	Amount to be Registered	Registration Fee
Guaranteed Notes due 2017 (1)	$300,000,000	$9,210 (2)
Guarantees (1)

(1)	The Guaranteed Notes due 2017 issued by Brandywine Operating Partnership, L.P. will be accompanied by a Guarantee issued by Brandywine Realty Trust. None of the proceeds will be received by Brandywine Realty Trust for its Guarantee. Pursuant to Rule 457(n) under the Securities Act, no separate filing fee for the Guarantee is required.

(2)	Includes $7,675 previously paid in connection with the Prospectus dated and filed on April 24, 2007 by Brandywine Realty Trust and Brandywine Operating Partnership, L.P.

Prospectus Supplement
(To Prospectus dated November 8, 2006)

Brandywine Operating Partnership, L.P.
$300,000,000 5.70% Guaranteed Notes due 2017

We are offering $300,000,000 of 5.70% notes due May 1, 2017.

The notes will bear interest at a rate of 5.70% per year. We will pay interest on the notes semi-annually on May 1 and November 1 of each year, beginning on November 1, 2007.

We may redeem some or all of the notes at any time at a price equal to 100% of the principal amount of the notes redeemed plus accrued and unpaid interest to the redemption date and the applicable “make-whole amount” as described in this prospectus supplement.

The notes will be unsecured and will rank equally with all of the other unsecured unsubordinated indebtedness of Brandywine Operating Partnership, L.P. from time to time outstanding. Brandywine Realty Trust, the sole general partner of Brandywine Operating Partnership, L.P., will guarantee payment of principal and interest on the notes. The guarantee of the notes will be an unsecured and unsubordinated obligation of Brandywine Realty Trust. Brandywine Realty Trust has no material assets other than its investment in Brandywine Operating Partnership, L.P.

Investing in the notes involves risks. See “Risk Factors” beginning on page S-4 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

			Proceeds to us,
	Price to public (1)	Underwriting discount	before expenses (1)

Per note	99.834%	0.650%	99.184%
Total	$299,502,000	$1,950,000	$297,552,000

(1)	Plus interest, if any, from April 30, 2007 if settlement occurs after that date.

We expect to deliver the notes in book-entry form only through the facilities of The Depository Trust Company against payment on or about April 30, 2007.

Joint Book-Running Managers

Banc of America Securities LLC	JPMorgan	Wachovia Securities

Co-Managers
BMO Capital Markets
BNY Capital Markets, Inc.
Citi
Deutsche Bank Securities
Morgan Keegan & Company, Inc.
Piper Jaffray
RBS Greenwich Capital
RBC Capital Markets

April 24, 2007

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized anyone to provide you with additional or different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus supplement or the accompanying prospectus is accurate as of any time subsequent to the date of such information.

Summary

The information below is only a summary of more detailed information included elsewhere, or incorporated by reference, in this prospectus supplement and the accompanying prospectus. This summary does not contain all of the information that is important to you or that you should consider before buying notes in this offering. The other information is important, so please read carefully this prospectus supplement and the accompanying prospectus, as well as the information incorporated by reference.

As used in this prospectus supplement, unless the context otherwise requires, the term “Operating Partnership” refers to Brandywine Operating Partnership, L.P., the term “Brandywine” refers to Brandywine Realty Trust and the terms “we,” “us,” “our” or similar expressions refer collectively to Brandywine Realty Trust and its subsidiaries (including the Operating Partnership).

Brandywine Realty Trust and Brandywine Operating Partnership, L.P.

Brandywine is a self-administered and self-managed real estate investment trust, or REIT, that is active in acquiring, developing, redeveloping, leasing and managing office and industrial properties. Brandywine owns its assets and conducts its operations through the Operating Partnership. Brandywine controls the Operating Partnership as its sole general partner and, as of December 31, 2006, owned an approximately 95.7% interest in the Operating Partnership.

As of December 31, 2006, we owned 261 office properties, 23 industrial facilities and one mixed-use property containing an aggregate of approximately 28.2 million net rentable square feet. In addition, we have six properties under development, three properties under redevelopment and four lease-up properties that contain an aggregate of 2.1 million net rentable square feet. As of that date, we also owned economic interests in 11 unconsolidated real estate ventures containing approximately 2.7 million net rentable square feet and in four consolidated real estate ventures that own 15 office properties containing approximately 1.5 million net rentable square feet. In addition, as of December 31, 2006, we owned approximately 490 acres of undeveloped land. In addition to managing properties that we own, as of that date, we managed approximately 13.0 million net rentable square feet of office and industrial properties for our real estate ventures or for third parties. Our properties are located in and surrounding Philadelphia, Pennsylvania; Wilmington, Delaware; Southern and Central New Jersey; Richmond, Virginia; Metropolitan Washington, D.C.; Dallas/Fort Worth and Austin, Texas; and Oakland, San Diego and Los Angeles, California.

Brandywine was organized and commenced operations in 1986 as a Maryland REIT. The Operating Partnership was formed and commenced operations in 1996 as a Delaware limited partnership.

Our principal executive offices are located at 555 East Lancaster Avenue, Radnor, Pennsylvania 19087, and our telephone number is (610) 325-5600. We also have regional offices in Mount Laurel, New Jersey; Philadelphia, Pennsylvania; Richmond, Virginia; Falls Church, Virginia; Austin, Texas; Dallas, Texas; Oakland, California; and Carlsbad, California.

The Offering

Issuer	Brandywine Operating Partnership, L.P.

Guarantor	Brandywine Realty Trust.

Securities offered	$300,000,000 principal amount of 5.70% Guaranteed Notes due 2017.

Maturity	The notes will mature on May 1, 2017.

Interest Rate	The notes will bear interest at a rate of 5.70% per annum.

Interest payment dates	Interest on the notes will be payable on May 1 and November 1, commencing on November 1, 2007. Interest will accrue from the issue date of the notes.

Optional redemption	We may redeem some or all of the notes at any time at a redemption price equal to the sum of (1) 100% of the aggregate principal amount of the notes being redeemed, (2) accrued but unpaid interest, if any, to the redemption date and (3) the applicable Make-Whole Amount (as defined in “Description of the Notes and the Guarantee—Optional Redemption” in this prospectus supplement), if any.

Ranking	The notes will be unsecured obligations of the Operating Partnership and will rank equally with all of its other unsecured unsubordinated indebtedness from time to time outstanding. The notes will also be effectively subordinated to the unsecured indebtedness and other liabilities of the consolidated subsidiaries of the Operating Partnership. See “Risk Factors—Effective subordination of the notes and the guarantee may reduce amounts available for payment of the notes and the guarantee” in this prospectus supplement.

Guarantee	Brandywine will fully and unconditionally guarantee payment of principal of, the applicable Make-Whole Amount, if any, and interest on, the notes. The guarantee will be an unsecured and unsubordinated obligation of Brandywine. Brandywine, however, has no material assets other than its investment in the Operating Partnership.

Covenants	Under the indenture, we have agreed to certain restrictions on our ability to incur debt and to enter into certain transactions. See “Description of Debt Securities—Covenants” in the accompanying prospectus.

Form and denominations	We will issue the notes in fully registered form in denominations of $5,000 and integral multiples of $1,000 in excess thereof. The notes will be represented by one or more global securities registered in the name of a nominee of The Depository Trust Company, or DTC. You will hold beneficial interests in the notes through DTC, and DTC and its direct and indirect participants will record your beneficial interest on their books. Except under limited circumstances, we will not issue certificated notes.

Use of proceeds	We intend to use all of the net proceeds from this offering of approximately $297.0 million (after deducting the underwriting discount and our estimated offering expenses of approximately $0.5 million) to reduce borrowings under our revolving credit facility. See “Use of Proceeds” in this prospectus supplement.

Risk Factors

Before deciding to invest in the notes, you should carefully consider the “Risk Factors” in Item 1A of the Annual Report on Form 10-K for the year ended December 31, 2006 of Brandywine and the Operating Partnership filed jointly with the Securities and Exchange Commission on March 1, 2007. You should also carefully consider the following additional risk factors before deciding to invest in the notes.

Brandywine has no material assets other than its investment in the Operating Partnership.

Brandywine will fully and unconditionally guarantee the payment of principal of, the applicable Make-Whole Amount, if any, and interest on, the notes. The guarantee will be an unsecured and unsubordinated obligation of Brandywine and will rank equally with Brandywine’s other unsecured and unsubordinated obligations. As of December 31, 2006, Brandywine and its consolidated subsidiaries had unsecured and unsubordinated obligations of approximately $2.3 billion, consisting of (1) approximately $60 million of indebtedness under our revolving credit facility, (2) $113 million principal amount of 4.34% notes due 2008, (3) $300 million principal amount of floating rate notes due 2009, (4) $275 million principal amount of 4.50% notes due 2009, (5) $300 million principal amount of 5.625% notes due 2010, (6) $300 million principal amount of 5.75% notes due 2013, (7) $250 million principal amount of 5.40% notes due 2014, (8) $250 million principal amount of 6.00% notes due 2016, (9) $345 million principal amount of 3.875% exchangeable notes due 2026 and (10) $78.6 million principal amount of preferred trust notes due 2035. Additionally, as of that date, Brandywine and its consolidated subsidiaries had secured obligations of approximately $883.9 million, consisting of mortgage notes payable. Holders of the notes will be relying solely upon the Operating Partnership, as issuer, and Brandywine, as guarantor, to make payments of principal and interest on the notes. Brandywine has no material assets other than its investment in the Operating Partnership.

Effective subordination of the notes and the guarantee may reduce amounts available for payment of the notes and the guarantee.

Both the notes and the guarantee are unsecured. The holders of our secured debt may foreclose on the assets securing such debt, reducing the cash flow from the foreclosed property available for payment of unsecured debt, including the notes and the guarantee. The holders of our secured debt also would have priority over unsecured creditors in the event of our bankruptcy, liquidation or similar proceeding. As a result, the notes and the guarantee will be effectively subordinated to our secured debt. The notes effectively will also be subordinated to the unsecured indebtedness and other liabilities of the consolidated subsidiaries of the Operating Partnership. After giving effect to the consummation of this offering and the use of proceeds therefrom as described in “Use of Proceeds” in this prospectus supplement, the Operating Partnership and its consolidated subsidiaries will have secured indebtedness of approximately $883.9 million. The indenture governing the notes permits us and our subsidiaries to incur additional secured and unsecured indebtedness if the conditions specified in the indenture are met. See “Description of Debt Securities—Covenants” in the accompanying prospectus.

A trading market may not develop for the notes.

The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any national securities exchange or over-the-counter market.

The underwriters have advised us that they intend to make a market in the notes, but they are not obligated to do so. The underwriters may discontinue any market-making in the notes at any time at their sole discretion. We can give you no assurance that an active or liquid trading market for the notes will develop. If a trading market were to develop, the notes could trade at prices that may be higher or lower than their respective initial offering price and this may result in a return that is greater or less than the applicable interest rate on the notes, depending on many factors, including, among other things, prevailing interest rates, our financial results, any decline in our credit-worthiness and the market for similar securities.

Use of Proceeds

The net proceeds from this offering, after deducting the underwriting discount and our estimated offering expenses of approximately $0.5 million, will be approximately $297.0 million. We intend to use all of the net proceeds from this offering to reduce borrowings under our revolving credit facility.

As of April 23, 2007, our revolving credit facility, which matures on December 22, 2009, had an outstanding balance of approximately $573 million and bore interest at a rate of LIBOR plus between 55 basis points and 110 basis points depending upon our debt rating (5.97% per annum as of April 23, 2007).

Affiliates of Banc of America Securities LLC, J.P. Morgan Securities Inc., Wachovia Capital Markets, LLC, BNY Capital Markets, Inc., Citigroup Global Markets Inc., Greenwich Capital Markets, Inc., Morgan Keegan & Company, Inc. and Piper Jaffray & Co., each of which is an underwriter in this offering, are lenders, in the aggregate, of approximately 59.6% of the outstanding borrowings under our revolving credit facility. See “Underwriting” in this prospectus supplement.

Capitalization

The following table sets forth the Operating Partnership’s capitalization as of December 31, 2006 on an actual basis and on an adjusted basis to give effect to the consummation of this offering and the use of the proceeds therefrom as described in “Use of Proceeds” in this prospectus supplement. This table should be read in conjunction with the Operating Partnership’s consolidated financial statements and the notes thereto incorporated by reference in this prospectus supplement and the accompanying prospectus.

	December 31, 2006
(dollars in thousands)	As reported	As adjusted

Debt:
Mortgage notes/secured notes payable	$883,920	$883,920
Revolving credit facility(1)	60,000	—
4.34% Guaranteed Notes due 2008	113,000	113,000
Floating Rate Guaranteed Notes due 2009(2)	300,000	300,000
4.50% Guaranteed Notes due 2009	274,799	274,799
5.625% Guaranteed Notes due 2010	299,981	299,981
5.75% Guaranteed Notes due 2012	299,146	299,146
5.40% Guaranteed Notes due 2014	249,027	249,027
6.00% Guaranteed Notes due 2016	248,748	248,748
5.70% Guaranteed Notes due 2017(3)	—	299,502
Preferred trust notes	78,609	78,609
3.875% Guaranteed Exchangeable Notes due 2026	345,000	345,000

Total debt	$3,152,230	$3,391,732
Minority interest	$34,436	$34,436
Redeemable limited partnership units at redemption value:
3,961,235 as reported and as adjusted	$131,711	$131,711
Partners’ equity:
7.50% Series D Preferred Mirror Units: 2,000,000 issued and outstanding, as reported and as adjusted	47,912	47,912
7.375% Series E Preferred Mirror Units: 2,300,000 issued and outstanding, as reported and as adjusted	55,538	55,538
General partnership capital; 88,327,041 units issued and outstanding, as reported and as adjusted	1,750,745	1,750,745
Accumulated other comprehensive income	1,575	1,575

Total partners’ equity	$1,855,770	$1,855,770

Total capitalization	$5,174,147	$5,413,649

(1)	As of April 23, 2007, our revolving credit facility had an outstanding balance of $573 million. After giving effect to the use of proceeds from this offering (as described under “Use of Proceeds” in this prospectus supplement), our revolving credit facility will have an outstanding balance of $276 million.

(2)	We repaid all of our outstanding Floating Rate Guaranteed Notes due 2009 on January 2, 2007 primarily with borrowings under our revolving credit facility.

(3)	Reflects discounts (i.e., public offering price below principal amount) equal to $0.498 million.

Selected Financial Data

Brandywine

The following table sets forth Brandywine’s selected financial data as of and for the years ended December 31, 2006, 2005 and 2004 and should be read in conjunction with the audited consolidated financial statements and notes thereto incorporated by reference in this prospectus supplement and the accompanying prospectus from which Brandywine’s selected financial data is derived.

(in thousands, except per share	Years ended December 31,
amounts and property data)	2006(1)	2005	2004

Operating Results:
Total revenue	$662,801	$380,624	$316,557
Net income (loss) from continuing operations	(14,031)	38,179	56,483
Net income	10,482	42,766	60,301
Net income allocated to common shares	2,490	34,774	55,081
Earnings from continuing operations per common share:
Basic	$(0.25)	$0.54	$1.07
Diluted	$(0.24)	$0.54	$1.07
Earnings per common share:
Basic	$0.03	$0.62	$1.15
Diluted	$0.03	$0.62	$1.15
Cash distributions declared per common share	$1.76	$1.78	$1.76
Balance Sheet Data:
Real estate investments, net of accumulated depreciation	$4,739,726	$2,541,486	$2,363,865
Total assets	5,508,263	2,805,745	2,633,984
Total indebtedness	3,152,230	1,521,384	1,306,669
Total liabilities	3,486,346	1,663,022	1,444,116
Beneficiaries’ equity	1,897,926	1,104,864	1,147,002
Other Data:
Cash flows from:
Operating activities	$241,566	$125,147	$152,890
Investing activities	(915,794)	(252,417)	(682,652)
Financing activities	692,433	119,098	536,556
Property Data:
Number of properties owned at period end	298	250	246
Net rentable square feet (in thousands) at period end	30,300	19,600	19,150

(1)	The selected financial data for the year ended December 31, 2006 includes the results of Prentiss Properties Trust, which we acquired on January 5, 2006.

Operating Partnership

The following table sets forth the Operating Partnership’s selected financial data as of and for the years ended December 31, 2006, 2005 and 2004 and should be read in conjunction with the audited consolidated financial statements and notes thereto incorporated by reference in this prospectus supplement and the accompanying prospectus from which the Operating Partnership’s selected financial data is derived.

(in thousands, except per share	Years ended December 31,
amounts and property data)	2006(1)	2005	2004

Operating Results:
Total revenue	$662,801	$380,624	$316,557
Net income (loss) from continuing operations	(15,059)	39,262	59,118
Net income	10,626	44,013	63,081
Income from continuing operations per common partnership units	2,634	36,021	57,026
Earnings per common partnership unit for continuing operations:
Basic	$(0.25)	$0.54	$1.07
Diluted	$(0.24)	$0.54	$1.07
Earnings per common partnership unit:
Basic	$0.03	$0.62	$1.15
Diluted	$0.03	$0.62	$1.14
Cash distributions declared per common partnership unit	$1.76	$1.76	$1.76
Balance Sheet Data:
Real estate investments, net of accumulated depreciation	$4,739,726	$2,541,486	$2,363,865
Total assets	5,508,263	2,805,745	2,633,984
Total indebtedness	3,152,230	1,521,384	1,306,669
Total liabilities	3,486,346	1,662,967	1,443,934
Redeemable limited partnership units	131,711	54,300	60,586
Partners’ equity	1,855,770	1,088,478	1,129,464
Other Data:
Cash flows from:
Operating activities	$241,566	$125,147	$153,183
Investing activities	(915,794)	(252,417)	(682,652)
Financing activities	692,433	119,098	536,556
Property Data:
Number of properties owned at period end	298	250	246
Net rentable square feet (in thousands) at period end	30,300	19,600	19,150

(1)	The selected financial data for the year ended December 31, 2006 includes the results of Prentiss Properties Trust, which we acquired on January 5, 2006.

Ratios of Earnings to Fixed Charges

Brandywine

The following table sets forth Brandywine’s ratios of earnings to combined fixed charges and preferred share distributions for the periods indicated.

	Years ended December 31,
	2006		2005	2004	2003	2002

Ratio of earnings to combined fixed charges and preferred share distributions	(a	)	1.23	1.64	1.76	1.35

(a)	Brandywine’s ratio of earnings to combined fixed charges and preferred share distributions was less than 1.00 because of its loss from continuing operations for the year ended December 31, 2006. Brandywine must generate additional earnings of approximately $32.9 million in order to achieve a ratio coverage of 1.00. The loss for the year ended December 31, 2006 included significant depreciation of operating real estate and amortization of lease intangibles resulting from recent acquisitions.

For the purpose of calculating the ratios of earnings to combined fixed charges and preferred share distributions, earnings have been calculated by adding minority interest attributable to continuing operations and fixed charges to income from continuing operations of Brandywine, less capitalized interest, income from unconsolidated equity method investments not distributed and preferred distributions of consolidated subsidiaries. Fixed charges consist of interest costs, whether expensed or capitalized, amortization of deferred financing costs, amortization of discounts or premiums related to indebtedness, Brandywine’s share of interest expense from unconsolidated equity method investments and preferred distributions of consolidated subsidiaries. Preferred share distributions includes income allocated to holders of Brandywine’s preferred shares.

Operating Partnership

The following table sets forth the Operating Partnership’s ratios of earnings to fixed charges for the periods indicated.

	Years ended December 31,
	2006		2005	2004	2003	2002

Ratio of earnings to fixed charges	(a	)	1.35	1.92	2.29	1.71

(a)	The Operating Partnership’s ratio of earnings to fixed charges was less than 1.00 because of its loss from continuing operations for the year ended December 31, 2006. The Operating Partnership must generate additional earnings of approximately $24.9 million in order to achieve a ratio coverage of 1.00. The loss for the year ended December 31, 2006 included significant depreciation of operating real estate and amortization of lease intangibles resulting from recent acquisitions.

For the purpose of calculating the ratios of earnings to fixed charges, earnings have been calculated by adding fixed charges to income from continuing operations of the Operating Partnership, less capitalized interest and income from unconsolidated equity method investments not distributed. Fixed charges consist of interest costs, whether expensed or capitalized, amortization of deferred financing costs, amortization of discounts or premiums related to indebtedness and the Operating Partnership’s share of interest expense from unconsolidated equity method investments.

Description of the Notes and the Guarantee

The following description of the particular terms of the notes and the guarantee offered by this prospectus supplement supplements the description of the general terms and provisions of the debt securities and the guarantee set forth in the accompanying prospectus under “Description of Debt Securities.”

The notes and the guarantee will be issued under an indenture dated October 22, 2004, as amended and supplemented, which Brandywine and the Operating Partnership have entered into with The Bank of New York, as trustee, and which we refer to as the “indenture.” The indenture is subject to and is governed by the Trust Indenture Act of 1939, as amended. We have filed the indenture as an exhibit to the registration statement of which the accompanying prospectus forms a part, and the indenture is available for inspection at the corporate trust office of The Bank of New York at 101 Barclay Street, Floor 8W, Attention: Corporate Trust Administration, New York, New York 10286.

The following description summarizes selected provisions of the indenture and the notes. It does not restate the indenture or the terms of the notes in their entirety. We urge you to read the forms of the indenture and the notes because the indenture and the notes, and not this description, define the rights of holders of the notes.

General

The notes will be issued in an aggregate principal amount of $300,000,000. The notes will mature on May 1, 2017. The notes will bear interest at a rate of 5.70% per year. The notes will constitute a separate series under the indenture.

The notes will be unsecured obligations of the Operating Partnership and will rank equally with other unsecured debt of the Operating Partnership that is not subordinated to the notes. The notes are effectively subordinated to the secured indebtedness of the Operating Partnership and Brandywine and are effectively subordinated to the indebtedness and other liabilities of our other subsidiaries. See “Risk Factors—Effective subordination of the notes and the guarantee may reduce amounts available for payment of the notes and the guarantee” in this prospectus supplement.

Brandywine will fully and unconditionally guarantee the due and punctual payment of principal of, the applicable Make-Whole Amount, if any, and interest on, the notes. The guarantee will be an unsecured and unsubordinated obligation of Brandywine. Brandywine, however, has no material assets other than its interest in the Operating Partnership. See “Risk Factors—Brandywine has no material assets other than its investment in the Operating Partnership” and “—Effective subordination of the notes and the guarantee may reduce amounts available for payment of the notes and the guarantee” in this prospectus supplement.

The notes will be issued only in registered form in denominations of $5,000 and integral multiples of $1,000 in excess of that amount. The notes will be issued in the form of one or more global securities. See “—Book-Entry, Delivery and Form,” “—Global Clearance and Settlement Procedures” and “—Definitive Notes and Paying Agents” in this prospectus supplement and “Description of Debt Securities—Book-Entry System and Global Securities” in the accompanying prospectus. The Depository Trust Company, or DTC, will be the depositary with respect to the notes. The notes will be issued as fully registered securities in the name of Cede & Co., DTC’s nominee, and will be deposited with DTC.

The defeasance and covenant defeasance provisions of the indenture apply to the notes. The notes are not subject to repayment at the option of any holder before maturity. In addition, the notes will not be entitled to the benefit of any sinking fund.

We reserve the right to issue additional notes, without limitation, without your consent. If we issue additional notes under the indenture, they will be identical to the notes being offered by this prospectus supplement in all respects (except for the payment of interest accruing prior to the issue date of the additional notes) so that the additional notes may be consolidated, and form a single series with, the notes offered by this prospectus supplement.

As used in this prospectus supplement, “Business Day” means any day, other than a Saturday or Sunday, on which banking institutions in New York City are not required or authorized by law or executive order to close.

Interest

Interest on the notes will accrue from and including April 30, 2007. We will make interest payments on the notes semi-annually in arrears on May 1 and November 1 of each year, commencing on November 1, 2007, to the registered holders of the notes on the immediately preceding April 15 or October 15, as the case may be.

Interest payments in respect of the notes will equal the amount of interest accrued from and including the immediately preceding interest payment date in respect of which interest has been paid or duly made available for payment (or from and including the date of issue, if no interest has been paid or duly made available for payment with respect to the notes) but excluding the applicable interest payment date or maturity date, as the case may be.

Interest on the notes will be computed on the basis of a 360-day year of twelve 30-day months.

If any interest payment date, maturity date or redemption date with respect to the notes falls on a day that is not a Business Day, the required payment of principal, the applicable Make-Whole Amount, if any, and/or interest will be made on the next succeeding Business Day as if made on the date such payment was due, and no interest will accrue on such payment for the period from and after such interest payment date or maturity date, as the case may be, to the date of such payment on the next succeeding Business Day.

Optional redemption

The Operating Partnership may redeem the notes at any time, in whole or from time to time in part at a redemption price equal to the sum of 100% of the aggregate principal amount of the notes being redeemed, accrued but unpaid interest on those notes to the redemption date, and the applicable Make-Whole Amount, if any, as defined below. The Operating Partnership will, however, pay the interest installment due on any interest payment date that occurs on or before a redemption date to the registered holders of the notes as of the close of business on the record date immediately preceding that interest payment date.

If the Operating Partnership has given notice as provided in the indenture and made funds available for the redemption of any notes called for redemption on the redemption date referred to in that notice, those notes will cease to bear interest on that redemption date and the only right of the holders of those notes will be to receive payment of the redemption price.

The Operating Partnership will give notice of any redemption of any notes to holders of the notes to be redeemed at their addresses, as shown in the security register for the notes, not more than 60 nor less than 30 days prior to the date fixed for redemption. The notice of redemption will specify, among other items, the redemption price and the aggregate principal amount of the notes to be redeemed.

If the Operating Partnership chooses to redeem less than all of the notes, it will notify The Bank of New York, as trustee under the indenture, at least 60 days before giving notice of redemption, or such shorter period as is satisfactory to the trustee, of the aggregate principal amount of the notes to be redeemed and the applicable redemption date. The trustee will select, in the manner it deems fair and appropriate, the notes to be redeemed in part.

As used in this prospectus supplement:

“Make-Whole Amount” means, in connection with any optional redemption of the notes, the excess, if any, of (a) the aggregate present value as of the date of such redemption of each dollar of principal being redeemed and the amount of interest, exclusive of interest accrued to the date of redemption, that would have been payable in respect of each such dollar if such redemption had not been made, determined by discounting, on a semiannual basis, such principal and interest at the Reinvestment Rate, determined on the third Business Day preceding the date notice of such redemption is given, from the respective dates on which such principal and interest would have been payable if such redemption had not been made, to the date of redemption; over (b) the aggregate principal amount of the notes being redeemed.

“Reinvestment Rate” means 0.20% plus the arithmetic mean of the yields under the heading “Week Ending” published in the most recent Statistical Release under the caption “Treasury Constant Maturities” for the maturity, rounded to the nearest month, corresponding to the remaining life to maturity, as of the payment date of the principal amount of the notes being redeemed. If no maturity exactly corresponds to such maturity, yields for the two published maturities most closely corresponding to such maturity shall be calculated pursuant to the immediately preceding sentence and the Reinvestment Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding in each of such relevant periods to the nearest month. For the purposes of calculating the Reinvestment Rate, the most recent Statistical Release published prior to the date of determination of the Make-Whole Amount shall be used. If the format or content of the Statistical Release changes in a manner that precludes determination of the Treasury yield in the above manner, then the Treasury yield shall be determined in the manner that most closely approximates the above manner, as reasonably determined by us.

“Statistical Release” means the statistical release designated “H.15(519)” or any successor publication which is published weekly by the Federal Reserve System and which reports yields on actively traded United States government securities adjusted to constant maturities, or, if such statistical release is not published at the time of any required determination under the indenture, then such other reasonably comparable index which shall be designated by us.

Same-day payment

We will make all payments due on the notes in immediately available funds so long as the notes are in book-entry form.

Book-entry, delivery and form

We have obtained the information in this section concerning DTC and the book-entry system and procedures from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information.

The notes will be issued as a fully-registered global note which will be deposited with, or on behalf of, DTC, and registered, at the request of DTC, in the name of Cede & Co. Beneficial interests in the global note will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct or indirect participants in DTC. Beneficial interests in the global note will be held in denominations of $5,000 and whole multiples of $1,000 in excess of that amount. Except as set forth below, the global note may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee.

We will make principal, Make-Whole Amount, if any, and interest payments on all notes represented by a global note to the paying agent which in turn will make payment to DTC or its nominee, as the case may be, as the sole registered owner and the sole holder of the notes represented by that global note for all purposes under the indenture. Accordingly, we, the trustee and any paying agent will have no responsibility or liability for:

•	any aspect of DTC’s records relating to, or payments made on account of, beneficial ownership interests in a note represented by a global note;

•	any other aspect of the relationship between DTC and its participants or the relationship between those participants and the owners of beneficial interests in a global note held through those participants; or

•	the maintenance, supervision or review of any of DTC’s records relating to those beneficial ownership interests.

DTC has advised us that its current practice is to credit participants’ accounts on each payment date with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global note as shown on DTC’s records, upon DTC’s receipt of funds and corresponding detail information. The underwriters will initially designate the accounts to be credited. Payments by participants to owners of beneficial interests in a global note will be governed by standing instructions and customary practices, as is the case with securities held for customer accounts registered in “street name,” and will be the sole responsibility of those participants. Book-entry notes may be more difficult to pledge because of the lack of a physical note.

DTC

So long as DTC or its nominee is the registered owner of a global note, DTC or its nominee, as the case may be, will be considered the sole owner and holder of the notes represented by that global note for all purposes of the notes. Owners of beneficial interests in the notes will not be entitled to have notes registered in their names, will not receive or be entitled to receive physical delivery of the notes in definitive form and will not be considered owners or holders of notes under the indenture. Accordingly, each person owning a beneficial interest in a global note must rely on the procedures of DTC and, if that person is not a DTC participant, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder of notes. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of the securities in certificated form. These laws may impair the ability to transfer beneficial interests in a global note. Beneficial owners may experience delays in receiving distributions on their notes since distributions will initially be made to DTC and must then be transferred through the chain of intermediaries to the beneficial owner’s account.

We understand that, under existing industry practices, if we request holders to take any action, or if an owner of a beneficial interest in a global note desires to take any action which a holder is entitled to take under the indenture, then DTC would authorize the participants holding the relevant beneficial interests to take that action and those participants would authorize the beneficial owners owning through such participants to take that action or would otherwise act upon the instructions of beneficial owners owning through them.

Beneficial interests in a global note will be shown on, and transfers of those ownership interests will be effected only through, records maintained by DTC and its participants for that global note. The conveyance of notices and other communications by DTC to its participants and by its participants to owners of beneficial interests in the notes will be governed by arrangements among them, subject to any statutory or regulatory requirements in effect.

DTC has advised us that it is a limited-purpose trust company organized under the New York banking law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the Securities Exchange Act of 1934.

DTC holds the securities of its participants and facilitates the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of its participants. The electronic book-entry system eliminates the need for physical certificates. DTC’s participants include securities brokers and dealers, including the underwriters, banks, trust companies, clearing corporations and certain other organizations, some of which, and/or their representatives, own DTC. Banks, brokers, dealers, trust companies and others that clear through or maintain a custodial relationship with a participant, either directly or indirectly, also have access to DTC’s book-entry system. The rules applicable to DTC and its participants are on file with the SEC.

DTC has advised us that the above information with respect to DTC has been provided to its participants and other members of the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

Global clearance and settlement procedures

Initial settlement for the notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System.

Definitive notes and paying agents

In the event DTC discontinues providing its services as securities depository or ceases to be a clearing agency registered under the Securities Exchange Act of 1934, we decide to discontinue use of the system of book-entry transfers through DTC, or an event of default with respect to the applicable series of notes occurs, then the beneficial owners will be notified through the chain of intermediaries that definitive notes of such series are available. Beneficial owners of global notes of the applicable series will then be entitled (1) to receive physical delivery in certificated form of definitive notes of such series equal in principal amount to their beneficial interest and (2) to have the definitive notes of such series registered in their names. The definitive notes will be issued in denominations of $5,000 and whole multiples of $1,000 in excess of that amount. Definitive notes will be registered in the name or names of the person or persons DTC specifies in a written instruction to the registrar of the applicable series of notes. DTC may base its written instruction upon directions it receives from its participants. Thereafter, the holders of the definitive notes will be recognized as the “holders” of the notes of the applicable series under the indenture.

The indenture provides for the replacement of a mutilated, lost, stolen or destroyed definitive note, so long as the applicant furnishes to the Operating Partnership and Brandywine and the trustee such security or indemnity and such evidence of ownership as they may require.

In the event definitive notes are issued, the holders of definitive notes will be able to receive payments of principal, Make-Whole Amount, if any, and interest on their notes at the office of the Operating Partnership’s paying agent maintained in the Borough of Manhattan, The City of New York. Payment of principal of, or Make-Whole Amount, if any, on a definitive note may be made only against surrender of the note to the Operating Partnership’s paying agent. The Operating Partnership has the option, however, of making payments of interest by mailing checks to the address of the holder appearing in the security register maintained by the registrar of the applicable series of notes.

The Operating Partnership’s paying agent in the Borough of Manhattan is currently the corporate trust office of The Bank of New York, located at 101 Barclay Street, 8W, New York, New York 10286.

In the event definitive notes are issued, the holders of definitive notes will be able to transfer their notes, in whole or in part, by surrendering the notes for registration of transfer at the office of The Bank of New York, duly endorsed by or accompanied by a written instrument of transfer in form satisfactory to the Operating Partnership and the securities registrar. A form of such instrument of transfer will be obtainable at the offices of The Bank of New York. Upon surrender, the Operating Partnership will execute, and the trustee will authenticate and deliver new notes of the applicable series to the designated transferee in the amount being transferred, and a new note of the applicable series for any amount not being transferred will be issued to the transferor. The Operating Partnership will not charge any fee for the registration of transfer or exchange, except that the Operating Partnership may require the payment of a sum sufficient to cover any applicable tax or other governmental charge payable in connection with the transfer.

Governing law

The notes, the guarantee and the indenture will be governed by, and construed in accordance with, the laws of the State of New York.

U.S. Federal Income Tax Consequences

The following discussion summarizes the material United States federal income tax consequences of the purchase, ownership and disposition of the notes. The following discussion does not purport to be a complete analysis of all potential tax effects. The discussion is based upon the Internal Revenue Code of 1986, or the Code, United States Treasury Regulations, Internal Revenue Service, or IRS, rulings and pronouncements and judicial decisions now in effect, all of which are subject to change at any time. Any such change may be applied retroactively in a manner that could adversely affect a holder of the notes. The discussion does not address all of the United States federal income tax consequences that may be relevant to a holder in light of such holder’s particular circumstances or to holders subject to special rules, such as certain financial institutions, insurance companies, dealers in securities or currencies, regulated investment companies, real estate investment trusts, traders in securities electing the mark-to-market method of accounting, persons liable for alternative minimum tax, controlled foreign corporation, passive foreign investment companies, S corporations or partnerships, expatriates, tax-exempt organizations, persons holding the notes as part of a straddle, hedge or conversion transaction, and United States Holders (as defined below) with a functional currency other than the U.S. dollar.

In addition, this discussion is limited to persons who purchase the notes for cash at the issue price shown on the front cover of this prospectus supplement. Moreover, the effect of any applicable state, local or foreign tax laws or of United States federal tax law other than income taxation is not discussed. The discussion deals only with notes held as “capital assets” within the meaning of Section 1221 of the Code.

As used in this discussion, “United States Holder” means a beneficial owner of the notes that is:

•	an individual citizen or resident of the United States;

•	a corporation, or other entity treated as a corporation for United States federal income tax purposes, created or organized in or under the laws of the United States or a political subdivision thereof;

•	an estate, the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust if (1) a United States court is able to exercise primary supervision over the administration of the trust and one or more United States persons have authority to control all substantial decisions of the trust, or (2) the trust was in existence on August 20, 1996 and has elected to continue to be treated as a United States person.

As used in this discussion, a “non-United States Holder” means a beneficial owner of the notes that is a non-resident alien individual or a corporation or other entity treated as a corporation, trust or estate for United States federal income tax purposes that is not a United States Holder.

If a partnership, including for this purpose any entity treated as a partnership for United States tax purposes, is a beneficial owner of the notes, the treatment of a partner in the partnership will generally depend upon the status of the partner and upon the activities of the partnership. A holder of notes that is a partnership, and partners in such partnership, are urged to consult their tax advisors about the United States federal income tax consequences of purchasing, owning and disposing of the notes.

Persons considering the purchase of a note are urged to consult their tax advisors with regard to the application of the tax consequences discussed below to their particular situations, as well as the application of any state, local, foreign or other tax laws, including gift and estate tax laws.

United States holders

Interest

The stated interest on the notes generally will be taxable to a United States Holder as ordinary income at the time that it is paid or accrued, in accordance with the United States Holder’s method of accounting for United States federal income tax purposes.

Sale or retirement of a note

A United States Holder of a note will recognize gain or loss upon the sale, retirement, redemption or other taxable disposition of such note in an amount equal to the difference between:

•	the amount of cash and the fair market value of other property received in exchange for such note, other than amounts attributable to accrued but unpaid stated interest, which will be subject to tax as ordinary income to the extent not previously included in income; and

•	the United States Holder’s adjusted tax basis in such note, which will, in general, be the price paid for the note by the United States Holder.

Any gain or loss recognized will generally be capital gain or loss, and such capital gain or loss will generally be long-term capital gain or loss if the note has been held by the United States Holder for more than one year. Long-term capital gain for non-corporate taxpayers is subject to reduced rates of United States federal income taxation. The deductibility of capital losses is subject to certain limitations.

Non-United States holders

Interest

Interest paid to a non-United States Holder of the notes will not be subject to United States federal withholding tax under the “portfolio interest exception,” provided that:

•	interest paid on the notes is not effectively connected with a non-United States Holder’s conduct of a trade or business in the United States;

•	the non-United States Holder does not actually or constructively own 10% or more of the capital or profits interest in the Operating Partnership;

•	the non-United States Holder is not

•	a controlled foreign corporation that is related to us through stock ownership, or

•	a bank that receives such interest on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business; and

•	the beneficial owner of the note provides a certification, which is generally made on an IRS Form W-8BEN or a suitable substitute form and signed under penalties of perjury, that it is not a United States person.

An interest payment to a non-United States Holder that does not qualify for the portfolio interest exception and that is not effectively connected to a United States trade or business will be subject to United States federal withholding tax at a rate of 30%, unless a United States income tax treaty applies to reduce or eliminate withholding.

A non-United States Holder will generally be subject to tax in the same manner as a United States Holder with respect to payments of interest if such payments are effectively connected with the conduct of a trade or business by the non-United States Holder in the United States and, if an applicable tax treaty provides, such interest is attributable to a United States permanent establishment maintained by the non-United States Holder. In some circumstances, such effectively connected income received by a non-United States Holder which is a corporation may be subject to an additional “branch profits tax” at a 30% base rate or, if applicable, a lower treaty rate.

To claim the benefit of a lower treaty rate or to claim exemption from withholding because the income is effectively connected with a United States trade or business, the non-United States Holder must provide a properly executed IRS Form W-8BEN or IRS Form W-8ECI, or a suitable substitute form, as applicable, prior to the payment of interest. Such certificate must contain, among other information, the name and address of the non-United States Holder.

Non-United States Holders are urged to consult their own tax advisors regarding applicable income tax treaties, which may provide different rules.

Sale or retirement of a note

A non-United States Holder generally will not be subject to United States federal income tax or withholding tax on gain realized on the sale, exchange or redemption of a note unless:

•	the non-United States Holder is an individual who is present in the United States for 183 days or more in the taxable year of the sale, exchange or redemption, and certain other conditions are met; or

•	the gain is effectively connected with the conduct of a trade or business of the non-United States Holder in the United States and, if an applicable tax treaty so provides, such gain is attributable to a United States permanent establishment maintained by such holder.

Except to the extent that an applicable tax treaty provides otherwise, a non-United States Holder will generally be subject to tax in the same manner as a United States Holder with respect to gain realized on the sale, exchange or redemption of a note if such gain is effectively connected with the conduct of a trade or business by the non-United States Holder in the United States and, if an applicable tax treaty provides, such gain is attributable to a United States permanent establishment maintained by the non-United States Holder. In certain circumstances, a non-United States Holder that is a corporation will be subject to an additional “branch profits tax” at a 30% rate or, if applicable, a lower treaty rate on such income.

Information reporting and backup withholding

Certain non-corporate United States Holders may be subject to information reporting requirements on payments of principal and interest on a note and payments of the proceeds of the sale or redemption of a note, and backup withholding, currently imposed at a rate of 28%, may apply to such payment if the United States Holder:

•	fails to furnish an accurate taxpayer identification number, or TIN, to the payor in the manner required;

•	is notified by the IRS that it has failed to properly report payments of interest or dividends; or

•	under certain circumstances, fails to certify, under penalties of perjury, that it has furnished a correct TIN and that it has not been notified by the IRS that it is subject to backup withholding.

A non-United States Holder is generally not subject to backup withholding with respect to interest payments on the notes if it certifies as to its status as a non-United States Holder under penalties of perjury or if it otherwise establishes an exemption, provided that neither we nor our paying agent has actual knowledge or reason to know that the non-United States Holder is a United States person or that the conditions of any other exemptions are not, in fact, satisfied. Information reporting requirements, however, will apply to payments of interest to non-United States Holders where such interest is subject to withholding or exempt from United States withholding tax pursuant to a tax treaty. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the non-United States Holder resides.

The payment of the proceeds from the disposition of notes to or through the United States office of any broker, United States or foreign, will be subject to information reporting and possible backup withholding unless the owner certifies as to its non-United States status under penalties of perjury or otherwise establishes an exemption, provided that the broker does not have actual knowledge or reason to know that the non-United States Holder is a United States person or that the conditions of any other exemption are not, in fact, satisfied.

The payment of the proceeds from the disposition of a note to or through a non-United States office of a non-United States broker that is not a “United States related person” generally will not be subject to information reporting or backup withholding. For this purpose, a “United States related person” is:

•	a controlled foreign corporation for United States federal income tax purposes;

•	a foreign person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment, or for such part of the period that the broker has been in existence, is derived from activities that are effectively connected with the conduct of a United States trade or business; or

•	a foreign partnership that at any time during the partnership’s taxable year is either engaged in the conduct of a trade or business in the United States or of which 50% or more of its income or capital interests are held by United States persons.

In the case of the payment of proceeds from the disposition of notes to or through a non-United States office of a broker that is either a United States person or a United States related person, the payment may be subject to information reporting unless the broker has documentary evidence in its files that the owner is a non-United States Holder and the broker has no knowledge or reason to know to the contrary. Backup withholding will not apply to payments made through foreign offices of a broker that is a United States person or a United States related person, absent actual knowledge that the payee is a United States person.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a Holder will be allowed as a refund or a credit against such Holder’s United States federal income tax liability, provided that the requisite procedures are followed.

Holders of the notes are urged to consult their tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining such an exemption, if applicable.

Underwriting

Under the terms and subject to the conditions in the underwriting agreement dated the date of this prospectus supplement, we have agreed to sell to each of the underwriters named below, and each of the underwriters has severally agreed to purchase, severally and not jointly, the principal amount of notes set forth opposite its name below:

Principal Amount
Underwriter	of Notes

Banc of America Securities LLC	$88,000,000
J.P. Morgan Securities Inc.	$88,000,000
Wachovia Capital Markets, LLC	$88,000,000
BMO Capital Markets Corp.	$4,500,000
BNY Capital Markets, Inc.	$4,500,000
Citigroup Global Markets Inc.	$4,500,000
Deutsche Bank Securities Inc.	$4,500,000
Greenwich Capital Markets, Inc.	$4,500,000
Morgan Keegan & Company, Inc.	$4,500,000
Piper Jaffray &Co.	$4,500,000
RBC Capital Markets Corporation	$4,500,000

Total	$300,000,000

Under the underwriting agreement, if the underwriters take any of the notes, then the underwriters are obligated to take and pay for all of the notes.

The notes represent a new issue of securities with no established trading market. The underwriters have advised us that they intend to make a market in the notes, but they are not obligated to do so. The underwriters may discontinue any market making in the notes at any time at their sole discretion. Accordingly, we cannot assure you that a liquid trading market for the notes will develop and be sustained, that you will be able to sell your notes at a particular time or that the prices you receive when you sell will be favorable.

The underwriters initially propose to offer part of the notes directly to the public at the offering price described on the cover page of this prospectus supplement and part to certain dealers at a price that represents a concession not in excess of 0.40% of the principal amount of the notes. Any underwriter may allow, and any such dealer may reallow, a concession not in excess of 0.25% of the principal amount of the notes to certain other dealers. After the initial offering of the notes, the underwriters may from time to time vary the offering price and other selling terms.

We have also agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments which the underwriters may be required to make in respect of any such liabilities.

In connection with the offering of the notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, the underwriters may overallot in connection with this offering, creating a syndicate short position. In addition, the underwriters may bid for, and purchase, notes in the open market to cover syndicate short positions or to stabilize the price of the notes. Finally, the underwriting syndicate may reclaim selling concessions allowed for distributing the notes in this offering if the syndicate repurchases previously distribute notes in a syndicate covering transaction, a stabilization transaction or otherwise. Any of these activities may stabilize or maintain the market price of any of the notes above independent market levels. The underwriters are not required to engage in any of these activities, and may end any of them at any time.

Expenses associated with this offering, to be paid by us, are estimated to be $500,000.

In the ordinary course of their respective businesses, certain of the underwriters and their affiliates have engaged, and may in the future engage, in commercial banking and/or investment banking transactions with us and our affiliates. J.P. Morgan Securities Inc. was a lead arranger of our revolving credit facility and its commercial bank affiliate is the administrative agent of our revolving credit facility. Affiliates of Banc of America Securities LLC, J.P. Morgan Securities Inc., Wachovia Capital Markets, LLC, BNY Capital Markets, Inc., Citigroup Global Markets Inc., Greenwich Capital Markets, Inc., Morgan Keegan & Company, Inc. and Piper Jaffray & Co., each of which is an underwriter in this offering, are lenders, in the aggregate, of approximately 59.6% of the outstanding borrowings under our revolving credit facility. Because more than 10% of the net proceeds of this offering may be paid to affiliates of the underwriters, this offering is being conducted pursuant to NASD Conduct Rule 2710(h). In addition, The Bank of New York, an affiliate of BNY Capital Markets, Inc., is the trustee under the indenture governing the notes.

Where You Can Find More Information

Brandywine and the Operating Partnership file annual, quarterly and current reports, proxy statements and other information with the SEC. You can inspect and copy these reports, proxy statements and other information at the public reference facilities of the SEC at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.

The SEC also maintains an Internet web site that contains reports, proxy statements and other information regarding issuers, including Brandywine and the Operating Partnership, that file electronically with the SEC. The address of that site is http://www.sec.gov. Further, you may inspect reports, proxy statements and other information concerning Brandywine at the offices of the New York Stock Exchange, which are located at 20 Broad Street, New York, New York 10005.

Incorporation by Reference

The SEC allows us to “incorporate by reference” information into this prospectus supplement and the accompanying prospectus. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus supplement and the accompanying prospectus from the date we file that document.

We incorporate by reference into this prospectus supplement and the accompanying prospectus the following documents or information filed with the SEC (other than, in each case, documents or information deemed furnished and not filed in accordance with SEC rules, and no such information shall be deemed specifically incorporated by reference hereby):

•	Brandywine and the Operating Partnership’s annual report on Form 10-K for the fiscal year ended December 31, 2006 filed with the SEC on March 1, 2007;

•	Brandywine’s current reports on Form 8-K filed with the SEC on January 10, 2007 and February 14, 2007;

•	Operating Partnership’s current reports on Form 8-K filed with the SEC on January 10, 2007 and February 14, 2007;

•	Registration Statements on Form 8-A of Brandywine filed on October 14, 1997, December 29, 2003 and February 5, 2004; and

•	All documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 on or after the date of this prospectus supplement and the accompanying prospectus and before the termination of this offering.

You can obtain copies of any of the documents incorporated by reference in this prospectus supplement and the accompanying prospectus from us or through the SEC or the SEC’s web site described above. Documents incorporated by reference are available from us, without charge, excluding all exhibits unless specifically incorporated by reference as an exhibit to this prospectus supplement and the accompanying prospectus.

You may obtain documents incorporated by reference in this prospectus supplement and the accompanying prospectus by writing us at the following address or calling us at the telephone number listed below:

BRANDYWINE REALTY TRUST
555 East Lancaster Avenue
Radnor, Pennsylvania 19087
Telephone: (610) 832-4907

We also maintain a web site at http://www.brandywinerealty.com through which you can obtain copies of documents that we have filed with the SEC. The contents of that website are not incorporated by reference in or otherwise a part of this prospectus supplement or the accompanying prospectus.

Legal Matters

The validity of the notes and the guarantee will be passed upon for Brandywine Operating Partnership, L.P. and Brandywine Realty Trust by Pepper Hamilton LLP. Certain legal matters related to the offering will be passed upon for the underwriters by Simpson Thacher & Bartlett LLP.

Experts

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which are included in Management’s Report on Internal Control over Financial Reporting) of Brandywine and the Operating Partnership incorporated in this prospectus supplement by reference to Brandywine and the Operating Partnership’s jointly filed Annual Report on Form 10-K for the year ended December 31, 2006 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

BRANDYWINE REALTY TRUST

Preferred Shares
Common Shares
Depositary Shares
and
Warrants

BRANDYWINE OPERATING PARTNERSHIP, L.P.

Debt Securities

Brandywine Realty Trust may offer from time to time its common shares, preferred shares, depository shares or warrants under this prospectus. The common shares of Brandywine Realty Trust are listed on the New York Stock Exchange under the symbol “BDN.”

Brandywine Operating Partnership, L.P. may offer from time to time its debt securities in one or more series under this prospectus. Brandywine Realty Trust will unconditionally guarantee the payment obligations of the debt securities.

Common Shares also may be offered and resold by securityholders under this prospectus at any time at market prices prevailing at the time of sale or at privately negotiated prices. We, or any selling securityholder selling Common Shares, may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis.

This prospectus describes some of the general terms that may apply to these securities. The specific terms of any securities to be offered will be described in a supplement to this prospectus.

You should carefully read and consider this prospectus, the applicable prospectus supplement and the risk factors included in the applicable prospectus supplement and/or in our periodic reports and other information that we file with the Securities and Exchange Commission before investing in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this Prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 8, 2006.

You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. We have not authorized any dealer, salesman or other person to provide you with additional or different information. This prospectus and any prospectus supplement are not an offer to sell or the solicitation of an offer to buy any securities other than the securities to which they relate and are not an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation in that jurisdiction. You should not assume that the information in this prospectus or any prospectus supplement or in any document incorporated by reference in this prospectus or any prospectus supplement is accurate as of any date other than the date of the document containing the information.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process for the delayed offering and sale of securities pursuant to Rule 415 under the Securities Act of 1933, as amended, or the Securities Act. Under the shelf registration statement, Brandywine Realty Trust may sell any combination of common shares, preferred shares, depositary shares and warrants in one or more offerings, and Brandywine Operating Partnership, L.P. may sell debt securities of various terms in one or more offerings. Under the shelf registration statement, persons who have acquired Common Shares from us may sell these Common Shares in one or more offerings. We will not receive any proceeds from the resale by any such selling securityholders of Common Shares.

As used in this prospectus and the registration statement on Form S-3 of which this prospectus is a part, unless the context otherwise requires, references to “Brandywine” refer to Brandywine Realty Trust, a Maryland real estate investment trust, or “REIT”; references to the “Operating Partnership” refer to Brandywine Operating Partnership, L.P., a Delaware limited partnership; and references to “we,” “us,” “our” or similar expressions refer collectively to Brandywine Realty Trust and its consolidated subsidiaries (including the Operating Partnership) unless the context otherwise indicates.

This prospectus provides you with a general description of the securities that we or the selling securityholders may offer. Each time we or the selling securityholders sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus.

This prospectus and any accompanying prospectus supplement do not contain all of the information included in the shelf registration statement. We have omitted parts of the shelf registration statement in accordance with the rules and regulations of the SEC. For further information, we refer you to the shelf registration statement on Form S-3 of which this prospectus is a part, including its exhibits. Statements contained in this prospectus and any accompanying prospectus supplement about the provisions or contents of any agreement or other document are not necessarily complete. If the SEC rules and regulations require that an agreement or document be filed as an exhibit to the shelf registration statement, please see that agreement or document for a complete description of these matters.

You should rely only on the information contained or incorporated by reference in this prospectus and, if applicable, any prospectus supplement. We have not authorized anyone to provide you with any other information. If you receive any other information, you should not rely on it. No offer to sell these securities is being made in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus and, if applicable, any prospectus supplement or any document incorporated by reference in this prospectus or any prospectus supplement, is accurate as of any date other than the date on the front cover of this prospectus or on the front cover of the applicable prospectus supplement or documents or as specifically indicated in the document. Our business, financial condition, results of operations and prospects may have changed since that date.

You should read both this prospectus and the applicable prospectus supplement together with the additional information described under the caption “Where You Can Find More Information” below.

WHERE YOU CAN FIND MORE INFORMATION

Brandywine and the Operating Partnership file annual, quarterly and current reports, proxy statements and other information with the SEC. The filings of Brandywine and the Operating Partnership with the SEC are available to the public on the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document that Brandywine or the Operating Partnership files with the SEC at its Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room and their copy charges.

You can inspect reports, proxy statements and other information that Brandywine files at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus from the date we file that document.

Any reports filed by us with the SEC after the date of this prospectus and before the date that the offering of the securities by means of this prospectus is terminated will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus.

We incorporate by reference into this prospectus the following documents or information filed with the SEC (other than, in each case, documents or information deemed furnished and not filed in accordance with SEC rules, and no such information shall be deemed specifically incorporated by reference hereby):

•	Brandywine’s annual report on Form 10-K for the fiscal year ended December 31, 2005 (as amended by amendment no. 1 thereto on Form 10-K/A filed on March 22, 2006);

•	Operating Partnership’s annual report on Form 10-K for the fiscal year ended December 31, 2005;

•	Brandywine’s quarterly reports on Form 10-Q for the quarterly periods ended March 31, 2006 and June 30, 2006;

•	Operating Partnership’s quarterly reports on Form 10-Q for the quarterly periods ended March 31, 2006 and June 30, 2006;

•	Brandywine’s current reports on Form 8-K filed with the SEC on January 10, 2006 (as amended on January 19, 2006 and as further amended on September 27, 2006, in each case on Form 8-K/A), February 15, 2006, March 17, 2006, March 28, 2006, June 5, 2006, June 19, 2006, August 18, 2006, September 1, 2006, September 21, 2006 (as amended on September 21, 2006), September 27, 2006 (two reports), September 29, 2006, October 4, 2006 and October 17, 2006.

•	Operating Partnership’s current reports on Form 8-K filed with the SEC on January 10, 2006 (as amended on January 19, 2006 and as further amended on September 27, 2006, in each case on Form 8-K/A), February 15, 2006, March 17, 2006, March 28, 2006, June 5, 2006, June 19, 2006, August 18, 2006, September 1, 2006, September 21, 2006 (as amended on September 21, 2006), September 27 2006 (two reports), September 29, 2006, October 4, 2006 and October 17, 2006.

•	Registration Statement on Form 8-A of Brandywine filed on October 14, 1997;

•	Registration Statement on Form 8-A of Brandywine filed on December 29, 2003;

•	Registration Statement on Form 8-A of Brandywine filed on February 5, 2004; and

•	All documents filed by Brandywine and the Operating Partnership under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 on or after the date of this prospectus and before the termination of this offering.

To receive a free copy of any of the documents incorporated by reference in this prospectus (other than exhibits, unless they are specifically incorporated by reference in the documents), write us at the following address or call us at the telephone number listed below:

BRANDYWINE REALTY TRUST
555 East Lancaster Avenue, Suite 100
Radnor, PA 19087
Telephone: (610) 832-4907

Brandywine also maintains a web site at http://www.brandywinerealty.com through which you can obtain copies of documents that Brandywine and the Operating Partnership have filed with the SEC. The contents of that site are not incorporated by reference in or otherwise a part of this prospectus.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus, including the information incorporated by reference into this prospectus, and any prospectus supplement, may contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements of each of Brandywine and the Operating Partnership to be materially different from future results, performance or achievements expressed or implied by these forward-looking statements. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” “project,” or the negative of these words, or other similar words or terms. Factors which could materially and adversely affect us include, but are not limited to the following:

•	changes in economic conditions generally and the real estate market specifically;

•	legislative/regulatory changes, including changes to laws governing the taxation of REITs;

•	availability of debt and equity capital;

•	interest rate fluctuations;

•	competition;

•	supply and demand for properties in our current and proposed market areas;

•	accounting principles;

•	policies and guidelines applicable to REITs; and

•	environmental risks, tenant bankruptcies and the other matters described under the heading “Risk Factors” in Brandywine’s annual report on Form 10-K for the year ended December 31, 2005 and the Operating Partnership’s annual report on Form 10-K for the year ended December 31, 2005, as revised or supplemented by the most recent quarterly report on Form 10-Q of Brandywine and the Operating Partnership filed with the SEC, as well as in our other reports filed from time to time with the SEC that are incorporated by reference into this prospectus. See “Where You Can Find More Information” and “Incorporation by Reference” in this prospectus for information about how to obtain copies of those documents.

All of these factors should be considered in evaluating any forward-looking statements included or incorporated by reference in this prospectus or any accompanying prospectus supplement.

In light of these uncertainties and risks, prospective investors are cautioned not to place undue reliance on these forward-looking statements. Except with respect to such material changes to our risk factors as may be reflected from time to time in our quarterly filings or as otherwise required by law, we are under no obligation to, and expressly disclaim any obligation to, update or revise any forward-looking statements included or incorporated by reference in this prospectus or any accompanying prospectus supplement, whether as a result of new information, future events or otherwise. Because of the factors referred to above, the future events discussed in or incorporated by reference in this prospectus or any accompanying prospectus supplement may not occur and actual results, performance or achievement could differ materially from that anticipated or implied in the forward-looking statements.

BRANDYWINE AND THE OPERATING PARTNERSHIP

Brandywine is a self-administered and self managed REIT active in acquiring, developing, redeveloping, leasing and managing office and industrial properties. As of June 30, 2006, we owned 278 office properties, 23 industrial and one mixed-use property that contain an aggregate of approximately 30.3 million net rentable square feet. In addition, as of June 30, 2006, we held interests in 11 unconsolidated real estate ventures that we formed with third parties to develop or own commercial properties. Our properties are located in the office and industrial markets in and surrounding Philadelphia, Pennsylvania; Wilmington, Delaware; Southern and Central New Jersey; Richmond,

Virginia; Metropolitan Washington, D.C.; Dallas/Fort Worth and Austin, Texas; and Oakland, Silicon Valley, San Diego and Los Angeles, California.

Brandywine was organized and commenced operations in 1986 as a Maryland REIT. The Operating Partnership was formed and commenced operations in 1996 as a Delaware limited partnership. Brandywine owns its assets and conducts its operations through the Operating Partnership. Brandywine controls the Operating Partnership as its sole general partner and, as of June 30, 2006, Brandywine owned an approximately 95.7% interest in the Operating Partnership.

Our executive offices are located at 555 East Lancaster Avenue, Suite 100, Radnor, Pennsylvania 19087 and our telephone number is (610) 325-5600.

USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement, Brandywine will contribute or otherwise transfer the net proceeds of any sale of securities (and not any selling securityholders) to the Operating Partnership in exchange for additional partnership interests in the Operating Partnership, the economic terms of which will be substantially identical to those of the securities sold.

Unless otherwise indicated in the applicable prospectus supplement, the Operating Partnership will use those net proceeds and any net proceeds from any sale of its debt securities for general business purposes, including, without limitation, repayment of outstanding debt and the acquisition or development of office and industrial properties.

We will not receive the net proceeds of any sales of Common Shares offered under this prospectus by selling securityholders.

RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED SHARE DISTRIBUTIONS

The following table sets forth the Operating Partnership’s ratios of earnings to fixed charges for the periods indicated.

	For the
	Six Months
	Ended
	June 30,	For the Years Ended December 31,
	2006	2005	2004	2003	2002	2001

Ratio of earnings to fixed charges	0.74	1.38	1.93	2.34	1.77	1.29

For the purpose of calculating the ratios of earnings to fixed charges, earnings have been calculated by adding fixed charges to income from continuing operations of the Operating Partnership, less capitalized interest and income from unconsolidated equity method investments not distributed. Fixed charges consist of interest costs, whether expensed or capitalized, amortization of deferred financing costs, amortization of discounts or premiums related to indebtedness and the Operating Partnership’s share of interest expense from unconsolidated equity method investments.

The following table sets forth Brandywine’s ratios of earnings to combined fixed charges and preferred share distributions for the periods indicated.

	For the
	Six Months
	Ended
	June 30,	For the Years Ended December 31,
	2006	2005	2004	2003	2002	2001

Ratio of earnings to combined fixed charges and preferred distributions	0.71	1.26	1.65	1.79	1.39	1.03

For the purpose of calculating the ratios of earnings to combined fixed charges and preferred share distributions, earnings have been calculated by adding minority interest attributable to continuing operations and fixed charges to income from continuing operations of Brandywine, less capitalized interest, income from unconsolidated equity method investments not distributed and preferred distributions of consolidated subsidiaries. Fixed charges consist of interest costs, whether expensed or capitalized, amortization of deferred financing costs, amortization of discounts or premiums related to indebtedness, Brandywine’s share of interest expense from unconsolidated equity method investments and preferred distributions of consolidated subsidiaries. Preferred distributions includes income allocated to holders of Brandywine’s preferred shares.

DESCRIPTION OF THE DEBT SECURITIES

The following is a summary of the general terms and provisions of the indenture under which the debt securities will be issued by the Operating Partnership. The particular terms and provisions of the debt securities with respect to a specific offering of debt securities will be set forth in the applicable prospectus supplement. This summary of general terms and provisions of the indenture and the debt securities does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all provisions of the indenture and those debt securities.

The debt securities will be issued by the Operating Partnership under the indenture dated as of October 22, 2004, as amended or supplemented from time to time, among the Operating Partnership, Brandywine, and The Bank of New York as trustee. The indenture is filed as an exhibit to the registration statement of which this prospectus is a part and will be available for inspection at the corporate trust office of the trustee or as described under “Where You Can Find More Information.” The indenture is qualified under, subject to, and governed by, the Trust Indenture Act of 1939, as amended.

All section references appearing herein are to sections of the indenture, and capitalized terms used but not defined herein will have the respective meanings set forth in the indenture.

General

The debt securities will be direct, unsecured obligations of the Operating Partnership. Except for any series of debt securities which is expressly subordinated to other indebtedness of the Operating Partnership, the debt securities will rank equally with all other unsecured and unsubordinated indebtedness of the Operating Partnership. Under the indenture, the debt securities may be issued without limit as to aggregate principal amount, in one or more series, as established from time to time pursuant to authority granted by a resolution of the Board of Trustees of Brandywine as sole general partner of the Operating Partnership or as established in one or more supplemental indentures to the indenture. All of the debt securities of any one series need not be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of the holders of the debt securities of that series, for issuances of additional debt securities of that series (Section 301). All debt securities of a particular series shall be substantially identical except as to denomination, date of issuance, issue price and the date from which interest, if any, shall accrue.

Brandywine will, under the indenture, fully and unconditionally guarantee the due and punctual payment of principal of and premium, if any, and interest on all debt securities issued by the Operating Partnership, and the due and punctual payment of any sinking fund payments on those debt securities, when and as the same shall become due and payable, whether at a maturity date, by declaration of acceleration, call for redemption or otherwise.

The indenture requires any subsidiary of the Operating Partnership that is a significant subsidiary (as defined in Regulation S-X promulgated under the Securities Act) to provide a full and unconditional guaranty as to payment of principal and premium, if any, and interest on the debt securities issued by the Operating Partnership not later than 180 days following the date on which that subsidiary becomes a guarantor under our principal credit agreement. We refer to any such “significant” subsidiary that becomes a guarantor under our principal credit agreement as a “Subsidiary Guarantor” and, together with Brandywine, as the “Guarantors.” As of the date of this prospectus, we have no significant subsidiaries that are guarantors under our principal credit agreement.

If for any reason the obligations of a significant subsidiary that has become a Subsidiary Guarantor terminate under our principal credit agreement, such Subsidiary Guarantor will be deemed released from all of its obligations under the indenture and its guarantee will terminate (Sections 1401 and 1404).

The indenture provides that there may be more than one trustee for any one or more series of debt securities. Any trustee under the indenture may resign or be removed with respect to one or more series of debt securities, and a successor trustee may be appointed to act with respect to that series (Section 610). Except as otherwise indicated in this prospectus or the applicable prospectus supplement, any action to be taken by the trustee may be taken by each such trustee with respect to, and only with respect to, the one or more series of debt securities for which it is trustee under the indenture.

Terms

The applicable prospectus supplement relating to the series of debt securities being offered will describe the specific terms and provisions of those debt securities, including the following:

(1) the title of the debt securities;

(2) the aggregate principal amount of the debt securities and any limit on that aggregate principal amount;

(3) the percentage of the principal amount at which the debt securities will be issued and, if other than the principal amount thereof, the portion of the principal amount payable upon declaration of acceleration of the maturity thereof;

(4) the date or dates, or the manner of determining the date or dates, on which the principal of the debt securities will be payable;

(5) the rate or rates (which may be fixed or variable), or the method by which the rate or rates will be determined, at which the debt securities will bear interest, if any;

(6) the date or dates, or the method for determining the date or dates, from which any interest will accrue, the interest payment dates on which that interest will be payable, the regular record dates for interest payment dates, or the method by which those dates will be determined, the person to whom interest will be payable, and the basis upon which interest will be calculated if other than that of a 360-day year of twelve 30-day months;

(7) the place or places where the principal of and premium, if any, and interest, if any, on the debt securities will be payable and where notices or demands to or upon the Operating Partnership in respect of the debt securities and the indenture may be served;

(8) the period or periods within which, or the date or dates on which, the price or prices at which and the terms and conditions upon which the debt securities may be redeemed, as a whole or in part, at the option of the Operating Partnership, if the Operating Partnership is to have such an option;

(9) the obligation, if any, of the Operating Partnership to redeem, repay or repurchase the debt securities pursuant to any sinking fund or analogous provisions or at the option of the holders, and the period or periods within which, or the date or dates on which, the price or prices at which and the terms and conditions upon which the debt securities are required to be redeemed, repaid or purchased, in whole or in part, pursuant to that obligation;

(10) if other than U.S. dollars, the currency or currencies in which the debt securities are denominated and/or payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the terms and conditions relating thereto;

(11) whether the amount of payments of principal of and premium, if any, or interest, if any, on the debt securities may be determined with reference to an index, formula or other method (which index, formula or method may, but need not, be based on a currency, currencies, currency unit or units or composite currency or currencies) and the manner in which those amounts will be determined;

(12) any additions to, modifications of or inapplicability of the terms of the debt securities with respect to the events of default or covenants or other provisions set forth in the indenture;

(13) whether the debt securities will be issued in global or book-entry form or definitive certificated form, and whether the debt securities will be issued in bearer form;

(14) if other than $5,000 and any integral multiple of $1,000 in excess thereof, the denominations in which the debt securities shall be issuable;

(15) the applicability, if any, of the defeasance and covenant defeasance provisions of the indenture, or any modification thereof;

(16) the extent and manner, if any, to which payments on the debt securities may be subordinated to other indebtedness of the Operating Partnership;

(17) whether and under what circumstances the Operating Partnership will pay additional amounts as contemplated in the indenture on the debt securities in respect of any tax, assessment or governmental charge and, if so, whether the Operating Partnership will have the option to redeem the debt securities in lieu of paying additional amounts; and

(18) any other terms of the debt securities not inconsistent with the provisions of the indenture (Section 301).

The debt securities may provide for less than the entire principal amount of those debt securities to be payable upon declaration of acceleration of the maturity thereof (“original issue discount securities”). The applicable prospectus supplement will describe special U.S. federal income tax, accounting and other considerations applicable to the original issue discount securities.

The indenture does not contain any provisions (other than as described under “— Covenants — Limitations on Incurrence of Indebtedness”) that would limit the ability of the Operating Partnership to incur indebtedness or that would afford holders of debt securities protection in the event of a highly leveraged or similar transaction involving the Operating Partnership. However, restrictions on ownership and transfers of Brandywine’s common shares and preferred shares, designed to preserve Brandywine’s status as a REIT, may prevent or hinder a change of control. Reference is made to the applicable prospectus supplement for information with respect to any deletions from, modifications of or additions to the events of default or covenants of the Operating Partnership that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

Guarantees

Brandywine will, under the indenture, fully and unconditionally guarantee the due and punctual payment of principal of and premium, if any, and interest on all debt securities issued by the Operating Partnership, and the due and punctual payment of any sinking fund payments on those debt securities, when and as the same shall become due and payable, whether at a maturity date, by declaration of acceleration, call for redemption or otherwise.

The indenture requires any “significant” subsidiary to provide a full and unconditional guaranty as to payment of principal and premium, if any, and interest on the debt securities issued by the Operating Partnership not later than 180 days following the date on which that subsidiary becomes a guarantor under our principal credit agreement. As of the date of this prospectus, we have no significant subsidiaries that are guarantors under our principal credit agreement.

If for any reason the obligations of a significant subsidiary that has become a Subsidiary Guarantor terminate under our principal credit agreement, such Subsidiary Guarantor will be deemed released from all of its obligations under the indenture and its guarantee will terminate (Sections 1401 and 1404).

Denominations

Unless otherwise specified in the applicable prospectus supplement, the debt securities of any series shall be issuable only in registered form without coupons and, other than securities in global form (which may be of any denomination), will be issuable in denominations of $5,000 and integral multiples of $1,000 in excess thereof (Section 302).

Payments

Unless otherwise specified in the applicable prospectus supplement, the principal of and premium, if any, and interest on any series of debt securities will be payable at the corporate trust office of the trustee. However, at the option of the Operating Partnership, payment of interest may be made by check mailed to the address of the person entitled thereto as it appears in the security register or by wire transfer of funds to that person at a bank account maintained within the United States (Sections 307 and 1002).

All amounts paid by the Operating Partnership to a paying agent or a trustee for the payment of the principal of or premium, if any, or interest on any debt security which remain unclaimed at the end of two years after the principal, premium or interest has become due and payable will be repaid to the Operating Partnership, and the holder of the debt security thereafter may look only to the Operating Partnership for payment of these amounts.

Any interest not punctually paid or duly provided for on any interest payment date with respect to a debt security will forthwith cease to be payable to the holder on the applicable regular record date and may either be paid to the person in whose name that debt security is registered at the close of business on a special record date for the payment of that defaulted interest to be fixed by the trustee or may be paid at any time in any other lawful manner, all in accordance with the indenture (Section 307). Notice of any special record date will be given to the holder of that debt security not less than 10 days prior to the special record date.

Registration and Transfer

Subject to certain limitations imposed upon debt securities issued in book-entry form, the debt securities of any series will be exchangeable for other debt securities of the same series, of a like aggregate principal amount and tenor, of different authorized denominations upon surrender of such debt securities at the corporate trust office of the trustee. In addition, subject to certain limitations imposed upon debt securities issued in book-entry form, the debt securities of any series may be surrendered for registration of transfer at the corporate trust office of the trustee.

Every debt security surrendered for registration of transfer or exchange will be duly endorsed or accompanied by a written instrument of transfer. No service charge will be made for any registration of transfer or exchange of any debt securities, but the Operating Partnership may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith (Section 305).

If the applicable prospectus supplement refers to any transfer agent (in addition to the trustee) initially designated by the Operating Partnership and the Guarantors with respect to any series of debt securities, the Operating Partnership may at any time rescind the designation of that transfer agent or approve a change in the location through which that transfer agent acts, except that the Operating Partnership and the Guarantors will be required to maintain a transfer agent in each place of payment for that series. The Operating Partnership and the Guarantors may at any time designate additional transfer agents with respect to any series of debt securities (Section 1002).

Neither the Operating Partnership nor the trustee will be required to:

(1) issue, register the transfer of or exchange debt securities of any series during a period beginning at the opening of business 15 days before any selection of debt securities of that series to be redeemed and ending at the close of business of the day of mailing of the relevant notice of redemption;

(2) register the transfer of or exchange any debt security, or portion thereof, called for redemption, except the unredeemed portion of any debt security being redeemed in part; or

(3) issue, register the transfer of or exchange any debt security which has been surrendered for repayment at the option of the holder, except that portion, if any, of such debt security which is not to be so repaid (Section 305).

Merger, Consolidation or Sale

The Operating Partnership may consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge with or into, any other entity, provided that the following conditions are satisfied or fulfilled:

(1) either the Operating Partnership is the continuing entity, or the successor (if other than the Operating Partnership) formed by or resulting from any such consolidation or merger or which has received the transfer of those assets is organized under the laws of the United States of America and expressly assumes payment of the principal of and premium, if any, and interest on all of the debt securities and the due and punctual performance and observance of all of the covenants and conditions contained in the indenture;

(2) immediately after giving effect to the transaction and taking into account any indebtedness which becomes an obligation of the Operating Partnership or any Subsidiary at the time of the transaction, no event of default under the indenture, and no event which, after notice or the lapse of time, or both, would become an event of default, has occurred and is continuing; and

(3) an officer’s certificate of Brandywine as general partner of the Operating Partnership and a legal opinion covering these conditions is delivered to the trustee (Section 801).

The Guarantors may consolidate with, or sell, lease or convey all or substantially all of their respective assets to, or merge with or into, any other entity, provided that substantially the same conditions as above are satisfied or fulfilled (Section 803).

Conversion and Exchange Rights

The terms and conditions, if any, upon which any series of debt securities will be convertible into or exchangeable for Brandywine Common Shares or other securities will be set forth in an applicable prospectus supplement. Such terms will include, as applicable, the conversion price or exchange rate, the conversion or exchange period, provisions as to whether conversion or exchange of the debt securities will be at the option of the holder or the Operating Partnership, the events requiring an adjustment to the conversion price or exchange rate and provisions affecting the conversion or exchange of the debt securities in the event that the debt securities are redeemed.

Covenants

Limitations on Incurrence of Indebtedness

The Operating Partnership will not, and will not permit any of its Subsidiaries to, incur any Indebtedness, other than Intercompany Indebtedness, if, immediately after giving effect to the incurrence of that additional Indebtedness and the application of the proceeds thereof, the aggregate principal amount of all of its outstanding Indebtedness and that of its Subsidiaries on a consolidated basis is greater than 60% of the sum of (without duplication):

(1) the Total Assets of the Operating Partnership and its Subsidiaries as of the end of the calendar quarter covered in its Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the SEC (or, if such filing is not permitted under the Exchange Act, with the trustee) prior to the incurrence of that additional Indebtedness; and

(2) the purchase price of any assets included in the definition of Total Assets acquired, and the amount of any securities offering proceeds received (to the extent that the proceeds were not used to acquire assets included with Total Assets or used to reduce Indebtedness), by the Operating Partnership or any of its Subsidiaries since the end of that calendar quarter, including those proceeds obtained in connection with the incurrence of that additional Indebtedness.

The Operating Partnership also will not, and will not permit any of its Subsidiaries to, incur any Indebtedness secured by any Encumbrance upon any of its properties or any of its Subsidiaries’ properties, whether owned at the date of the indenture or thereafter acquired, if, immediately after giving effect to the incurrence of that additional Indebtedness secured by an Encumbrance and the application of the proceeds thereof, the aggregate principal amount of its outstanding indebtedness and that of its Subsidiaries on a consolidated basis which is secured by any Encumbrance on its properties or any of its Subsidiaries’ properties is greater than 40% of the sum of (without duplication):

(1) the Total Assets of the Operating Partnership and its Subsidiaries as of the end of the calendar quarter covered in its Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the SEC (or, if such filing is not permitted under the Exchange Act, with the trustee) prior to the incurrence of that additional Indebtedness; and

(2) the purchase price of any assets included in the definition of Total Assets acquired, and the amount of any securities offering proceeds received (to the extent that such proceeds were not used to acquire assets included in the definition of Total Assets or used to reduce Indebtedness), by the Operating Partnership or any of its Subsidiaries since the end of that calendar quarter, including those proceeds obtained in connection with the incurrence of that additional Indebtedness.

In addition, the Operating Partnership will not, and will not permit any of its Subsidiaries to, incur any Indebtedness if the ratio of Consolidated Income Available for Debt Service to Annual Debt Service Charge for the four consecutive fiscal quarters most recently ended prior to the date on which that additional Indebtedness is to be incurred will be less than 1.5:1 on a pro forma basis after giving effect thereto and to the application of the proceeds therefrom, and calculated on the assumption that:

(1) that Indebtedness and any other Indebtedness incurred by the Operating Partnership and its Subsidiaries since the first day of that four-quarter period and the application of the proceeds therefrom, including to refinance other Indebtedness, had occurred at the beginning of that four- quarter period;

(2) the repayment or retirement of any other Indebtedness by the Operating Partnership and its Subsidiaries since the first day of that four-quarter period had been repaid or retired at the beginning of that four-quarter period (except that, for purposes of this computation, the amount of Indebtedness under any revolving credit facility will be computed based upon the average daily balance of that Indebtedness during that four-quarter period);

(3) in the case of Acquired Indebtedness or Indebtedness incurred in connection with any acquisition since the first day of that four-quarter period, the acquisition had occurred as of the first day of that four-quarter period with the appropriate adjustments with respect to the acquisition being included in the pro forma calculation; and

(4) in the case of any acquisition or disposition by the Operating Partnership or any of its Subsidiaries of any asset or group of assets since the first day of that four-quarter period, whether by merger, stock purchase or sale, or asset purchase or sale, the acquisition or disposition or any related repayment of Indebtedness had occurred as of the first day of that four-quarter period with the appropriate adjustments with respect to the acquisition or disposition being included in the pro forma calculation (Section 1006).

Maintenance of Unencumbered Assets

The Operating Partnership and its Subsidiaries will at all times maintain Total Unencumbered Assets of not less than 150% of the aggregate outstanding principal amount of its Unsecured Indebtedness and that of its Subsidiaries on a consolidated basis (Section 1006).

Provision of Financial Information

So long as any debt securities are outstanding and whether or not required by the SEC, Brandywine and the Operating Partnership will furnish to the trustee within 15 days of the time periods specified in the SEC’s rules and regulations:

(1) all annual and quarterly financial information that would be required to be contained in filings with the SEC on Forms 10-K and 10-Q if Brandywine and the Operating Partnership were required to file those filings, including a “Management’s Discussion and Analysis of Financial Condition and Results of

Operations” and, with respect to the annual information only, a report on the annual financial statements by our certified independent accountants; and

(2) all current reports that would be required to be filed with the SEC on Form 8-K if Brandywine and the Operating Partnership were required to file such reports.

If Brandywine or the Operating Partnership is not subject to Sections 13 and 15(d) of the Exchange Act, Brandywine or the Operating Partnership, as the case may be, will (A) furnish to the holders of the debt securities, without cost to such holders, a copy of the information and reports referred to in clauses (1) and (2) above within 15 days of the time periods specified in the SEC’s rules and regulations, and (B) upon written request and payment of the reasonable cost of duplication and delivery, promptly supply to any prospective holder of the debt securities a copy of the information and reports referred to in clauses (1) and (2) above.

In addition, whether or not required by the SEC, Brandywine and the Operating Partnership will file a copy of the information and reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the SEC’s rules and regulations (unless the SEC will not accept such a filing) (Section 704).

Waiver of Certain Covenants

The Operating Partnership and the Guarantors may choose not to comply with any term, provision or condition of the preceding covenants, and with any other term, provision or condition with respect to the debt securities (except for any term, provision or condition which could not be amended without the consent of all holders of debt securities), if at any time the holders of at least a majority in principal amount of all the outstanding debt securities, by act of those holders, either waive compliance in that instance or generally waive compliance with that covenant. Except to the extent so expressly waived, and until any waiver becomes effective, the Operating Partnership’s and the Guarantors’ obligations and the duties of the trustee in respect of any such term, provision or condition will remain in full force and effect (Section 1010).

Other Covenants

Existence

Except as permitted under “— Merger, Consolidation or Sale,” each of the Operating Partnership and the Guarantors will do or cause to be done all things necessary to preserve and keep in full force and effect its existence, rights (declaration and statutory) and franchises; provided, however, that neither the Operating Partnership nor any Guarantor will be required to preserve any right or franchise if it determines that the preservation thereof is no longer desirable in the conduct of its business and that the loss of that right or franchise is not disadvantageous in any material respect to the holders of the debt securities (Section 1005).

Maintenance of Properties

Each of the Operating Partnership and the Guarantors will cause all of its material properties used or useful in the conduct of its business or the business of any of its Subsidiaries to be maintained and kept in good condition, repair and working order, all as in the judgment of the Operating Partnership or the applicable Guarantor may be necessary so that the business carried on in connection with those properties may be properly and advantageously conducted at all times; provided, however, that neither the Operating Partnership nor any Guarantor nor any of their respective Subsidiaries will be prevented from selling or otherwise disposing of their properties for value in the ordinary course of business (Section 1007).

Insurance

Each of the Operating Partnership and the Guarantors will cause each of its and its Subsidiaries’ insurable properties to be insured in a commercially reasonable amount against loss of damage with insurers of recognized responsibility and, if described in the applicable prospectus supplement, in specified amounts and with insurers having a specified rating from a recognized insurance rating service (Section 1008).

Payment of Taxes and Other Claims

Each of the Operating Partnership and the Guarantors will pay or discharge or cause to be paid or discharged, before becoming delinquent:

•	all taxes, assessments and governmental charges levied or imposed upon it or any of its Subsidiaries or upon its income, profits or property or that of any of its Subsidiaries; and

•	all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon its property or the property of any of its Subsidiaries;

provided, however, that neither the Operating Partnership nor any Guarantor will be required to pay or discharge or cause to be paid or discharged any tax, assessment, charge or claim whose amount or applicability is being contested in good faith (Section 1009).

Additional Covenants

The applicable prospectus supplement relating to the series of debt securities being offered will describe any additional covenants specific to that series.

Events of Default, Notice and Waiver

Unless otherwise provided in the applicable prospectus supplement, the indenture provides that the following events will be “events of default” with respect to each series of debt securities issued under the indenture:

(1) default for 30 days in the payment of any interest on any debt security of that series;

(2) default in the payment of any principal of or premium, if any, on any debt security of that series when due;

(3) default in making any sinking fund payment as required for any debt security of that series;

(4) default in the performance of any other covenant or warranty of the Operating Partnership and/or any of the Guarantors contained in the indenture with respect to any debt security of that series, which continues for 60 days after written notice as provided in the indenture;

(5) default in the payment of an aggregate principal amount exceeding $25,000,000 of any evidence of indebtedness of the Operating Partnership and/or any of the Guarantors or any mortgage, indenture, note, bond, capitalized lease or other instrument under which that indebtedness is issued or by which that indebtedness is secured, such default having continued after the expiration of any applicable grace period or having resulted in the acceleration of the maturity of that indebtedness, but only if that indebtedness is not discharged or such acceleration is not rescinded or annulled;

(6) certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of the Operating Partnership, Brandywine, any Subsidiary Guarantor or any other Significant Subsidiary or any of their respective properties;

(7) except as otherwise permitted in the Indenture, any guarantee of the debt securities of any series is held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect, or Brandywine or any Subsidiary Guarantor that is a Significant Subsidiary shall deny or disaffirm its obligations under its guarantee with respect to the debt securities of the applicable series; and

(8) any other event of default provided with respect to a particular series of debt securities (Section 501).

If an event of default (other than as described in clause (6) above) with respect to debt securities of any series at the time outstanding occurs and is continuing, then in each case the trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of that series may declare the principal (or, if the debt securities of that series are original issue discount securities or indexed securities, that portion of the principal amount as may be specified in the terms thereof) of and premium, if any, and accrued and unpaid interest on all of the debt securities of that series to be due and payable immediately by written notice thereof to the Operating Partnership and

Brandywine (and to the trustee if given by the holders). If an event of default described in clause (6) above occurs and is continuing, the principal (or such portion thereof) of and premium, if any, and accrued and unpaid interest on all of the debt securities of that series will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holders. However, at any time after any acceleration with respect to debt securities of that series, but before a judgment or decree for payment of the amounts due has been obtained by the trustee, the holders of not less then a majority in principal amount of outstanding debt securities of that series may rescind and annul that acceleration and its consequences if (1) the Operating Partnership or any Guarantor has paid or deposited with the trustee all required payments of the principal of and premium, if any, and interest on the debt securities of that series (without giving effect to the acceleration) plus certain fees, expenses, disbursements and, premium, if any, advances of the trustee and (2) all events of default, other than the nonpayment of accelerated principal, premium, if any, or interest with respect to debt securities of that series, have been cured or waived as provided in the indenture (Section 502). The indenture also provides that the holders of not less than a majority in principal amount of the outstanding debt securities of any series may waive any past default with respect to that series and its consequences, except a default (A) in the payment of the principal of or premium, if any, or interest on any debt security of that series or (B) in respect of a covenant or provision contained in the indenture that cannot be modified or amended without the consent of the holder of each outstanding debt security affected thereby (Section 513).

The trustee will be required to give notice to the holders of debt securities within 90 days of a default under the indenture; provided, however, that the trustee may withhold notice to the holders of any series of debt securities of any default with respect to that series (except a default in the payment of the principal of or premium, if any, or interest on any debt securities of that series or in the payment of any sinking fund installment in respect of any debt securities of that series) if the responsible officers of the trustee consider withholding of notice to be in the interest of the holders (Section 602).

The indenture provides that no holders of debt securities of any series may institute any judicial or other proceedings with respect to the indenture or for any remedy thereunder, except in the case of failure of the trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an event of default from the holders of not less than 25% in principal amount of the outstanding debt securities of that series, as well as an offer of reasonable security or indemnity (Section 507). This provision will not prevent, however, any holder of debt securities from instituting suit for the enforcement of payment of the principal of and premium, if any, and interest on the debt securities at the respective due date or dates for payment (Section 508).

Subject to provisions in the indenture relating to its duties in case of default, the trustee is under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any holders of debt securities of any series then outstanding under the indenture, unless the holders offer to the trustee reasonable security or indemnity (Section 603). The holders of not less than a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or of exercising any trust or power conferred upon the trustee for that series. However, the trustee may refuse to follow any direction which is in conflict with any law or the indenture, which may involve the trustee in personal liability or which may be unduly prejudicial to the holders of debt securities of that series not joining in the proceeding (Section 512).

Within 120 days after the end of each fiscal year, the Operating Partnership and Brandywine must deliver to the trustee a certificate, signed by one of several specified officers of the general partner of the Operating Partnership and of Brandywine, stating whether or not such officers have knowledge of any default under the indenture and, if so, specifying each such default and the nature and status thereof (Section 1004).

Modification of the Indenture

Modifications and amendments of provisions of the indenture applicable to any series may be made only with consent of the holders of not less than a majority in principal amount of all outstanding debt securities which are affected by the modification or amendment; provided, however, that no such modification or amendment may, without the consent of the holder of each debt security affected thereby:

(1) change the stated maturity of the principal of, or any installment of interest or premium, if any, on, that debt security;

(2) reduce the principal amount of, or the rate or amount of interest on, or any premium payable on redemption of, that debt security, or reduce the amount of principal of an original issue discount security that would be due and payable upon declaration of acceleration of the maturity thereof or would be provable in bankruptcy, or adversely affect any right of repayment of the holder of that debt security;

(3) change the place of payment, or the coin or currency, for payment of principal of, premium, if any, or interest on that debt security;

(4) impair the right to institute suit for the enforcement of any payment on or with respect to that debt security on or after the stated maturity thereof;

(5) reduce the above-stated percentage of outstanding debt securities of any series necessary to modify or amend the indenture, to waive compliance with certain provisions thereof or specified defaults and consequences thereunder or to reduce the quorum or voting requirements set forth in the indenture;

(6) modify or affect in any manner adverse to the holders the terms and conditions of the obligations of any of the Guarantors under the guarantees applicable to that debt security (other than releases of guarantees when a Subsidiary Guarantor’s guarantee under our principal credit agreement is terminated); or

(7) modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect that action or to provide that certain other provisions may not be modified or waived without the consent of the holder of that debt security (Section 902).

The holders of not less than a majority in principal amount of outstanding debt securities of a particular series have the right to waive compliance by the Operating Partnership and the Guarantors with certain covenants in the indenture relating to that series (Section 1010).

Modifications and amendments of the indenture may be made by the Operating Partnership, the Guarantors and the trustee without the consent of any holder of debt securities for any of the following purposes:

(1) to evidence the succession of another person to the Operating Partnership as obligor, or to any of the Guarantors under the indenture;

(2) to add to the covenants of the Operating Partnership or any of the Guarantors for the benefit of the holders of all or any series of debt securities or to surrender any right or power conferred upon the Operating Partnership or any of the Guarantors in the indenture;

(3) to add events of default for the benefit of the holders of all or any series of debt securities;

(4) to change or eliminate any provisions of the indenture, provided that the change or elimination will become effective only when there are no outstanding debt securities of any series created prior thereto which are entitled to the benefit of such provision;

(5) to secure, or add additional guarantees with respect to, the debt securities;

(6) to establish the form or terms of debt securities of any series;

(7) to provide for the acceptance of appointment by a successor trustee or facilitate the administration of the trust under the indenture by more than one trustee;

(8) to cure any ambiguity, defect or inconsistency in the indenture, provided that such action will not adversely affect the interests of holders of debt securities of any series in any material respect; or

(9) to supplement any of the provisions of the indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of such debt securities, provided that such action will not adversely affect the interests of the holders of the debt securities of any series in any material respect (Section 901).

The indenture provides that, in determining whether the holders of the requisite principal amount of outstanding debt securities of a series have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of holders of debt securities:

(1) the principal amount of an original issue discount security that is deemed to be outstanding will be the amount of the principal thereof that would be due and payable as of the date of determination upon declaration of acceleration of the maturity of that debt security;

(2) the principal amount of a debt security denominated in a foreign currency that is deemed outstanding will be the U.S. dollar equivalent, determined on the issue date for that debt security, of the principal amount (or, in the case of an original issue discount security, the U.S. dollar equivalent on the issue date of that debt security of the amount determined as provided in clause (1) above);

(3) the principal amount of an indexed security that is deemed outstanding will be the principal face amount of that indexed security at original issuance, unless otherwise provided with respect to that indexed security pursuant to the indenture; and

(4) debt securities owned by the Operating Partnership, any of the Guarantors or any other obligor upon the debt securities or any affiliate of the Operating Partnership, any of the Guarantors or of that other obligor will be disregarded (Section 101).

The indenture contains provisions for convening meetings of the holders of debt securities of a series (Article Thirteen). A meeting may be called at any time by the trustee, and also, upon request, by the Operating Partnership or the holders of at least 10% in principal amount of the outstanding debt securities of that series, in each case upon notice given as provided in the indenture (Section 1302). Except for any consent that must be given by the holder of each debt security affected by certain modifications and amendments of the indenture, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present may be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding debt securities of that series; provided, however, that, except as referred to above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the holders of a specified percentage, which is less than a majority, in principal amount of the outstanding debt securities of a series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the holders of the debt securities of that series. Any resolution passed or decision taken at any meeting of holders of debt securities of any series duly held in accordance with the indenture will be binding on all holders of debt securities of that series. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be persons, holding or representing a majority in principal amount of the outstanding debt securities of a series; provided, however, that if any action is to be taken at such meeting with respect to a consent or waiver which may be given by the holders of not less than a specified percentage in principal amount of the outstanding debt securities of a series, the persons holding or representing such specified percentage in principal amount of the outstanding debt securities of such series will constitute a quorum (Section 1304).

Notwithstanding the foregoing provisions, if any action is to be taken at a meeting of holders of debt securities of any series with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that the indenture expressly provides may be made, given or taken by the holders of a specified percentage in principal amount of all outstanding debt securities affected thereby, or of the holders of that series and one or more additional series:

(1) there will be no minimum quorum requirement for the meeting; and

(2) the principal amount of the outstanding debt securities of such series that vote in favor of the request, demand, authorization, direction, notice, consent, waiver or other action will be taken into account in determining whether such request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under the indenture (Section 1304).

Discharge; Legal Defeasance and Covenant Defeasance

Unless otherwise provided in the applicable prospectus supplement, the Operating Partnership and the Guarantors may discharge certain obligations to holders of any series of debt securities that have not already been delivered to the trustee for cancellation and that either have become due and payable or will become due and payable within one year (or are scheduled for redemption within one year) by irrevocably depositing with the trustee, in trust, funds in such currency or currencies, currency unit or units or composite currency or currencies in which such debt securities are payable in an amount sufficient to pay the entire indebtedness on such debt securities in respect of principal and premium, if any, and interest to the date of such deposit (if such debt securities have become due and payable) or to the stated maturity or redemption date, as the case may be (Section 404).

In addition, the indenture provides that, unless otherwise provided in the applicable prospectus supplement, if the provisions of Article Four are made applicable to the debt securities of any series pursuant to the indenture, the Operating Partnership may elect either

(1) to defease and discharge itself and the Guarantors from any and all obligations with respect to those debt securities (except for the obligation to pay additional amounts, if any, upon the occurrence of certain events of tax, assessment or governmental charge with respect to payments on such debt securities and the obligations to register the transfer or exchange of such debt securities, to replace temporary or mutilated, destroyed, lost or stolen debt securities, to maintain an office or agency in respect of such debt securities and to hold moneys for payment in trust) (“legal defeasance”) (Section 402); or

(2) to release itself and the Guarantors from their obligations with respect to those debt securities under “— Covenants,” “— Other Covenants” or their obligations with respect to any other covenant, and any omission to comply with such obligations will not constitute a default or an event of default with respect to those debt securities (“covenant defeasance”) (Section 403);

in either case upon the irrevocable deposit by the Operating Partnership or the Guarantors with the trustee, in trust, of any amount, in such currency or currencies, currency unit or units or composite currency or currencies in which those debt securities are payable at stated maturity, or Government Obligations, or both, applicable to those debt securities which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of and premium, if any, and interest on such debt securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates.

This trust may only be established if, among other conditions, the Operating Partnership has delivered to the trustee an opinion of counsel to the effect that the holders of the debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of legal defeasance or covenant defeasance, as the case may be, and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if legal defeasance or covenant defeasance, as the case may be, had not occurred, and the opinion of counsel, in the case of legal defeasance, must refer to and be based upon a ruling of the Internal Revenue Service (the “IRS”) or a change in applicable U.S. federal income tax law occurring after the date of the indenture (Section 404).

In the event the Operating Partnership effects covenant defeasance with respect to the debt securities of any series and those debt securities are declared due and payable because of the occurrence of any event of default other than an event of default described in clause (4) under “Events of Default, Notice and Waiver” with respect to the covenants described under “— Covenants” and “— Other Covenants” (which would no longer be applicable to those debt securities) or described in clause (7) under “Events of Default, Notice and Waiver” with respect to any other covenant as to which there has been covenant defeasance, the amount in the currency, currency unit or composite currency in which those debt securities are payable, and Government Obligations on deposit with the trustee, will be sufficient to pay amounts due on those debt securities at the time of their stated maturity but may not be sufficient to pay amounts due on those debt securities at the time of the acceleration resulting from such event of default. However, the Operating Partnership and the Guarantors would remain liable to make payment of those amounts due at the time of acceleration.

The applicable prospectus supplement may further describe the provisions, if any, permitting legal defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the debt securities of a particular series.

Subordination

The terms and conditions, if any, upon which the debt securities of any series will subordinated to other indebtedness of the Operating Partnership, including the debt securities of other series, will be set forth in the applicable prospectus supplement. These terms will include a description of the indebtedness ranking senior to the debt securities of that series, the restrictions on payments to the holders of the debt securities of that series while a default with respect to the senior indebtedness is continuing, the restrictions, if any, on payments to the holders of the debt securities of that series following an event of default, and provisions requiring holders of the debt securities of that series to remit certain payments to holders of senior indebtedness.

Book-Entry System and Global Securities

The debt securities of a series may be issued in whole or in part in the form of one or more securities in global form that will be deposited with, or on behalf of, a depository identified in the applicable prospectus supplement relating to that series. Global securities, if any, issued in the United States are expected to be deposited with The Depository Trust Company, or “DTC,” as depository. Unless otherwise indicated, global securities will be issued in fully registered form and in either temporary or permanent form. Unless the applicable prospectus supplement states otherwise, and until it is exchanged in whole or in part for the debt securities represented thereby, a global security may not be transferred except as a whole by the depository for that global security to a nominee of that depository or by a nominee of that depository to that depository or another nominee of such depository or by that depository or any nominee of that depository to a successor depository or any nominee of that successor.

The specific terms of the depository arrangement with respect to a series of debt securities will be described in the applicable prospectus supplement. We anticipate that, unless otherwise indicated in the applicable prospectus supplement, the following provisions will apply to depository arrangements.

The applicable prospectus supplement will state whether the global securities will be issued in certificated or book-entry form. If the global securities are to be issued in book-entry form, we expect that upon the issuance of a global security, the depository for the global security or its nominee will credit on its book-entry registration and transfer system the respective principal amounts of the individual debt securities represented by the global security to the accounts of persons that have accounts with such depository (“participants”). These accounts will be designated by the underwriters, dealers or agents with respect to the debt securities. Ownership of beneficial interests in a global security will be limited to participants or persons that may hold interests through participants.

We expect that, for the global securities deposited with DTC, pursuant to procedures established by DTC, ownership of beneficial interests in any global security with respect to which DTC is the depository will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to beneficial interests of participants) and records of participants (with respect to beneficial interests of persons who hold through participants). None of the Operating Partnership, the Guarantors, the trustee, any paying agent and the security registrar will have any responsibility or liability for any aspect of the records of DTC or for maintaining, supervising or reviewing any records of DTC or any of its participants relating to beneficial ownership interests in the debt securities. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. These limits and laws may impair the ability to own, pledge or transfer beneficial interest in a global security.

Unless otherwise specified in the applicable prospectus supplement or the actual global security, so long as the depository for a global security or its nominee is the registered owner of the book-entry global security, the depository or that nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by that global security for all purposes under the applicable indenture. Except as described below or in the applicable prospectus supplement or the global security, owners of beneficial interest in a global security will not be entitled to have any of the individual debt securities represented by the global security registered in their names, will not receive or be entitled to receive delivery of debt securities in definitive certificated form and will not be considered the owners or holders thereof under the applicable indenture. Beneficial owners of debt securities evidenced by a global security will not be considered the owners or holders thereof under the indenture for any purpose, including with respect to the giving of any direction, instructions or approvals to the trustee thereunder. Accordingly, each person owning a beneficial interest in a global security with respect to which DTC is the depository must rely on the procedures of DTC and, if that person is not a participant, on the procedures of the participant through which that person owns its interests, to exercise any rights of a holder under the applicable indenture. We understand that, under existing industry practice, if we request any action of holders or if an owner of a beneficial interest in a global security desires to give or take any action which a holder is entitled to give or take under the applicable indenture, DTC would authorize the participants holding the relevant beneficial interest to give or take that action, and the participants would authorize beneficial owners through the participants to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.

Payments of principal of and premium, if any, and interest on debt securities represented by a global security registered in the name of a depository or its nominee will be made to or at the direction of the depository or its nominee, as the case may be, as the registered owner of the global security under the indenture. Under the terms of the indenture, the Operating Partnership, the Guarantors, the trustee, any paying agent and the security registrar may treat the persons in whose name debt securities, including a global security, are registered as the owners thereof for the purpose of receiving such payments. Consequently, none of the Operating Partnership, the Guarantors, the trustee, any paying agent and the security registrar has or will have any responsibility or liability for the payment of those amounts to beneficial owners of debt securities (including principal, premium, if any, and interest). We believe, however, that it is currently the policy of DTC to immediately credit the accounts of relevant participants with payments, in amounts proportionate to their respective holdings of beneficial interests in the relevant global security as shown on the records of DTC or its nominee. Payments by participants to owners of beneficial interests in the global security held through participants will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in street name, and will be the responsibility of the participants. Redemption notices with respect to any debt securities represented by a global security will be sent to the depository or its nominee. If less than all of the debt securities of any series are to be redeemed, we expect the depository to determine the amount of the interest of each participant in the debt securities to be redeemed to be determined by lot. None of the Operating Partnership, the Guarantors, the trustee, any paying agent and the security registrar for the debt securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global security for the debt securities or for maintaining any records with respect thereto.

None of the Operating Partnership, the Guarantors, the trustee, any paying agent and the security registrar will be liable for any delay by the holders of a global security or the depository in identifying the beneficial owners of debt securities and the Operating Partnership, the Guarantors and the trustee may conclusively rely on, and will be protected in relying on, instructions from the holder of a global security or the depository for all purposes. The rules applicable to DTC and its participants are on file with the SEC.

If a depository for any debt securities is at any time unwilling, unable or ineligible to continue as depository and a successor depository is not appointed by the Operating Partnership within 90 days, the Operating Partnership will issue definitive certificated debt securities in exchange for the global security representing those debt securities. If an event of default has occurred and is continuing with respect to the debt securities of any series, the Operating Partnership will issue definitive certificated debt securities in exchange for the global security or securities representing the debt securities of such series. In addition, the Operating Partnership may at any time and in its sole discretion, subject to any limitations described in the applicable prospectus supplement or the global security relating to the debt securities, determine not to have any of the debt securities represented by one or more global securities and in such event will issue definitive certificated debt securities in exchange for the global security or securities representing the debt securities.

The debt securities of a series may also be issued in whole or in part in the form of one or more bearer global securities that will be deposited outside of the United States with a depository, or with a nominee for the depository, identified in the applicable prospectus supplement and/or global security. Any such bearer global securities may be issued in temporary or permanent form. The specific terms and procedures, including the specific terms of the depository arrangement, with respect to any portion of a series of debt securities to be represented by one or more bearer global securities will be described in the applicable prospectus supplement and/or global security.

Certain Definitions

The following are certain defined terms used in this prospectus and the indenture. We refer you to the indenture for the complete definition of all defined terms, as well as any other capitalized terms used in this prospectus or the applicable prospectus supplement for which no definition is provided (Section 101).

For purposes of the following definitions and the indenture generally, all calculations and determinations will be made in accordance with generally accepted accounting principles and will be based upon the consolidated financial statements of the Operating Partnership and its Subsidiaries prepared in accordance with generally accepted accounting principles.

“Acquired Indebtedness” means Indebtedness of a person (1) existing at the time that person becomes a Subsidiary or (2) assumed in connection with the acquisition of assets from that person, in each case, other than Indebtedness incurred in connection with, or in contemplation of, that person becoming a Subsidiary or that acquisition. Acquired Indebtedness will be deemed to be incurred on the date of the related acquisition of assets from any person or the date on which the acquired person becomes a Subsidiary.

“Annual Debt Service Charge” means, for any period, the aggregate interest expense (including, without limitation, the interest component of rentals on capitalized leases and letter of credit fees, commitment fees and other similar financial charges) for that period in respect of, and the amortization during such period of any original issue discount of, the Operating Partnership’s Indebtedness and that of its Subsidiaries.

“Consolidated Income Available for Debt Service” means, for any period, Earnings from Operations plus amounts which have been deducted, and minus amounts which have been added, for the following (without duplication):

(1) Annual Debt Service Charge;

(2) provision for taxes based on income;

(3) provisions for gains and losses on properties and depreciation and amortization;

(4) increases in deferred taxes and other non-cash items;

(5) depreciation and amortization with respect to interests in joint venture and partially owned entity investments;

(6) the effect of any charge resulting from a change in accounting principles; and

(7) amortization of deferred charges.

“Earnings from Operations” means, for any period, net income or loss of the Operating Partnership and its Subsidiaries, excluding:

(1) provisions for gains and losses on sales of investments or joint ventures;

(2) provisions for gains and losses on dispositions of discontinued operations

(3) extraordinary and non-recurring items; and

(4) impairment charges and property valuation losses.

as reflected in the consolidated financial statements of the Operating Partnership and its Subsidiaries for that period.

“Encumbrance” means any mortgage, lien, charge, pledge or security interest of any kind.

“Government Obligations” means securities which are:

(1) direct obligations of the United States of America or the government which issued the foreign currency in which the debt securities of a particular series are payable; or

(2) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States of America, or the government which issued the foreign currency in which the debt securities of that series are payable, the payment of which is unconditionally guaranteed by the United States of America or that other government;

which in either case, are full faith and credit obligations of the United States of America or that other government, and are not callable or redeemable at the option of the issuer thereof, and will also include a depositary receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of any such Government Obligation held by that custodian for the account of the holder of a depositary receipt, provided that (except as required by law) the custodian is not authorized to make any deduction from the amount payable to the holder of that depositary receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by such depositary receipt.

“Indebtedness” means, with respect to the Operating Partnership or any of its Subsidiaries (without duplication) any indebtedness of the Operating Partnership or any of its respective Subsidiaries:

(1) in respect of borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments;

(3) secured by any mortgage, pledge, lien, charge, encumbrance or any security interest existing on property owned by the Operating Partnership or any of its Subsidiaries;

(4) consisting of letters of credit or amounts representing the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable; or

(5) consisting of capitalized leases;

and also includes, to the extent not otherwise included, any obligation by the Operating Partnership or any of its Subsidiaries to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), indebtedness of another person (other than the Operating Partnership or its Subsidiaries), it being understood that indebtedness shall be deemed to be incurred by the Operating Partnership or any of its Subsidiaries whenever it or that Subsidiary creates, assumes, guarantees or otherwise becomes liable in respect thereof.

“Intercompany Indebtedness” means indebtedness to which the only parties are the Operating Partnership, Brandywine and any Subsidiary (but only so long as such indebtedness is held solely by any of the Operating Partnership, Brandywine and any Subsidiary) that is subordinate in right of payment to the debt securities.

“Significant Subsidiary” means each significant subsidiary (as defined in Regulation S-X promulgated under the Securities Act) of the Operating Partnership.

“Subsidiary” means, as to any person, (a) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time, any class or classes of stock of such corporation shall have or might have voting power by reason of the lapse of time or the happening of any contingency) is at the time owned by such person directly or indirectly through Subsidiaries, and (b) any partnership, association, joint venture, limited liability company, trust or other entity in which such person directly or indirectly through Subsidiaries has more than a 50% equity interest or 50% Capital Percentage at any time. For the purpose of this definition, “Capital Percentage” means, with respect to the interest of Brandywine, the Operating Partnership or one of its Subsidiaries in any partnership, association, joint venture, limited liability company, trust or other entity, the percentage interest of such partnership, association, joint venture, limited liability company, trust or other entity based on the aggregate amount of net capital contributed by Brandywine, the Operating Partnership or such Subsidiary in such partnership, association, joint venture, limited liability company, trust or other entity at the time of determination relative to all capital contributions made in such partnership, association, joint venture, limited liability company, trust or other entity at such time of determination.

“Total Assets” means, as of any date, the sum of:

(1) the Undepreciated Real Estate Assets; and

(2) all of the other assets of the Operating Partnership and its Subsidiaries determined in accordance with generally accepted accounting principles (but excluding accounts receivable and intangibles).

“Total Unencumbered Assets” means the sum of:

(1) those Undepreciated Real Estate Assets not subject to an Encumbrance for borrowed money; and

(2) all of the other assets of the Operating Partnership and its Subsidiaries not subject to an Encumbrance for borrowed money, determined in accordance with generally accepted accounting principles (but excluding accounts receivable and intangibles).

“Undepreciated Real Estate Assets” means, as of any date, the cost (original cost plus capital improvements) of the real estate assets of the Operating Partnership and its Subsidiaries on that date, before depreciation and amortization determined in accordance with generally accepted accounting principles.

“Unsecured Indebtedness” means indebtedness which is not secured by any Encumbrance upon any of the properties of the Operating Partnership and its Subsidiaries.

DESCRIPTION OF THE SHARES OF BENEFICIAL INTEREST

The following is a summary of provisions of Brandywine’s shares of beneficial interest as of the date of this Prospectus. This summary does not completely describe Brandywine’s shares of beneficial interest. For a complete description of Brandywine’s shares of beneficial interest, we refer you to Brandywine’s Declaration of Trust and Bylaws, each of which is incorporated by reference in this prospectus. See “Where You Can Find More Information” on page 1.

General

Brandywine’s Declaration of Trust provides that it is authorized to issue up to 220,000,000 shares of beneficial interest (which we refer to in this prospectus as shares) consisting of 200,000,000 common shares, par value $.01 per share, which are referred to in this prospectus as Brandywine’s “common shares,” and 20,000,000 preferred shares, par value $.01 per share, which are referred to in this prospectus as Brandywine’s “preferred shares.” Of the preferred shares, 2,000,000 preferred shares, designated as 7.50% Series C Cumulative Redeemable Preferred Shares, are issued and outstanding as of the date of this prospectus and are referred to in this prospectus as the Series C Preferred Shares, and an additional 2,300,000 preferred shares, designated as 7.375% Series D Cumulative Redeemable Preferred Shares, are issued and outstanding as of the date of this prospectus and are referred to in this prospectus as the Series D Preferred Shares.

Brandywine’s Declaration of Trust generally may be amended by its Board of Trustees, without shareholder approval, to increase or decrease the aggregate number of authorized shares or the number of shares of any class. The authorized common shares and undesignated preferred shares are generally available for future issuance without further action by Brandywine’s shareholders, unless such action is required by applicable law, the rules of any stock exchange or automated quotation system on which Brandywine’s securities may be listed or traded or pursuant to the preferential rights of the Series C Preferred Shares or the Series D Preferred Shares. Holders of Series C Preferred Shares and Series D Preferred Shares have the right to approve certain additional issuances of preferred shares, such as shares that would rank senior to the Series C Preferred Shares or the Series D Preferred Shares as to distributions or upon liquidation.

Both Maryland statutory law governing real estate investment trusts formed under Maryland law (the “Maryland REIT Law”) and Brandywine’s Declaration of Trust provide that none of its shareholders will be personally liable, by reason of status as a shareholder, for any of its obligations. Brandywine’s Bylaws further provide that it will indemnify any shareholder or former shareholder against any claim or liability to which such shareholder may become subject by reason of being or having been a shareholder, and that Brandywine shall reimburse each shareholder who has been successful, on the merits or otherwise, in the defense of a proceeding to which the shareholder has been made a party by reason of status as such for all reasonable expenses incurred by the shareholder in connection with any such claim or liability.

Brandywine’s Declaration of Trust provides that, subject to the provisions of any class or series of preferred shares then outstanding and to the mandatory provisions of applicable law, its shareholders are entitled to vote only on the following matters:

•	election or removal of trustees;

•	amendment of the Declaration of Trust (other than an amendment to increase or decrease the number of authorized shares or the number of shares of any class);

•	a determination by the Board of Trustees to cause Brandywine to invest in commodities contracts (other than interest rate futures intended to hedge against interest rate risk), engage in securities trading (as compared to investment) activities or hold properties primarily for sale to customers in the ordinary course of business; and

•	Brandywine’s merger with another entity.

Except with respect to these matters, no action taken by Brandywine’s shareholders at any meeting binds the Board of Trustees.

Shares

Common Shares of Beneficial Interest

Each outstanding Brandywine common share entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of trustees. There is no cumulative voting in the election of trustees. The Brandywine common shareholders vote as single class. In the future, Brandywine may issue a series of preferred shares that votes together with the Brandywine common shares as a single class. Holders of Brandywine’s outstanding preferred shares have voting rights only under limited circumstances and, in such circumstances, vote in a class separate from the Brandywine common shareholders. See “— Preferred Shares of Beneficial Interest.” Subject to (1) the preferential rights of the Series C Preferred Shares and the Series D Preferred Shares and (2) such preferential rights as may be granted by the Brandywine Board of Trustees in future issuances of additional series of preferred shares, holders of Brandywine common shares are entitled to such distributions as may be authorized from time to time by the Brandywine Board of Trustees and declared by Brandywine out of funds legally available therefor.

Holders of Brandywine common shares have no conversion, exchange or redemption rights or preemptive rights to subscribe to any Brandywine securities. All outstanding Brandywine common shares are fully paid and nonassessable. In the event of any liquidation, dissolution or winding-up of Brandywine’s affairs, subject to (1) the preferential rights of the Brandywine Series C Preferred Shares and the Brandywine Series D Preferred Shares and (2) such preferential rights as may be granted by the Board of Trustees in future issuances of additional series of preferred shares, holders of Brandywine common shares will be entitled to share ratably in any of Brandywine’s assets remaining after provision for payment of liabilities to creditors. All Brandywine common shares have equal dividend, distribution, liquidation and other rights.

Brandywine’s common shares are listed on the New York Stock Exchange under the symbol “BDN.” The transfer agent and registrar for the common shares is currently Computershare Limited.

Preferred Shares of Beneficial Interest

Brandywine’s Declaration of Trust authorizes it to issue up to 20,000,000 preferred shares, par value $0.01 per share. The Declaration of Trust generally may be amended by the Board of Trustees, without shareholder approval, to increase or decrease the aggregate number of authorized shares of any class.

The holders of the Series C Preferred Shares and the Series D Preferred Shares do not have voting rights, except (1) with respect to actions which would have a material adverse effect on holders of such shares, or (2) in the event that Brandywine fails to pay quarterly distributions for six or more quarters to the holders of the Series C Preferred

Shares or the Series D Preferred Shares. If the conditions specified in clause (2) exist, then those holders will have the right, voting together as a single class with any other series of Brandywine’s preferred shares ranking on a parity with the Series C Preferred Shares and the Series D Preferred Shares and upon which like voting rights have been conferred, to elect two additional members to Brandywine’s Board of Trustees.

If Brandywine issues preferred shares, the shares will be fully paid and non-assessable. Prior to the issuance of a new series of preferred shares, Brandywine will file, with the State Department of Assessments and Taxation of Maryland, Articles Supplementary that will become part of Brandywine’s Declaration of Trust and that will set forth the terms of the new series. The prospectus supplement relating to any preferred shares offered thereby will describe the specific terms of the preferred shares, including:

•	the title and stated value;

•	the number of shares offered, liquidation preference and offering price;

•	the distribution rate, distribution periods and payment dates;

•	the date on which distributions begin to accrue, and, if applicable, accumulate;

•	any auction and remarketing procedures;

•	any retirement or sinking fund requirement;

•	the terms and conditions of any redemption right;

•	the terms and conditions of any conversion or exchange right;

•	any listing of the offered shares on any securities exchange;

•	whether interests in the offered shares will be represented by depositary shares;

•	any voting rights;

•	the relative ranking and preferences of the preferred shares as to distributions, liquidation, dissolution or winding up;

•	any limitations on issuances of any other series of preferred shares ranking senior to or on a parity with the series of preferred shares as to distributions, liquidation, dissolution or winding up;

•	any limitations on direct or beneficial ownership and restrictions on transfer; and

•	any other specific terms, preferences, rights, limitations or restrictions.

Restrictions on Transfer

In order for Brandywine to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the “Code”), not more than 50% in value of its outstanding shares may be owned, directly or indirectly, by five or fewer individuals (defined in the Code to include certain entities such as qualified pension plans) during the last half of a taxable year and shares must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of twelve months (or during a proportionate part of a shorter taxable year).

Because Brandywine’s Board of Trustees believes it is at present important for it to continue to qualify as a REIT, the Declaration of Trust, subject to certain exceptions, contains provisions that restrict the number of shares that a person may own and that are designed to safeguard Brandywine against an inadvertent loss of REIT status. In order to prevent any shareholder from owning shares in an amount that would cause more than 50% in value of the outstanding shares to be held by five or fewer individuals, the Board of Trustees, pursuant to authority granted in Brandywine’s Declaration of Trust, has passed a resolution that, subject to certain exceptions, provides that no person may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.8% in value of the outstanding shares. This limitation is referred to in this prospectus as the “ownership limit.” Brandywine’s Board of Trustees, subject to limitations, retains the authority to effect additional increases to, or establish exemptions from, the ownership limit.

In addition, pursuant to Brandywine’s Declaration of Trust, no purported transfer of shares may be given effect if it would result in ownership of all of the outstanding shares by fewer than 100 persons (determined without any reference to the rules of attribution) or result in Brandywine being “closely held” within the meaning of Section 856(h) of the Code. These restrictions are referred to in this prospectus as the “ownership restrictions.” In the event of a purported transfer or other event that would, if effective, result in the ownership of shares in violation of the ownership limit or the ownership restrictions, such transfer would be deemed void and such shares automatically would be exchanged for “excess shares” authorized by the Declaration of Trust, according to rules set forth in the Declaration of Trust, to the extent necessary to ensure that the purported transfer or other event does not result in the ownership of shares in violation of the ownership limit or the ownership restrictions.

Holders of excess shares are not entitled to voting rights (except to the extent required by law), dividends or distributions. If, after the purported transfer or other event resulting in an exchange of shares for excess shares and prior to the discovery by Brandywine of such exchange, dividends or distributions are paid with respect to shares that were exchanged for excess shares, then such dividends or distributions would be repayable to Brandywine upon demand. While outstanding, excess shares would be held in trust by Brandywine for the benefit of the ultimate transferee of an interest in such trust, as described below. While excess shares are held in trust, an interest in that trust may be transferred by the purported transferee or other purported holder with respect to such excess shares only to a person whose ownership of the shares would not violate the ownership limit or the ownership restrictions, at which time the excess shares would be exchanged automatically for shares of the same type and class as the shares for which the excess shares were originally exchanged. Brandywine’s Declaration of Trust contains provisions that are designed to ensure that the purported transferee or other purported holder of the excess shares may not receive in return for such a transfer an amount that reflects any appreciation in the shares for which such excess shares were exchanged during the period that such excess shares were outstanding. Any amount received by a purported transferee or other purported holder in excess of the amount permitted to be received would be required to be turned over to Brandywine.

Brandywine’s Declaration of Trust also provides that excess shares shall be deemed to have been offered for sale to Brandywine, or its designee, which shall have the right to accept such offer for a period of 90 days after the later of: (1) the date of the purported transfer or event which resulted in an exchange of shares for such excess shares; and (2) the date the Board of Trustees determines that a purported transfer or other event resulting in an exchange of shares for such excess shares has occurred if Brandywine does not receive notice of any such transfer. The price at which Brandywine may purchase such excess shares would be equal to the lesser of: (1) in the case of excess shares resulting from a purported transfer for value, the price per share in the purported transfer that caused the automatic exchange for such excess shares or, in the case of excess shares resulting from some other event, the market price of such shares on the date of the automatic exchange for excess shares; or (2) the market price of such shares on the date that Brandywine accepts the excess shares. Any dividend or distribution paid to a proposed transferee on excess shares prior to the discovery by Brandywine that such shares have been transferred in violation of the provisions of the Declaration of Trust shall be repaid to Brandywine upon its demand. If the foregoing restrictions are determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then the intended transferee or holder of any excess shares may be deemed, at Brandywine’s option, to have acted as Brandywine’s agent and on Brandywine’s behalf in acquiring or holding such excess shares and to hold such excess shares on Brandywine’s behalf.

Brandywine’s trustees may waive the ownership restrictions if evidence satisfactory to the trustees and its tax counsel or tax accountants is presented showing that such waiver will not jeopardize Brandywine’s status as a REIT under the Code. As a condition of such waiver, Brandywine’s trustees may require that an intended transferee give written notice to Brandywine, furnish such undertakings, agreements and information as may be required by Brandywine’s trustees and/or an undertaking from the applicant with respect to preserving Brandywine’s status. Any transfer of shares or any security convertible into shares that would create a direct or indirect ownership of shares in excess of the ownership limit or result in the violation of the ownership restrictions will be void with respect to the intended transferee and will result in excess shares as described above.

Neither the ownership restrictions nor the ownership limit will be removed automatically even if the REIT provisions of the Code are changed so as no longer to contain any ownership concentration limitation or if the ownership concentration limitation is increased. Except as described above, any change in the ownership restrictions would require an amendment to Brandywine’s Declaration of the Trust. Amendments to Brandywine’s Declaration of Trust generally require the affirmative vote of holders owning not less than a majority of the outstanding shares entitled to vote thereon. In addition to preserving Brandywine’s status as a REIT, the ownership restrictions and the ownership limit may have the effect of precluding an acquisition of control of Brandywine without the approval of its Board of Trustees.

All persons who own, directly or by virtue of the applicable attribution provisions of the Code, more than 4.0% of the value of any class of outstanding shares, must file an affidavit with Brandywine containing the information specified in the Declaration of Trust by January 31 of each year. In addition, each shareholder shall upon demand be required to disclose to Brandywine in writing such information with respect to the direct, indirect and constructive ownership of shares as Brandywine’s trustees deem necessary to comply with the provisions of the Code applicable to REITs, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

The ownership limit could have the effect of delaying, deferring or preventing a transaction or a change in control of Brandywine that might involve a premium price for the common shares or otherwise be in the best interest of Brandywine’s shareholders.

DESCRIPTION OF THE DEPOSITARY SHARES

General

Brandywine may issue receipts (which we refer to in this prospectus as “depositary receipts”) for the depositary shares (which we refer to in this prospectus as “depository shares”), each of which will represent a fractional interest of a share of a particular series of preferred shares, as specified in the applicable prospectus supplement. Brandywine will deposit preferred shares of each series represented by depository shares under a separate deposit agreement among Brandywine, the preferred share depositary and the holders from time to time of the depositary receipts. Subject to the terms of the deposit agreement, each owner of a depositary receipt will be entitled, in proportion to the fractional interest of a share of a particular series of preferred shares represented by the depositary shares evidenced by such depositary receipt, to all the rights and preferences of the preferred shares represented by such depositary shares (including distribution, voting, conversion, redemption and liquidation rights).

The depositary shares will be evidenced by depositary receipts issued pursuant to the applicable deposit agreement. Immediately following Brandywine’s issuance and delivery of the preferred shares to the preferred share depositary, Brandywine will cause the preferred share depositary to issue, on Brandywine’s behalf, the depositary receipts. Copies of the applicable form of deposit agreement and depositary receipt may be obtained from Brandywine upon request, and the following summary of that form filed as an exhibit to the registration statement of which this prospectus is a part is qualified in its entirety by reference to these documents.

Distributions

The preferred share depositary will distribute all cash distributions received in respect of the preferred shares to the record holders of depositary receipts evidencing the related depositary shares in proportion to the number of such depositary receipts owned by such holders, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the preferred share depositary.

In the event of a distribution other than in cash, the preferred share depositary will distribute property received by it to the record holders of depositary receipts entitled to such distributions, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the preferred share depositary, unless the preferred share depositary determines that it is not feasible to make such distribution, in which case the preferred share depositary may, with our approval, sell such property and distribute the net proceeds from such sale to such holders.

No distribution will be made in respect of any depositary share to the extent that it represents any preferred shares converted into excess shares.

Withdrawal of Shares

Upon surrender of the depositary receipts at the corporate trust office of the preferred share depositary (unless the related depositary shares have previously been called for redemption or converted into excess shares), the holders of the depositary receipts will be entitled to delivery at such office, to or upon such holder’s order, of the number of whole or fractional preferred shares and any money or other property represented by the depositary shares evidenced by such depositary receipts. Holders of depositary receipts will be entitled to receive whole or fractional shares of the related preferred shares on the basis of the proportion of the preferred shares represented by each depositary share as specified in the applicable prospectus supplement, but holders of such preferred shares will not thereafter be entitled to receive depositary shares therefor. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of preferred shares to be withdrawn, the preferred share depositary will deliver to such holder at the same time a new depositary receipt evidencing such excess number of depositary shares.

Redemption of Depositary Shares

Whenever Brandywine redeems preferred shares held by the preferred share depositary, the preferred share depositary will redeem as of the same redemption date the number of depositary shares representing the preferred shares so redeemed, provided Brandywine has paid in full to the preferred share depositary the redemption price of the preferred shares to be redeemed plus an amount equal to any accrued and unpaid distributions thereon to the date fixed for redemption. The redemption price per depositary share will be equal to the redemption price and any other amounts per share payable with respect to the preferred shares. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected pro rata (as nearly as may be practicable without creating fractional depositary shares) or by any other equitable method determined by us that will not result in the issuance of any excess shares.

From and after the date fixed for redemption, all distributions in respect of the preferred shares so called for redemption will cease to accrue, the depositary shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the depositary receipts evidencing the depositary shares so called for redemption will cease, except the right to receive any monies payable upon such redemption and any money or other property to which the holders of such depositary receipts were entitled upon such redemption upon surrender thereof to the preferred share depositary.

Voting of the Preferred Shares

Upon receipt of notice of any meeting at which the holders of the preferred shares are entitled to vote, the preferred share depositary will mail the information contained in such notice of meeting to the record holders of the depositary receipts evidencing the depositary shares which represent such preferred shares. Each record holder of depositary receipts evidencing depositary shares on the record date (which will be the same date as the record date for the preferred shares) will be entitled to instruct the preferred share depositary as to the exercise of the voting rights pertaining to the amount of preferred shares represented by such holder’s depositary shares. The preferred share depositary will vote the amount of preferred shares represented by such depositary shares in accordance with such instructions, and we will agree to take all reasonable actions that may be deemed necessary by the preferred share depositary in order to enable the preferred share depositary to do so. The preferred share depositary will abstain from voting the amount of preferred shares represented by such depositary shares to the extent it does not receive specific instructions from the holders of depositary receipts evidencing such depositary shares. The preferred share depositary will not be responsible for any failure to carry out any instruction to vote, or for the manner or effect of any such vote made, as long as any such action or non-action is in good faith and does not result from negligence or willful misconduct of the preferred share depositary.

Liquidation Preference

In the event of our liquidation, dissolution or winding up, whether voluntary or involuntary, the holders of each depositary receipt will be entitled to the fraction of the liquidation preference, if any, accorded each preferred share represented by the depositary share evidenced by such depositary receipt, as set forth in the applicable prospectus supplement.

Conversion of Preferred Shares

The depositary shares, as such, are not convertible into common shares or any of our other securities or property, except in connection with certain conversions in connection with the preservation of Brandywine’s status as a REIT. Nevertheless, if so specified in the applicable prospectus supplement relating to an offering of depositary shares, the depositary receipts may be surrendered by holders thereof to the preferred share depositary with written instructions to the preferred share depositary to instruct Brandywine to cause conversion of the preferred shares represented by the depositary shares evidenced by such depositary receipts into whole common shares, other preferred shares (including excess shares) or other shares of beneficial interest. If the depositary shares evidenced by a depositary receipt are to be converted in part only, a new depositary receipt or receipts will be issued for any depositary shares not to be converted. No fractional common shares will be issued upon conversion, and if such conversion will result in a fractional share being issued, we will pay an amount in cash equal to the value of the fractional interest based upon the closing price of the common shares on the last business day prior to the conversion.

Amendment and Termination of the Deposit Agreement

The form of depositary receipt evidencing the depositary shares which represent the preferred shares and any provision of the deposit agreement may at any time be amended by agreement between us and the preferred share depositary. However, any amendment that materially and adversely alters the rights of the holders of depositary receipts or that would be materially and adversely inconsistent with the rights granted to the holders of the related preferred shares will not be effective unless such amendment has been approved by the existing holders of at least a majority of the depositary shares evidenced by the depositary receipts then outstanding. No amendment shall impair the right, subject to certain exceptions in the depositary agreement, of any holder of depositary receipts to surrender any depositary receipt with instructions to deliver to the holder the related preferred shares and all money and other property, if any, represented thereby, except in order to comply with law. Every holder of an outstanding depositary receipt at the time any such amendment becomes effective shall be deemed, by continuing to hold such depositary receipt, to consent and agree to such amendment and to be bound by the deposit agreement as amended thereby.

Unless otherwise provided in the applicable prospectus supplement, Brandywine may terminate the deposit agreement upon not less than 30 days’ prior written notice to the preferred share depositary if: (1) such termination is necessary to assist in maintaining Brandywine’s status as a REIT or (2) a majority of each series of preferred shares affected by such termination consents to such termination, whereupon the preferred share depositary shall deliver or make available to each holder of depositary receipts, upon surrender of the depositary receipts held by such holder, such number of whole or fractional preferred shares as are represented by the depositary shares evidenced by such depositary receipts together with any other property held by the preferred share depositary with respect to such depositary receipts. If the deposit agreement is terminated to assist in maintaining Brandywine’s status as a REIT, then, if the depositary shares are listed on a national securities exchange, Brandywine will use its best efforts to list the preferred shares issued upon surrender of the related depositary shares on a national securities exchange. In addition, the deposit agreement will automatically terminate if: (1) all outstanding depositary shares shall have been redeemed, (2) there shall have been a final distribution in respect of the related preferred shares in connection with Brandywine’s liquidation, dissolution or winding up and such distribution shall have been distributed to the holders of depositary receipts evidencing the depositary shares representing such preferred shares, or (3) each share of the related preferred shares shall have been converted into Brandywine’s shares of beneficial interest not so represented by depositary shares.

Charges of Preferred Share Depositary

Brandywine will pay all transfer and other taxes and governmental charges arising solely from the existence of the deposit agreement. In addition, Brandywine will generally pay the fees and expenses of the preferred share depositary in connection with the performance of its duties under the deposit agreement. However, holders of depositary receipts will pay certain other transfer and other taxes and governmental charges as well as the fees and expenses of the preferred share depositary for any duties requested by such holders to be performed which are outside of those expressly provided for in the deposit agreement.

Resignation and Removal of Depositary

The preferred share depositary may resign at any time by delivering to Brandywine notice of its election to do so, and Brandywine may at any time remove the preferred share depositary, any such resignation or removal to take effect upon the appointment of a successor preferred share depositary. A successor preferred share depositary must be appointed within 60 days after delivery of the notice of resignation or removal and, unless otherwise specified in the applicable prospectus supplement, must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

Miscellaneous

The preferred share depositary will forward to holders of depositary receipts any reports and communications from us which are received by the preferred share depositary with respect to the related preferred shares.

Neither Brandywine nor the preferred share depositary will be liable if it is prevented from or delayed in, by law or any circumstances beyond its control, performing its obligations under the deposit agreement. Brandywine’s obligations and the preferred share depositary’s obligations under the deposit agreement will be limited to performing their respective duties thereunder in good faith and without negligence (in the case of any action or inaction in the voting of preferred shares represented by the depositary shares), gross negligence or willful misconduct, and Brandywine and the preferred share depositary will not be obligated to prosecute or defend any legal proceeding in respect of any depositary receipts, depositary shares or preferred shares represented thereby unless satisfactory indemnity is furnished. Brandywine and the preferred share depositary may rely on written advice of counsel or accountants, or information provided by persons presenting preferred shares represented thereby for deposit, holders of depositary receipts or other persons believed in good faith to be competent to give such information, and on documents believed in good faith to be genuine and signed by a proper party.

In the event the preferred share depositary receives conflicting claims, requests or instructions from Brandywine and any holders of depositary receipts, the preferred share depositary will be entitled to act on such claims, requests or instructions received from Brandywine.

DESCRIPTION OF THE WARRANTS

Brandywine may issue warrants to purchase preferred shares, depositary shares or common shares, which we refer to in this prospectus as “warrants.” Warrants may be issued independently or together with any securities and may be attached to or separate from such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a specified warrant agent. The warrant agent will act solely as Brandywine’s agent in connection with the warrants of such series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

The applicable prospectus supplement will describe the following terms, where applicable, of the warrants in respect of which this prospectus is being delivered:

•	the title of the warrants;

•	the aggregate number of outstanding warrants;

•	the price or prices at which the warrants will be issued;

•	the price or prices at which the securities purchasable upon exercise of the warrants may be purchased;

•	the designation, amount and terms of the securities purchasable upon exercise of the warrants;

•	if applicable, the date on and after which the warrants and the securities purchasable upon exercise of the warrants will be separately transferable;

•	the date on which the right to exercise the warrants shall commence and the date on which such right shall expire;

•	the minimum or maximum amount of the warrants which may be exercised at any one time;

•	information with respect to book-entry procedures, if any;

•	a discussion of federal income tax considerations; and

•	any other material terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

PROVISIONS OF MARYLAND LAW AND OF
BRANDYWINE’S DECLARATION OF TRUST AND BYLAWS

The following is a summary of provisions of Maryland law, Brandywine’s Declaration of Trust and its Bylaws. This summary does not completely describe Maryland law, the Declaration of Trust or the Bylaws. For a complete description of each of the foregoing, we refer you to the Maryland statutes applicable to REITs, and Brandywine’s Declaration of Trust and Bylaws, each of which is incorporated by reference in this prospectus.

Duration

Under Brandywine’s Declaration of Trust, Brandywine has a perpetual term of existence and will continue perpetually subject to the authority of its Board of Trustees to terminate its existence and liquidate its assets and subject to termination pursuant to the Maryland REIT Law.

Board of Trustees

Brandywine’s Declaration of Trust provides that the number of its trustees shall not be less than three nor more than 15. Any vacancy, including a vacancy created by an increase in the number of trustees, may be filled by a majority of the trustees.

Brandywine’s trustees generally will each serve for a one-year term. In the event that Brandywine fails to pay quarterly distributions for six or more quarters to the holders of the Series C Preferred Shares and the Series D Preferred Shares, those holders will have the right, voting together as a single class with any other series of Brandywine’s preferred shares ranking on a parity with the Series C Preferred Shares and the Series D Preferred Shares and upon which like voting rights have been conferred, to elect two additional members to the Board of Trustees. See “Description of Shares of Beneficial Interest — Preferred Shares of Beneficial Interest.”

Brandywine’s Declaration of Trust generally provides that a trustee may be removed from office only at a meeting of shareholders. However, a trustee elected solely by holders of a series of preferred shares may be removed only by the affirmative vote of a majority of the preferred shares of that series voting as a single class.

Business Combinations

Under Maryland law, as applicable to Maryland real estate investment trusts, certain “business combinations” (including certain mergers, consolidations, share exchanges or, in certain circumstances, asset transfers or issuances or reclassifications of equity securities) between a Maryland real estate investment trust and an “interested shareholder” or an affiliate of the interested shareholder are prohibited for five years after the most recent date on which the interested shareholder becomes an interested shareholder. An interested shareholder includes a person who beneficially owns, and an affiliate or associate (as defined under Maryland law) of the trust who, at any time during the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the trust’s then outstanding voting shares. Thereafter, any such business combination must be recommended by the trustees of such trust and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of outstanding voting shares of beneficial interest of the trust, voting together as a single voting group; and

•	two-thirds of the votes entitled to be cast by holders of outstanding voting shares of beneficial interest other than shares held by the interested shareholder with whom or with whose affiliate the business combination is to be effected or by the interested shareholder’s affiliates or associates, voting together as a single voting group.

These super-majority voting requirements do not apply if the trust’s common shareholders receive a minimum price (as defined under Maryland law) for their shares and the consideration is received in cash or in the same form as previously paid by the interested shareholder for its shares. These provisions also do not apply to business combinations that are approved or exempted by the Board of Trustees of the trust prior to the time that the interested shareholder becomes an interested shareholder. An amendment to a Maryland REIT’s declaration of trust electing not to be subject to the foregoing requirements must be approved by the affirmative vote of at least 80% of the votes entitled to be cast by holders of outstanding voting shares of beneficial interest of the trust, voting together as a single voting group, and two-thirds of the votes entitled to be cast by holders of outstanding voting shares of beneficial interest other than shares of beneficial interest held by interested shareholders. Any such amendment shall not be effective until 18 months after the vote of shareholders and does not apply to any business combination of the trust with an interested shareholder that has such status on the date of the shareholder vote. Brandywine’s Board of Trustees has previously exempted any business combinations involving Prentiss Properties Trust, Safeguard Scientifics, Inc., Pennsylvania State Employees’ Retirement System, LF Strategic Realty Investors L.P., Morgan Stanley Asset Management Inc., Five Arrows Realty Securities HI L.L.C. and Gerard H. Sweeney and their respective affiliates and associates from the business combination provisions summarized above and, consequently, the five-year prohibition and the super-majority vote requirements will not apply to business combinations between Brandywine and any of them.

The business combination statute could have the effect of delaying, deferring or preventing offers to acquire Brandywine and of increasing the difficulty of consummating any such transaction.

Control Share Acquisitions

Under Maryland law, as applicable to Maryland real estate investment trusts, “control shares” of a Maryland real estate investment trust acquired in a “control share acquisition” have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter by shareholders, excluding shares owned by the acquirer, by officers or by trustees who are employees of the trust in question. “Control shares” are voting shares of beneficial interest which, if aggregated with all other shares previously acquired by such acquirer or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise the voting power in the election of trustees within one of the following ranges of voting power:

•	one-tenth or more but less than one-third;

•	one-third or more but less than a majority; or

•	a majority or more of all voting power.

Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval. A “control share acquisition” means the acquisition of control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel Brandywine’s Board of Trustees to call a special meeting of shareholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the trust may itself present the question at any shareholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the trust may redeem any or all of the control shares, except those for which voting rights have previously been approved, for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or of any meeting of shareholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a shareholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other shareholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition, and certain limitations and restrictions otherwise applicable to the exercise of dissenters’ rights do not apply in the context of a control share acquisition.

Brandywine’s Bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of our shares. There can be no assurance that this provision will not be amended or eliminated at any time in the future.

Amendment to the Declaration of Trust

Brandywine’s Declaration of Trust may be amended only by the affirmative vote of the holders of not less than a majority of the shares then outstanding and entitled to vote thereon, except for the provisions of Brandywine’s Declaration of Trust relating to (1) increases or decreases in the aggregate number of shares of any class, which may generally be made by the Board of Trustees without shareholder approval subject to approval rights of holders of the Series C Preferred Shares and the Series D Preferred Shares with respect to issuances of preferred shares that would rank senior as to distributions or in liquidation and (2) the Maryland General Corporation Law provisions on business combinations, amendment of which requires the affirmative vote of the holders of not less than 80% of the shares then outstanding and entitled to vote. In addition, if Brandywine’s Board of Trustees determines, with the advice of counsel, that any one or more of the provisions of its Declaration of Trust conflict with the Maryland REIT Law, the Code or other applicable Federal or state law(s), the conflicting provisions of Brandywine’s Declaration of Trust shall be deemed never to have constituted a part of its Declaration of Trust, even without any amendment thereof.

Termination of Brandywine Realty Trust and REIT Status

Subject to the rights of any outstanding preferred shares and to the provisions of the Maryland REIT Law, Brandywine’s Declaration of Trust permits its Board of Trustees to terminate Brandywine’s existence and to discontinue its election to be taxed as a REIT.

Transactions between Brandywine Realty Trust and its Trustee or Officers

Brandywine’s Declaration of Trust provides that any contract or transaction between it and one or more of its trustees, officers, employees or agents must be approved by a majority of Brandywine’s trustees who have no interest in the contract or transaction.

Limitation of Liability and Indemnification

The Maryland REIT Law permits a Maryland REIT to include in its Declaration of Trust a provision limiting the liability of its trustees and officers to the trust and its shareholders for money damages except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty established by a final judgment as being material to the cause of action. Brandywine’s Declaration of Trust contains a provision which eliminates such liability to the maximum extent permitted by the Maryland REIT Law.

The Maryland REIT Law permits a Maryland REIT to indemnify and advance expenses to its trustees and officers to the same extent as permitted for directors and officers of a Maryland corporation under the Maryland General Corporation Law. In the case of directors and officers of a Maryland corporation, the Maryland General Corporation Law permits a Maryland corporation to indemnify present and former directors and officers against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of such service, unless it is established that either: (1) the act or omission of the director or officer was material to the matter giving rise to the proceeding and either (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty; (2) the director or officer actually received an improper personal benefit in money, property or services; or (3) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

Brandywine’s Bylaws require Brandywine to indemnify, without a preliminary determination of the ultimate entitlement to indemnification: (1) any present or former trustee, officer or shareholder who has been successful, on the merits or otherwise, in the defense of a proceeding to which he was made a party by reason of such status, against reasonable expenses incurred by him in connection with the proceeding; (2) any present or former trustee or officer against any claim or liability to which he may become subject by reason of such status unless it is established that (a) his act or omission was committed in bad faith or was the result of active and deliberate dishonesty, (b) he actually received an improper personal benefit in money, property or services or (c) in the case of a criminal proceeding, he had reasonable cause to believe that his act or omission was unlawful; and (3) each shareholder or former shareholder against any claim or liability to which he may be subject by reason of such status as a shareholder or former shareholder.

In addition, Brandywine’s Bylaws require Brandywine to pay or reimburse, in advance of final disposition of a proceeding, reasonable expenses incurred by a present or former trustee, officer or shareholder made a party to a proceeding by reason of his status as a trustee, officer or shareholder provided that, in the case of a trustee or officer, Brandywine shall have received (1) a written affirmation by the trustee or officer of his good faith belief that he has met the applicable standard of conduct necessary for indemnification by Brandywine as authorized by the Bylaws and (2) a written undertaking by him or on his behalf to repay the amount paid or reimbursed by Brandywine if it shall ultimately be determined that the applicable standard of conduct was not met. The Bylaws also (1) permit Brandywine, with the approval of its trustees, to provide indemnification and payment or reimbursement of expenses to a present or former trustee, officer or shareholder who served Brandywine’s predecessor in such capacity, and to any of Brandywine’s employees or agents of its predecessor, (2) provide that any indemnification or payment or reimbursement of the expenses permitted by its Bylaws shall be furnished in accordance with the procedures provided for indemnification and payment or reimbursement of expenses under Section 2-418 of the Maryland General Corporation Law for directors of Maryland corporations and (3) permit Brandywine to provide such other and further indemnification or payment or reimbursement of expenses as may be permitted by the Maryland General Corporation Law for directors of Maryland corporations.

The limited partnership agreement of the Operating Partnership also provides for indemnification by the Operating Partnership of Brandywine, as general partner, for any costs, expenses or liabilities incurred by it by reason of any act performed by it for or on behalf of the Operating Partnership; provided that such person’s actions were taken in good faith and in the belief that such conduct was in the best interests of the Operating Partnership and that such person was not guilty of fraud, willful misconduct or gross negligence.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our trustees and officers pursuant to the foregoing provisions or otherwise, we have been advised that, although the validity and scope of the governing statute has not been tested in court, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In addition, state securities laws may limit indemnification.

SELLING SECURITYHOLDERS

Information about selling securityholders, where applicable, will be set forth in a prospectus supplement, in a post-effective amendment, or in filings we make with the SEC under the Exchange Act which are incorporated by reference.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

The following discussion describes the material U.S. federal income tax consequences relating to the taxation of Brandywine Realty Trust as a REIT and the ownership and disposition of Brandywine’s common shares, preferred shares and debt securities.

Because this is a summary that is intended to address only material federal income tax consequences relating to the ownership and disposition of Brandywine’s common shares, preferred shares or debt securities that will apply to all holders, this summary may not contain all the information that may be important to you. As you review this discussion, you should keep in mind that:

•	the tax consequences to you may vary depending on your particular tax situation;

•	special rules that are not discussed below may apply to you if, for example, you are a tax-exempt organization, a broker-dealer, a non-U.S. person, a trust, an estate, a regulated investment company, a financial institution, an insurance company, or otherwise subject to special tax treatment under the Code;

•	this summary does not address state, local or non-U.S. tax considerations (See “— Other Tax Consequences”);

•	this summary deals only with our shareholders and debtholders that hold common shares, preferred shares or debt securities as “capital assets” within the meaning of Section 1221 of the Code; and

•	this discussion is not intended to be, and should not be construed as, tax advice.

You are urged both to review the following discussion and to consult with your own tax advisor to determine the effect of ownership and disposition of our common shares, preferred shares or debt securities on your individual tax situation, including any state, local or non-U.S. tax consequences.

As used herein, a “U.S. Shareholder” means a beneficial owner of our common shares or preferred shares, and a “U.S. Holder” means a beneficial owner of our debt securities, in each case where such beneficial owner is for U.S. federal income tax purposes (1) a citizen or resident of the U.S., (2) a corporation or partnership created or organized in or under the laws of the U.S. or any political subdivision thereof, (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (4) a trust if it (a) is subject to the primary supervision of a court within the U.S. and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

As used herein, a “Non-U.S. Shareholder” means a beneficial owner of our common shares or preferred shares that is not a “U.S. Shareholder,” and a “Non-U.S. Holder” means a beneficial owner of our debt securities that is not a “U.S. Holder,” in each case where such beneficial owner is not a partnership (or other entity treated as a partnership for U.S. federal income tax purposes).

If a partnership holds common shares, preferred shares, or debt securities, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding common shares, preferred shares, or debt securities, you should consult your tax advisors.

The information in this summary is based on the Code, current, temporary and proposed Treasury regulations, the legislative history of the Code, current administrative interpretations and practices of the IRS, including its practices and policies as endorsed in private letter rulings, which are not binding on the IRS, and existing court decisions. Future legislation, regulations, administrative interpretations and court decisions could change current law or adversely affect existing interpretations of current law. Any change could apply retroactively. We have not obtained any rulings from the IRS concerning the tax treatment of the matters discussed in this summary. Therefore, it is possible that the IRS could challenge the statements in this summary, which do not bind the IRS or the courts, and that a court could agree with the IRS.

Taxation of Brandywine as a REIT

Brandywine first elected to be taxed as a REIT for the taxable year ended December 31, 1986, and has operated and expects to continue to operate in such a manner so as to remain qualified as a REIT for Federal income tax purposes. An entity that qualifies for taxation as a REIT and distributes to its shareholders an amount at least equal to 90% of its REIT taxable income (determined without regard to the deduction for dividends paid and by excluding any net capital gain) plus 90% of its income from foreclosure property (less the tax imposed on such income) minus any excess noncash income (as determined under the Code) is generally not subject to Federal corporate income taxes on net income that it currently distributes to shareholders. This treatment substantially eliminates the “double taxation” (at the corporate and shareholder levels) that generally results from investment in a corporation. However, we will be subject to Federal income tax as follows:

1. We will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains.

2. Under certain circumstances, we may be subject to the “alternative minimum tax” on our items of tax preference, if any.

3. If we have net income from prohibited transactions (which are, in general, certain sales or other dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business) such income will be subject to a 100% tax. See “— Sale of Partnership Property.”

4. If we should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), and nonetheless have maintained our qualification as a REIT because certain other requirements have been met, we will be subject to a 100% tax on the net income attributable to the greater of the amount by which we fail the 75% or 95% test, multiplied by a fraction intended to reflect our profitability.

5. If we should fail to distribute during each calendar year at least the sum of (1) 85% of our REIT ordinary income for such year, (2) 95% of our REIT capital gain net income for such year, and (3) any undistributed taxable income from prior years, we would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed.

6. If we have (1) net income from the sale or other disposition of “foreclosure property” (which is, in general, property acquired by us by foreclosure or otherwise or default on a loan secured by the property) which is held primarily for sale to customers in the ordinary course of business or (2) other nonqualifying income from foreclosure property, we will be subject to tax on such income at the highest corporate rate.

7. If we were to acquire any asset from a taxable “C” corporation in a carry-over basis transaction, we could be liable for specified tax liability inherited from that “C” corporation with respect to that corporation’s “built-in gain” in its assets. Built-in gain is the amount by which an asset’s fair market value exceeds its adjusted tax basis. We would not be subject to tax on the built in gain, however, if we do not dispose of the acquired property within the 10-year period following acquisition of such property.

Qualification of Brandywine as a REIT

The Code defines a REIT as a corporation, trust or association:

1. that is managed by one or more trustees or directors;

2. the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest;

3. that would be taxable as a domestic corporation but for Sections 856 through 859 of the Code;

4. that is neither a financial institution nor an insurance company subject to certain provisions of the Code;

5. the beneficial ownership of which is held by 100 or more persons;

6. during the last half of each taxable year not more than 50% in value of the outstanding shares of which is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include specified entities);

7. that makes an election to be taxable as a REIT, or has made this election for a previous taxable year which has not been revoked or terminated, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT status, after applying certain attribution rules;

8. that uses a calendar year for federal income tax purposes and complies with the record keeping requirements of the Code and the Treasury Regulations; and

9. that meets other applicable tests, described below, regarding the nature of its income and assets and the amount of its distributions.

Conditions (1) through (4) must be satisfied during the entire taxable year, and condition (5) must be satisfied during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. We have previously issued common shares in sufficient proportions to allow us to satisfy requirements (5) and (6) (the “100 Shareholder” and “five-or-fewer” requirements). In addition, our Declaration of Trust provides restrictions regarding the transfer of our shares that are intended to assist us in continuing to satisfy the requirements described in conditions (5) and (6) above. See “— Description of Shares of Beneficial Interest — Restrictions on Transfer.” However, these restrictions may not ensure that we will, in all cases, be able to satisfy the requirements described in conditions (5) and (6) above. In addition, we have not obtained a ruling from the IRS as to whether the provisions of our Declaration of Trust concerning restrictions on transfer and conversion of common shares to “Excess Shares” will allow us to satisfy conditions (5) and (6). If we fail to satisfy such share ownership requirements, our status as a REIT will terminate. However, for our taxable years beginning on or after January 1, 2005, the Act provides that if the failure to meet the share ownership requirements is due to reasonable cause and not due to willful neglect, we may avoid termination of our REIT status by paying a penalty of $50,000.

To monitor compliance with condition (6) above, a REIT is required to send annual letters to its shareholders requesting information regarding the actual ownership of its shares. If we comply with the annual letters requirement and do not know or, exercising reasonable diligence, would not have known of our failure to meet condition (6) above, then we will be treated as having met condition (6) above.

Qualified REIT Subsidiaries

We currently have several wholly-owned subsidiaries which are “qualified REIT subsidiaries” and we may have additional wholly-owned qualified REIT subsidiaries in the future. The Code provides that a corporation that is a qualified REIT subsidiary shall not be treated as a separate corporation, and all assets, liabilities and items of income, deduction and credit of a qualified REIT subsidiary shall be treated as assets, liabilities and items of income, deduction and credit of the REIT. A qualified REIT subsidiary is a corporation, other than a “taxable REIT subsidiary” (discussed below), all of the capital stock of which is owned by the REIT and that has not elected to be a taxable REIT subsidiary. In applying the requirements described herein, all of our qualified REIT subsidiaries will be ignored, and all assets, liabilities and items of income, deduction and credit of such subsidiaries will be treated as our assets, liabilities and items of income, deduction and credit. These subsidiaries, therefore, will not be subject to federal corporate income taxation, although they may be subject to state and local taxation.

Taxable REIT Subsidiaries

We currently have several taxable REIT subsidiaries, and may have additional taxable REIT subsidiaries in the future. A REIT may hold any direct or indirect interest in a corporation that qualifies as a taxable REIT subsidiary as long as the value of the REIT’s holdings of taxable REIT subsidiary securities do not exceed 20% of the value of the REIT’s total assets. To qualify as a taxable REIT subsidiary, the subsidiary and the REIT must make a joint election to treat the subsidiary as a taxable REIT subsidiary. A taxable REIT subsidiary also includes any corporation (other than a REIT or a qualified REIT subsidiary) in which a taxable REIT subsidiary directly or indirectly owns more than 35% of the total voting power or value. See “— Asset Tests” below. A taxable REIT subsidiary will pay tax at regular corporate income rates on any taxable income it earns.

A taxable REIT subsidiary can perform tenant services without causing the REIT to receive impermissible tenant services income under the REIT income tests. However, several provisions regarding the arrangements between a REIT and its taxable REIT subsidiaries ensure that a taxable REIT subsidiary will be subject to an appropriate level of federal income taxation. For example, a taxable REIT subsidiary is limited in its ability to deduct interest payments made to a REIT. In addition, a REIT will be obligated to pay a 100% penalty tax on some payments that it receives or on certain expenses deducted by the taxable REIT subsidiary if the economic arrangements between the REIT, the REIT’s tenants and the taxable REIT subsidiary are not comparable to similar arrangements among unrelated parties.

Ownership of Partnership Interests by a REIT

A REIT that is a partner in a partnership is deemed to own its proportionate share of the assets of the partnership and is deemed to receive the income of the partnership attributable to such share. In addition, the character of the assets and gross income of the partnership retains the same character in the hands of the REIT. Accordingly, our proportionate share of the assets, liabilities and items of income of the Operating Partnership are treated as assets, liabilities and items of income of ours for purposes of applying the requirements described herein. Brandywine has control over the Operating Partnership and most of the partnership and limited liability company subsidiaries of the Operating Partnership and intends to operate them in a manner that is consistent with the requirements for qualification of Brandywine as a REIT.

Income Tests

In order to qualify as a REIT, Brandywine must generally satisfy two gross income requirements on an annual basis. First, at least 75% of our gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including “rents from real property” and, in certain circumstances, interest) or from certain types of temporary investments. Second, at least 95% of our gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from the same items which qualify under the 75% gross income test, and from dividends, interest and gain from the sale or disposition of securities.

Rents received by a REIT will qualify as “rents from real property” in satisfying the gross income requirements described above only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “rents from real property” solely by reason of being based on a fixed percentage or percentages of gross receipts or sales. Second, subject to certain limited exceptions, rents received from a tenant will not qualify as “rents from real property” in satisfying the gross income tests if the REIT, or a direct or indirect owner of 10% or more of the REIT, directly or constructively, owns 10% or more of such tenant (a “Related Party Tenant”). Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as “rents from real property.” Finally, in order for rents received with respect to a property to qualify as “rents from real property,” the REIT generally must not operate or manage the property or furnish or render services to tenants, except through an “independent contractor” who is adequately compensated and from whom the REIT derives no income, or through a taxable REIT subsidiary. The “independent contractor” requirement, however, does not apply to the extent the services provided by the REIT are “usually or customarily rendered” in connection with the rental of space for occupancy only, and are not otherwise considered “rendered to the occupant.” In addition, a de minimis rule applies with respect to non-customary services. Specifically, if the value of the non-customary service income with respect to a property (valued at no less than 150% of the direct costs of performing such services) is 1% or less of the total income derived from the property, then all rental income except the non-customary service income will qualify as “rents from real property.” A taxable REIT subsidiary may provide services (including noncustomary services) to a REIT’s tenants without “tainting” any of the rental income received by the REIT, and will be able to manage or operate properties for third parties and generally engage in other activities unrelated to real estate.

We do not anticipate receiving rent that is based in whole or in part on the income or profits of any person (except by reason of being based on a fixed percentage or percentages of gross receipts or sales consistent with the rules described above). We also do not anticipate receiving more than a de minimis amount of rents from any related party tenant or rents attributable to personal property leased in connection with real property that will exceed 15% of the total rents received with respect to such real property.

We provide services to our properties that we own through the Operating Partnership, and we believe that all of such services will be considered “usually or customarily rendered” in connection with the rental of space for occupancy only so that the provision of such services will not jeopardize the qualification of rent from the properties as “rents from real property.” In the case of any services that are not “usual and customary” under the foregoing rules, we will employ an “independent contractor” or a taxable REIT subsidiary to provide such services.

The Operating Partnership may receive certain types of income that will not qualify under the 75% or 95% gross income tests. In particular, dividends received from a taxable REIT subsidiary will not qualify under the 75% test. We believe, however, that the aggregate amount of such items and other non-qualifying income in any taxable year will not cause Brandywine to exceed the limits on non-qualifying income under either the 75% or 95% gross income tests.

If Brandywine fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, Brandywine may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. These relief provisions will be generally available if (1) the failure to meet such tests was due to reasonable cause and not due to willful neglect, (2) we have attached a schedule of the sources of our income to our return, and (3) any incorrect information on the schedule was not due to fraud with intent to evade tax. In addition, for taxable years beginning on or after January 1, 2005, we must also file a disclosure schedule with the IRS after we determine that we have not satisfied one of the gross income tests. It is not possible, however, to state whether in all circumstances Brandywine would be entitled to the benefit of these relief provisions. As discussed above in “Taxation of Brandywine as a REIT,” even if these relief provisions apply, a tax would be imposed based on nonqualifying income.

Any gain realized by us on the sale of any property held as inventory or other property held primarily for sale to customers in the ordinary course of business, including Brandywine’s share of this type of gain realized by the Operating Partnership, will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances of a particular transaction. We intend to hold properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning and operating properties, and to make occasional sales of properties as are consistent with our investment objectives. We cannot provide any assurance, however, that the IRS might not contend that one or more of these sales are subject to the 100% penalty tax.

Asset Tests

At the close of each quarter of each taxable year, Brandywine must satisfy the following tests relating to the nature of our assets:

First, at least 75% of the value of our total assets must be represented by cash or cash items (which generally include receivables), government securities, “real estate assets” (which generally include interests in real property, interests in mortgages on real property and shares of other REITs), or, in cases where we receive proceeds from the issuance of shares of beneficial interest or publicly offered long-term (at least five-year) debt, temporary investments in stock or debt instruments during the one-year period following our receipt of such proceeds.

Second, of the investments not included in the 75% asset class, the value of any one issuer’s securities we own may not exceed 5% of the value of our total assets (“5% test”); and we may not own more than 10% of the vote or value of any one issuer’s outstanding securities (“10% test”), except for our interests in the Operating Partnership, noncorporate subsidiaries, taxable REIT subsidiaries and any qualified REIT subsidiaries, and except (with respect to the 10% value test) certain “straight debt” securities.

Effective for taxable years beginning after December 31, 2000, the safe harbor under which certain types of securities are disregarded for purposes of the 10% value limitation includes (i) straight debt securities (including straight debt securities that provides for certain contingent payments); (ii) any loan to an individual or an estate; (iii) any rental agreement described in Section 467 of the Code, other than with a “related person”; (iv) any obligation to pay rents from real property; (v) certain securities issued by a State or any political subdivision thereof, or the Commonwealth of Puerto Rico; (vi) any security issued by a REIT; and (vii) any other arrangement that, as determined by the Secretary of the Treasury, is excepted from the definition of a security. In addition, for purposes of applying the 10% value limitation, (a) a REIT’s interest as a partner in a partnership is not considered a security; (b) any debt instrument issued by a partnership is not treated as a security if at least 75% of the partnership’s gross income is from sources that would qualify for the 75% REIT gross income test, and (c) any debt instrument issued by a partnership is not treated as a security to the extent of the REIT’s interest as a partner in the partnership.

Third, not more than 20% of the value of our assets may be represented by securities of one or more taxable REIT subsidiaries.

For purposes of the 75% asset test, the term “interest in real property” includes an interest in land and improvements thereon, such as buildings or other inherently permanent structures, including items that are structural components of such buildings or structures, a leasehold of real property, and an option to acquire real property, or a leasehold of real property.

For purposes of the asset tests, we are deemed to own our proportionate share of the assets of the Operating Partnership, any qualified REIT subsidiary, and each noncorporate subsidiary, rather than our interests in those entities. At least 75% of the value of our total assets have been and will be represented by real estate assets, cash and cash items, including receivables and government securities. In addition, except for our interests in the Operating Partnership, the noncorporate subsidiaries, another REIT, any taxable REIT subsidiary and any qualified REIT subsidiary, we have not owned, and will not own (1) securities of any one issuer the value of which exceeds 5% of the value of our total assets, or (2) more than 10% of the vote or value of any one issuer’s outstanding securities. We have not owned, and will not own, securities of taxable REIT subsidiaries with an aggregate value in excess of 20% of the value of our assets.

As noted above, one of the requirements for qualification as a REIT is that a REIT not own more than 10% of the vote or value of any corporation other than the stock of a qualified REIT subsidiary (of which the REIT is required to own all of such stock), a taxable REIT subsidiary and stock in another REIT. The Operating Partnership owns all or substantially all of the voting securities of several entities that have elected to be taxed as corporations and are taxable REIT subsidiaries. We and each taxable REIT subsidiary have jointly made a taxable REIT subsidiary election and, therefore, ownership of such subsidiaries will not violate the 10% test.

We own directly and indirectly common shares of certain entities that have elected or will elect to be treated as a real estate investment trusts (“Captive REITs”). Provided that each of the Captive REITs continues to qualify as a REIT (including satisfaction of the ownership, income, asset and distribution tests discussed herein) the common shares of the Captive REITs will qualify as real estate assets under the 75% test. However, if any Captive REIT fails to qualify as a REIT in any year, then the common shares of such Captive REIT will not qualify as real estate assets under the 75% test. In addition, because we own directly or indirectly more than 10% of the common shares of each Captive REIT, Brandywine would not satisfy the 10% test if any Captive REIT were to fail to qualify as a REIT. Accordingly, Brandywine’s qualification as a REIT depends upon the ability of each Captive REIT to continue to qualify as a REIT.

After initially meeting the asset tests at the close of any quarter, Brandywine will not lose its status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If the failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter, the failure can be cured by disposition of sufficient nonqualifying assets within 30 days after the close of that quarter. We intend to maintain adequate records of the value of our assets to ensure compliance with the asset tests, and to take such other action within 30 days after the close of any quarter as may be required to cure any noncompliance. However, there can be no assurance that such other action will always be successful. If we fail to cure any noncompliance with the asset tests within such time period, our status as a REIT would be lost.

For taxable years beginning on or after January 1, 2005, the Code provides relief from certain failures to satisfy the REIT asset tests. If the failure relates to the 5% test or 10% test, and if the failure is de minimis (does not exceed the lesser of $10 million or 1% of our assets as of the end of the quarter), we may avoid the loss of our REIT status by disposing of sufficient assets to cure the failure within 6 months after the end of the quarter in which the failure was identified. For failures to meet the asset tests that are more than a de minimis amount, we may avoid the loss of our REIT status if: the failure was due to reasonable cause, we file a disclosure schedule at the end of the quarter in which the failure was identified, we dispose of sufficient assets to cure the failure within 6 months after the end of the quarter, and we pay a tax equal to the greater of $50,000 or the highest corporate tax rate multiplied by the net income generated by the non-qualifying assets.

Annual Distribution Requirements

In order to qualify as a REIT, Brandywine is required to distribute dividends (other than capital gain dividends) to our shareholders in an amount at least equal to (1) the sum of (a) 90% of its “REIT taxable income” (computed without regard to the dividends paid deduction and the REIT’s net capital gain) and (b) 90% of the net income (after tax), if any, from foreclosure property, minus (2) certain “excess” non-cash income. In addition, if we dispose of a built-in gain asset during the 10 year period following its acquisition, we will be required to distribute at least 90% of the built-in gain (after tax), if any, recognized on the disposition of such asset. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before Brandywine timely files its tax return for such year and if paid on or before the first regular dividend payment after such declaration. If Brandywine declares a dividend in October, November or December of any year with a record date in one of those months and pays the divided on or before January 31 of the following year, Brandywine will be treated as having paid the dividend on December 31 of the year in which the dividend was declared. To the extent that we do not distribute all of our net capital gain or we distribute at least 90%, but less than 100%, of our “REIT taxable income,” as adjusted, we will be subject to tax on the undistributed amount at regular corporate tax rates. Furthermore, if we should fail to distribute during each calendar year (or, in the case of distributions with declaration and record dates falling in the last three months of the calendar year, by the end of January following such calendar year) at least the sum of (1) 85% of our REIT ordinary income for such year, (2) 95% of our REIT net capital gain income for such year and (3) any undistributed taxable income from prior periods, we would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed.

Brandywine intends to make timely distributions sufficient to satisfy the annual distribution requirements. In this regard, the limited partnership agreement of the Operating Partnership authorizes Brandywine, as general partner, to operate the partnership in a manner that will enable it to satisfy the REIT requirements and avoid the imposition of any federal income or excise tax liability. It is possible that we, from time to time, may not have sufficient cash or other liquid assets to meet the 90% distribution requirement due primarily to the expenditure of cash for nondeductible items such as principal amortization or capital expenditures. In order to meet the 90% distribution requirement, we may borrow or may cause the Operating Partnership to arrange for short-term or other borrowing to permit the payment of required distributions or declare a consent dividend, which is a hypothetical distribution to shareholders out of our earnings and profits. The effect of such a consent dividend (which, in conjunction with distributions actually paid, must not be preferential to those shareholders who agree to such treatment) would be that such shareholders would be treated for federal income tax purposes as if they had received such amount in cash, and they then had immediately contributed such amount back to Brandywine as additional paid-in capital. This would result in taxable income to those shareholders without the receipt of any actual cash distribution but would also increase their tax basis in their shares by the amount of the taxable income recognized.

Under certain circumstances, Brandywine may be able to rectify a failure to meet the distribution requirement for a given year by paying “deficiency dividends” to shareholders in a later year that may be included in Brandy wine’s deduction for distributions paid for the earlier year. Thus, Brandywine may be able to avoid being taxed on amounts distributed as deficiency dividends; however, Brandywine will be required to pay to the IRS interest based upon the amount of any deduction taken for deficiency dividends.

Failure to Qualify

For taxable years beginning on or after January 1, 2005, the Code provides relief for many failures to satisfy the REIT requirements. In addition to the relief provisions for failures to satisfy the income and asset tests (discussed above), the Code provides additional relief for other failures to satisfy REIT requirements. If the failure is due to reasonable cause and not due to willful neglect, and we elect to pay a penalty of $50,000 for each failure, we can avoid the loss of our REIT status.

If Brandywine fails to qualify for taxation as a REIT in any taxable year and the relief provisions do not apply, it will be subject to tax (including any applicable corporate alternative minimum tax) on its taxable income at regular corporate rates. Distributions to shareholders in any year in which Brandywine fails to qualify will not be deductible to us. In such event, to the extent of Brandywine’s current and accumulated earnings and profits, all distributions to shareholders will be taxable to them as dividends, and, subject to certain limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Under current law, such dividends should be taxable to individual shareholders at the 15% rate for qualified dividends provided that applicable holding period requirements are met. Unless entitled to relief under specific statutory provisions, Brandywine also will be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances Brandywine would be entitled to such statutory relief.

Income Taxation of the Operating Partnership, Subsidiary Partnerships and Their Partners

The following discussion summarizes certain Federal income tax considerations applicable to Brandywine’s investment in the Operating Partnership and the Operating Partnership’s subsidiary partnerships and limited liability companies (referred to as the “Subsidiary Partnerships”).

Classification of the Operating Partnership and Subsidiary Partnerships as Partnerships

Brandywine owns all of its Properties or the economic interests therein through the Operating Partnership. Brandywine will be entitled to include in its income its distributive share of the income and to deduct its distributive share of the losses of the Operating Partnership (including the Operating Partnership’s share of the income or losses of the Subsidiary Partnerships) only if the Operating Partnership and the Subsidiary Partnerships (collectively, the “Partnerships”) are classified for Federal income tax purposes as partnerships rather than as associations taxable as corporations. For taxable periods prior to January 1, 1997, an organization formed as a partnership was treated as a partnership for Federal income tax purposes rather than as a corporation only if it had no more than two of the four corporate characteristics that the Treasury Regulations used to distinguish a partnership from a corporation for tax purposes. These four characteristics were continuity of life, centralization of management, limited liability and free transferability of interests.

Neither the Operating Partnership nor any of the Subsidiary Partnerships requested a ruling from the IRS that it would be treated as a partnership for Federal income tax purposes.

Effective January 1, 1997, Treasury Regulations eliminated the four-factor test described above and, instead, permit partnerships and other non-corporate entities to be taxed as partnerships for federal income tax purposes without regard to the number of corporate characteristics possessed by such entity. Under those Treasury Regulations, both the Operating Partnership and each of the Subsidiary Partnerships will be classified as partnerships for federal income tax purposes except for any entity for which an affirmative election is made by the entity to be taxed as a corporation. Under a special transitional rule in the Treasury Regulations, the IRS will not challenge the classification of an existing entity such as the Operating Partnership or a Subsidiary Partnership for periods prior to January 1, 1997 if: (1) the entity has a “reasonable basis” for its classification; (2) the entity and each of its members recognized the federal income tax consequences of any change in classification of the entity made within the 60 months prior to January 1, 1997; and (3) neither the entity nor any of its members had been notified in writing on or before May 8, 1996 that its classification was under examination by the IRS. Neither the Operating Partnership nor any of the Subsidiary Partnerships changed its classification within the 60 month period preceding May 8, 1996, nor was any one of them notified that its classification as a partnership for federal income tax purposes was under examination by the IRS.

If for any reason the Operating Partnership or a Subsidiary Partnership were classified as an association taxable as a corporation rather than as a partnership for Federal income tax purposes, Brandywine would not be able to satisfy the income and asset requirements for REIT status. See “— Income Tests” and “— Asset Tests.” In addition, any change in any such Partnership’s status for tax purposes might be treated as a taxable event, in which case we might incur a tax liability without any related cash distribution. See “— Annual Distribution Requirements.” Further, items of income and deduction of any such Partnership would not pass through to its partner (e.g., Brandywine), and its partners would be treated as shareholders for tax purposes. Any such Partnership would be required to pay income tax at corporate tax rates on its net income and distributions to its partners would constitute dividends that would not be deductible in computing such Partnership’s taxable income.

Partnership Allocations

Although a partnership agreement will generally determine the allocation of income and losses among partners, such allocations will be disregarded for tax purposes if they do not comply with the provisions of

Section 704(b) of the Code and the Treasury Regulations promulgated thereunder, which require that partnership allocations respect the economic arrangement of the partners.

If an allocation is not recognized for Federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. The Operating Partnership’s allocations of taxable income and loss are intended to comply with the requirements of Section 704(b) of the Code and the Treasury Regulations promulgated thereunder.

Tax Allocations With Respect to Contributed Properties

We believe that the fair market values of the properties contributed directly or indirectly to the Operating Partnership in various transactions were different than the tax basis of such Properties. Pursuant to Section 704(c) of the Code, items of income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for Federal income tax purposes in a manner such that the contributor is charged with or benefits from the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution (the “Pre-Contribution Gain or Loss”). The partnership agreement of the Operating Partnership requires allocations of income, gain, loss and deduction attributable to such contributed property to be made in a manner that is consistent with Section 704(c) of the Code. Thus, if the Operating Partnership sells contributed property at a gain or loss, such gain or loss will be allocated to the contributing partners, and away from us, generally to the extent of the Pre-Contribution Gain or Loss.

The Treasury Department has issued final regulations under Section 704(c) of the Code which give partnerships flexibility in ensuring that a partner contributing property to a partnership receives the tax benefits and burdens of any Pre-Contribution Gain or Loss attributable to the contributed property. These regulations permit partnerships to use any “reasonable method” of accounting for Pre-Contribution Gain or Loss. These regulations specifically describe three reasonable methods, including (1) the “traditional method” under current law, (2) the traditional method with the use of “curative allocations” which would permit distortions caused by Pre-Contribution Gain or Loss to be rectified on an annual basis and (3) the “remedial allocation method” which is similar to the traditional method with “curative allocations.” The partnership agreement of the Operating Partnership permits us, as general partner, to select one of these methods to account for Pre-Contribution Gain or Loss.

Depreciation

The Operating Partnership’s assets include a substantial amount of appreciated property contributed by its partners. Assets contributed to a partnership in a tax-free transaction generally retain the same depreciation method and recovery period as they had in the hands of the partner who contributed them to the partnership. Accordingly, a substantial amount of the Operating Partnership’s depreciation deductions for its real property are based on the historic tax depreciation schedules for the properties prior to their contribution to the Operating Partnership. The properties are being depreciated over a range of 15 to 40 years using various methods of depreciation which were determined at the time that each item of depreciable property was placed in service. Any depreciable real property purchased by the Partnerships is currently depreciated over 40 years. In certain instances where a partnership interest rather than real property is contributed to the Partnership, the real property may not carry over its recovery period but rather may, similarly, be subject to the lengthier recovery period.

Section 704(c) of the Code requires that depreciation as well as gain and loss be allocated in a manner so as to take into account the variation between the fair market value and tax basis of the property contributed. Thus, because much of the property contributed to the Operating Partnerships is appreciated, we will generally receive allocations of tax depreciation in excess of our percentage interest in the Operating Partnership. Depreciation with respect to any property purchased by the Operating Partnership subsequent to the admission of its partners, however, will be allocated among the partners in accordance with their respective percentage interests in the Operating Partnership.

As described previously, Brandywine, as a general partner of the Operating Partnership, may select any permissible method to account for Pre-Contribution Gain or Loss. The use of certain of these methods may result in us being allocated lower depreciation deductions than if a different method were used. The resulting higher taxable income and earnings and profits, as determined for federal income tax purposes, should decrease the portion of distributions which may be treated as a return of capital. See “— Taxation of Taxable Domestic Shareholders.”

Basis in Operating Partnership Interest

Our adjusted tax basis in each of the partnerships in which we have an interest generally (1) will be equal to the amount of cash and the basis of any other property contributed to such partnership by us, (2) will be increased by (a) our allocable share of such partnership’s income and (b) our allocable share of any indebtedness of such partnership, and (3) will be reduced, but not below zero, by our allocable share of (a) such partnership’s loss and (b) the amount of cash and the tax basis of any property distributed to us and by constructive distributions resulting from a reduction in our share of indebtedness of such partnership.

If our allocable share of the loss (or portion thereof) of any partnership in which we have an interest would reduce the adjusted tax basis of our partnership interest in such partnership below zero, the recognition of such loss will be deferred until such time as the recognition of such loss (or portion thereof) would not reduce our adjusted tax basis below zero. To the extent that distributions to us from a partnership, or any decrease in our share of the nonrecourse indebtedness of a partnership (each such decrease being considered a constructive cash distribution to the partners), would reduce our adjusted tax basis below zero, such distributions (including such constructive distributions) would constitute taxable income to us. Such distributions and constructive distributions normally would be characterized as long-term capital gain if our interest in such partnership has been held for longer than the long-term capital gain holding period (currently 12 months).

Sale of Partnership Property

Generally, any gain realized by a partnership on the sale of property held by the partnership for more than 12 months will be long-term capital gain, except for any portion of such gain that is treated as depreciation or cost recovery recapture. However, under requirements applicable to REITs under the Code, our share as a partner of any gain realized by the Operating Partnership on the sale of any property held as inventory or other property held primarily for sale to customers in the ordinary course of a trade or business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. See “— Taxation of Brandywine as a REIT.” Such prohibited transaction income will also have an adverse effect upon our ability to satisfy the income tests for REIT status. See “— Income Tests.” Whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. A safe harbor to avoid classification as a prohibited transaction exists as to real estate assets held for the production of rental income by a REIT if the following requirements are satisfied: (1) the REIT has held the property for at least four years, (2) aggregate expenditures of the REIT during the four-year period preceding the sale which are includible in basis do not exceed 30% of the net selling price of the property, (3) (a) during the taxable year the REIT has made no more than seven sales of property or, in the alternative, (b) the aggregate of the adjusted bases of all properties sold during the year does not exceed 10% of the adjusted bases of all of the REIT’s properties during the year, (4) in the case of property, not acquired through foreclosure or lease termination, the REIT has held the property for not less than four years for the production of rental income, and (5) if the requirement of clause (3) (a) is not satisfied, substantially all of the marketing and development expenditures were made through an independent contractor. Brandywine, as general partner of the Operating Partnership, believes that the Operating Partnership intends to hold its properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning, operating and leasing properties and to make such occasional sales of the properties as are consistent with its and the Operating Partnership’s investment objectives. No assurance can be given, however, that every property sale by the Partnerships will constitute a sale of property held for investment.

Taxation of Shareholders

Taxation of Taxable U.S. Shareholders

Taxation of Distributions on Common and Preferred Shares

As long as Brandywine qualifies as a REIT, distributions made to Brandywine’s taxable U.S. Shareholders out of current or accumulated earnings and profits (and not designated as capital gain dividends or qualified dividend income) will be dividends taxable to such U.S. Shareholders as ordinary income and will not be eligible for the dividends received deduction for corporations. Distributions that are designated as long-term capital gain dividends will be taxed as long-term capital gains (to the extent they do not exceed our actual net capital gain for the taxable year) without regard to the period for which the U.S. Shareholder has held its shares of beneficial interest. In general, U.S. Shareholders will be taxable on long term capital gains at a maximum rate of 15%, except that the portion of such gain that is attributable to depreciation recapture will be taxable at the maximum rate of 25%. However, corporate shareholders may be required to treat up to 20% of certain capital gain dividends as ordinary income.

For calendar years 2003 through 2010, distributions that are designated as qualified dividend income will be taxed at the same rate as long-term capital gains. We may designate a distribution as qualified dividend income to the extent of (1) qualified dividend income we receive during the current year (for example, dividends received from a taxable REIT subsidiary), plus (2) income on which we have been subject to corporate level tax during the prior year (for example, undistributed REIT taxable income), plus (3) any income attributable to the sale of a built in gain asset from the preceding year less the tax paid on that income. We expect that ordinary dividends paid by Brandywine generally will not be eligible for treatment as qualified dividend income to any significant extent.

Distributions in excess of current and accumulated earnings and profits will not be taxable to a U.S. Shareholder to the extent that they do not exceed the adjusted basis of the shareholder’s shares, but rather will reduce the adjusted basis of such shares. To the extent that distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of a U.S. Shareholder’s shares, such distributions will be included in income as long-term capital gain (or short-term capital gain if the shares have been held for 12 months or less) assuming the shares are a capital asset in the hands of the shareholder. In determining the extent to which a distribution on the preferred shares constitutes a dividend for tax purposes, the earnings and profits of Brandywine will be allocated first to distributions with respect to the preferred shares, if any, and second to distributions with respect to common shares. Therefore, depending on our earnings and profits, distributions with respect to the preferred shares (as compared to distributions with respect to our common shares) are more likely to be treated as dividends than as a return of capital or a distribution in excess of basis.

Any distribution declared by us in October, November or December of any year payable to a shareholder of record on a specified date in any such month shall be treated as both paid by Brandywine and received by the shareholder on December 31 of such year, provided that the distribution is actually paid by Brandywine not later than the end of January of the following calendar year. Shareholders may not include in their individual income tax returns any of Brandywine’s losses.

Sale or Exchange of Common and Preferred Shares

In general, a U.S. Shareholder will recognize capital gain or loss on the disposition of common or preferred shares equal to the difference between the sales price for such shares and the adjusted tax basis for such shares. Gain or loss recognized upon a sale or exchange of common or preferred shares by a U.S. Shareholder who has held such shares for more than one year will be treated as long-term capital gain or loss, respectively, and otherwise will be treated as short-term capital gain or loss. However, any loss upon a sale or exchange of shares by a U.S. Shareholder who has held such shares for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss to the extent such shareholder has received distributions from us required to be treated as long-term capital gain. U.S. Shareholders who realize a loss on the sale or exchange of shares may be required to file IRS Form 8886, Reportable Transaction Disclosure Statement, if the loss exceeds certain thresholds (for individual taxpayers, the threshold is $2,000,000 for a loss in a single taxable year). U.S. Shareholders should consult with their tax advisors regarding Form 8886 filing requirements.

Distributions from us and gain from the disposition of shares will not be treated as passive activity income and, therefore, U.S. Shareholders will not be able to apply any “passive losses” against such income. Distributions from us (to the extent they do not constitute a return of capital or capital gain dividends) and, on an elective basis, capital gain dividends and gain from the disposition of shares will generally be treated as investment income for purposes of the investment income limitation.

Redemption of Preferred Shares

Our preferred shares are redeemable by us under certain circumstances. A redemption of preferred shares will be treated under Section 302 of the Code as a distribution taxable as a dividend (to the extent of our current and accumulated earnings and profits) at ordinary income rates, unless the redemption satisfies one of the tests set forth in Section 302(b) of the Code and is therefore treated as a sale or exchange of the redeemed shares. The redemption will be treated as a sale or exchange if it (i) is “substantially disproportionate” with respect to the holder, (ii) results in a “complete termination” of the holder’s share interest in our company, or (iii) is “not essentially equivalent to a dividend” with respect to the holder, all within the meaning of Section 302(b) of the Code.

In determining whether any of these tests has been met, there must be taken into account not only any preferred shares owned by the holder, but also such holder’s ownership of the our common shares, other series of preferred shares and any options to acquire any of the foregoing. The holder also must take into account any such securities (including options) which are considered to be owned by such holder by reason of the constructive ownership rules set forth in Sections 318 and 302(c) of the Code. If a particular holder owns (actually or constructively) no common shares or an insubstantial percentage of common shares or preferred shares, based upon current law, it is probable that the redemption of the preferred shares from such holder would be considered “not essentially equivalent to a dividend.” However, because the determination as to whether any of the alternative tests of Section 302(b) of the Code will be satisfied with respect to any particular holder of preferred shares depends upon the facts and circumstances at the time the determination must be made, prospective holders of preferred shares are advised to consult their own tax advisors to determine such tax treatment.

If a redemption of preferred shares is not treated as a distribution taxable as a dividend to a particular holder, it will be treated as a taxable sale or exchange by that holder. As a result, the holder will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between (i) the amount of cash and the fair market value of any property received (less any portion thereof attributable to accumulated and declared but unpaid dividends, which will be taxable as a dividend to the extent of our current and accumulated earnings and profits) and (ii) the holder’s adjusted tax basis in the shares. Such gain or loss will be capital gain or loss if the shares were held as a capital asset, and will be long-term gain or loss if such shares were held for more than one year.

If the redemption is treated as a distribution taxable as a dividend, the amount of the distribution will be measured by the amount of cash and the fair market value of any property received by the holder. The holder’s adjusted tax basis in the preferred shares redeemed will be transferred to any other shareholdings of the holder in Brandywine. If the holder of the preferred shares owns no other shares, under certain circumstances, such basis may be transferred to a related person, or it may be lost entirely.

Backup Withholding and Information Reporting

In general, Brandywine will report to its U.S. Shareholders and the IRS the amount of distributions paid (unless the U.S. Shareholder is an exempt recipient such as a corporation) during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, a shareholder may be subject to backup withholding at the rate of 28% with respect to distributions paid unless such shareholder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (b) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A shareholder that does not provide us with his correct taxpayer identification number may also be subject to penalties imposed by the IRS. Any amount paid as backup withholding may be credited against the shareholder’s income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any shareholders who fail to certify their non-foreign status to Brandywine. See “— Taxation of Foreign Shareholders.”

Taxation of Tax-Exempt Shareholders

Distributions by us to a shareholder that is a tax-exempt entity should not constitute “unrelated business taxable income” (“UBTI”), as defined in Section 512(a) of the Code provided that the tax-exempt entity has not financed the acquisition of its shares with “acquisition indebtedness” within the meaning of the Code and the shares are not otherwise used in an unrelated trade or business of the tax-exempt entity.

In the case of a “qualified trust” (generally, a pension or profit-sharing trust) holding shares in a REIT, the beneficiaries of the trust are treated as holding shares in the REIT in proportion to their actuarial interests in the qualified trust, instead of treating the qualified trust as a single individual (the “look-through exception”). A qualified trust that holds more than 10% of the shares of a REIT is required to treat a percentage of REIT dividends as UBTI if the REIT incurs debt to acquire or improve real property. This rule applies, however, only if (1) the qualification of the REIT depends upon the application of the “look through” exception (described above) to the restriction on REIT shareholdings by five or fewer individuals, including qualified trusts (see “Description of Shares of Beneficial Interest — Restrictions on Transfer”) and (2) the REIT is “predominantly held” by qualified trusts, i.e., if either (a) a single qualified trust holds more than 25% by value of the interests in the REIT or (b) one or more qualified trusts, each owning more than 10% by value, holds in the aggregate more than 50% of the interests in the REIT. The percentage of any dividend paid (or treated as paid) to such a qualified trust that is treated as UBTI is equal to the amount of modified gross income (gross income less directly connected expenses) from the unrelated trade or business of the REIT (treating the REIT as if it were a qualified trust), divided by the total modified gross income of the REIT. A de minimis exception applies where the percentage is less than 5%.

Taxation of Non-U.S. Shareholders

The rules governing United States Federal income taxation of Non-U.S. Shareholders are complex and no attempt will be made herein to provide more than a summary of such rules. Prospective Non-U.S. Shareholders should consult with their own tax advisors to determine the impact of Federal, state and local income and estate tax laws with regard to an investment in our shares, including any reporting requirements.

Distributions made by us that are not attributable to gain from sales or exchanges by us of United States real property interests and not designated by us as capital gains dividends will be treated as dividends of ordinary income to the extent that they are made out of current or accumulated earnings and profits of Brandywine. Such distributions will ordinarily be subject to a withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces or eliminates that tax. However, if income from the investment in our shares is treated as effectively connected with the Non-U.S. Shareholder’s conduct of a United States trade or business, the Non-U.S. Shareholder generally will be subject to a tax at graduated rates, in the same manner as U.S. Shareholders are taxed with respect to such distributions (and may also be subject to the 30% branch profits tax in the case of a shareholder that is a foreign corporation). We expect to withhold United States income tax at the rate of 30% on the gross amount of any such distributions made to a Non-U.S. Shareholder unless (1) a lower treaty rate applies and the Non-U.S. Shareholder files a W-8BEN (or applicable substitute form) or (2) the Non-U.S. Shareholder files an IRS Form W-8ECI with us claiming that the distribution is effectively connected income. Distributions in excess of our current and accumulated earnings and profits will not be taxable to a shareholder to the extent that such distributions do not exceed the adjusted basis of the shareholder’s shares, but rather will reduce the adjusted basis of the shareholder in such shares. To the extent that distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of a Non-U.S. Shareholder’s shares, such distributions will give rise to tax liability if the Non-U.S. Shareholder would otherwise be subject to tax on any gain from the sale or disposition of its shares, as described below. If it cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current and accumulated earnings and profits, the distributions will be subject to withholding at the same rate as dividends. However, amounts thus withheld are refundable to the shareholder if it is subsequently determined that such distribution was, in fact, in excess of our current and accumulated earnings and profits.

For any year in which Brandywine qualifies as a REIT, except as provided below for certain distributions after January 1, 2005, distributions that are attributable to gain from sales or exchanges by us of United States real property interests will be taxed to a Non-U.S. Shareholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”). Under FIRPTA, distributions attributable to gain from sales of United States real property interests are taxed to a Non-U.S. Shareholder as if such gain were effectively connected with a United States business. Individuals who are Non-U.S. Shareholders will be required to report such gain on a U.S. federal income tax return and such gain will be taxed at the normal capital gain rates applicable to U.S. individual shareholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Also, distributions subject to FIRPTA may be subject to a 30% branch profits tax in the hands of a foreign corporate shareholder not entitled to treaty relief. Brandywine is required by applicable Treasury Regulations to withhold 35% of any distribution that could be designated by us as a capital gains dividend. The amount is creditable against the Non-U.S. Shareholder’s U.S. tax liability.

For distributions after January 1, 2005, the Code provides that distributions attributable to gain from sales or exchanges by us of United States real property interests are treated as ordinary dividends (not subject to FIRPTA) if the distribution is made to a Non-U.S. Shareholder with respect to any class of stock which is “regularly traded” on an established securities market located in the United States and if the Non-U.S. Shareholder did not own more than 5% of such class of stock at any time during the taxable year. Accordingly, such distributions will generally be subject to a 30% U.S. withholding tax (subject to reduction under applicable treaty) and a Non-U.S. Shareholder will not be required to report the distribution on a U.S. tax return. In addition, the branch profits tax will not apply to such distributions.

Gain recognized by a Non-U.S. Shareholder upon a sale of shares generally will not be taxed under FIRPTA if Brandywine is a “domestically controlled REIT,” defined generally as a REIT in which at all times during a specified testing period less than 50% in value of the shares of beneficial interest was held directly or indirectly by foreign persons. It is currently anticipated that we will be a “domestically controlled REIT,” and therefore the sale of shares by a Non-U.S. Shareholder will not be subject to taxation under FTRPTA. However, because the shares may be traded, we cannot be sure that we will continue to be a “domestically controlled REIT.” Gain not subject to FIRPTA will be taxable to a Non-U.S. Shareholder if (1) investment in the shares is effectively connected with the Non-U.S. Shareholder’s United States trade or business, in which case the Non-U.S. Shareholder will be subject to the same treatment as U.S. Shareholders with respect to such gain or (2) the Non-U.S. Shareholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year, in which case the nonresident alien individual will be subject to a 30% tax on the individual’s capital gains. If the gain on the sale of shares were to be subject to taxation under FIRPTA, the Non-U.S. Shareholder would be subject to the same treatment as U.S. Shareholders with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals).

If we were not a domestically controlled REIT, a sale of common or preferred shares by a Non-U.S. Shareholder would not be subject to taxation under FIRPTA as a sale of a U.S. real property interest if (1) our preferred shares or common shares were “regularly traded” on an established securities market within the meaning of applicable Treasury regulations and (2) the Non-U.S. Shareholder did not actually, or constructively under specified attribution rules under the Code, own more than 5% of our preferred shares or common shares at any time during the shorter of the five-year period preceding the disposition or the holder’s holding period.

Even if our common or preferred shares were not regularly traded on an established securities market, a Non-U.S. Shareholder would not be subject to taxation under FIRPTA as a sale of a U.S. real property interest if such Non-U.S. Shareholder’s common or preferred shares had a fair market value on the date of acquisition that was equal to or less than 5% of our regularly traded class of shares with the lowest fair market value. For purposes of this test, if a Non-U.S. Shareholder acquired shares of common or preferred shares and subsequently acquired additional shares at a later date, then all such shares would be aggregated and valued as of the date of the subsequent acquisition. If our common shares are not regularly traded, under FIRPTA the purchaser of common shares may be required to withhold 10% of the purchase price and remit this amount to the IRS.

Statement of Share Ownership

Brandywine is required to demand annual written statements from the record holders of designated percentages of our shares disclosing the actual owners of the shares. Brandywine must also maintain, within the Internal Revenue District in which it is required to file its federal income tax return, permanent records showing the information Brandywine has received as to the actual ownership of such shares and a list of those persons failing or refusing to comply with such demand.

Other Tax Consequences

Brandywine, the Operating Partnership, the Subsidiary Partnerships and Brandywine’s shareholders may be subject to state or local taxation in various state or local jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of Brandywine, the Operating Partnership, the Subsidiary Partnerships and Brandywine’s shareholders may not conform to the Federal income tax consequences discussed above. Consequently, prospective shareholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in our securities.

Debt Securities

U.S. Holders

Interest

The stated interest on debt securities generally will be taxable to a U.S. Holder as ordinary income at the time that it is paid or accrued, in accordance with the U.S. Holder’s method of accounting for United States federal income tax purposes.

Original Issue Discount

If you own debt securities issued with original issue discount (“OID”), you will be subject to special tax accounting rules, as described in greater detail below. In that case, you should be aware that you generally must include OID in gross income in advance of the receipt of cash attributable to that income. However, you generally will not be required to include separately in income cash payments received on the debt securities, even if denominated as interest, to the extent those payments do not constitute “qualified stated interest,” as defined below. If we determine that a particular debt security will be an OID debt security, we will disclose that determination in the prospectus supplement or supplements relating to those debt securities.

A debt security with an “issue price” that is less than the “stated redemption price at maturity” (the sum of all payments to be made on the debt security other than “qualified stated interest”) generally will be issued with OID if that difference is at least 0.25% of the stated redemption price at maturity multiplied by the number of complete years to maturity. The “issue price” of each debt security in a particular offering will be the first price at which a substantial amount of that particular offering is sold to the public. The term “qualified stated interest” means stated interest that is unconditionally payable in cash or in property, other than debt instruments of the issuer, and the interest to be paid meets all of the following conditions:

•	it is payable at least once per year;

•	it is payable over the entire term of the debt security; and

•	it is payable at a single fixed rate or, subject to certain conditions, based on one or more interest indices.

If we determine that particular debt securities of a series will bear interest that is not qualified stated interest, we will disclose that determination in the prospectus supplement or supplements relating to those debt securities.

If you own a debt security issued with “de minimis” OID, which is discount that is not OID because it is less than 0.25% of the stated redemption price at maturity multiplied by the number of complete years to maturity, you generally must include the de minimis OID in income at the time principal payments on the debt securities are made in proportion to the amount paid. Any amount of de minimis OID that you have included in income will be treated as capital gain.

Certain of the debt securities may contain provisions permitting them to be redeemed prior to their stated maturity at our option and/or at your option. OID debt securities containing those features may be subject to rules that differ from the general rules discussed herein. If you are considering the purchase of OID debt securities with those features, you should carefully examine the applicable prospectus supplement or supplements and should consult your own tax advisors with respect to those features since the tax consequences to you with respect to OID will depend, in part, on the particular terms and features of the debt securities.

If you own OID debt securities with a maturity upon issuance of more than one year you generally must include OID in income in advance of the receipt of some or all of the related cash payments using the “constant yield method” described in the following paragraphs. This method takes into account the compounding of interest.

The amount of OID that you must include in income if you are the initial United States holder of an OID debt security is the sum of the “daily portions” of OID with respect to the debt security for each day during the taxable year or portion of the taxable year in which you held that debt security (“accrued OID”). The daily portion is determined by allocating to each day in any “accrual period” a pro rata portion of the OID allocable to that accrual period. The “accrual period” for an OID debt security may be of any length and may vary in length over the term of the debt security, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs on the first day or the final day of an accrual period. The amount of OID allocable to any accrual period is an amount equal to the excess, if any, of:

•	the debt security’s “adjusted issue price” at the beginning of the accrual period multiplied by its yield to maturity, determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period, over

•	the aggregate of all qualified stated interest allocable to the accrual period.

OID allocable to a final accrual period is the difference between the amount payable at maturity, other than a payment of qualified stated interest, and the adjusted issue price at the beginning of the final accrual period. Special rules will apply for calculating OID for an initial short accrual period. The “adjusted issue price” of a debt security at the beginning of any accrual period is equal to its issue price increased by the accrued OID for each prior accrual period, determined without regard to the amortization of any acquisition or bond premium, as described below, and reduced by any payments made on the debt security (other than qualified stated interest) on or before the first day of the accrual period. Under these rules, you will generally have to include in income increasingly greater amounts of OID in successive accrual periods. We are required to provide information returns stating the amount of OID accrued on debt securities held of record by persons other than corporations and other exempt holders.

Floating rate debt securities are subject to special OID rules. In the case of an OID debt security that is a floating rate debt security, both the “yield to maturity” and “qualified stated interest” will be determined solely for purposes of calculating the accrual of OID as though the debt security will bear interest in all periods at a fixed rate generally equal to the rate that would be applicable to interest payments on the debt security on its date of issue or, in the case of certain floating rate debt securities, the rate that reflects the yield to maturity that is reasonably expected for the debt security. Additional rules may apply if either:

•	the interest on a floating rate debt security is based on more than one interest index; or

•	the principal amount of the debt security is indexed in any manner.

This discussion does not address the tax rules applicable to debt securities with an indexed principal amount. If you are considering the purchase of floating rate OID debt securities or securities with indexed principal amounts, you should carefully examine the prospectus supplement or supplements relating to those debt securities, and should consult your own tax advisors regarding the United States federal income tax consequences to you of holding and disposing of those debt securities.

You may elect to treat all interest on any debt securities as OID and calculate the amount includible in gross income under the constant yield method described above. For purposes of this election, interest includes stated interest, acquisition discount, OID, de minimis OID, market discount, de minimis market discount and unstated interest, as adjusted by any amortizable bond premium or acquisition premium. You must make this election for the taxable year in which you acquired the debt security, and you may not revoke the election without the consent of the IRS. You should consult with your own tax advisors about this election.

Market Discount

If you purchase debt securities, other than OID debt securities, for an amount that is less than their stated redemption price at maturity, or, in the case of OID debt securities, their adjusted issue price, the amount of the difference will be treated as “market discount” for United States federal income tax purposes, unless that difference is less than a specified de minimis amount. Under the market discount rules, you will be required to treat any principal payment on, or any gain on the sale, exchange, retirement or other disposition of, the debt securities as ordinary income to the extent of the market discount that you have not previously included in income and are treated as having accrued on the debt securities at the time of their payment or disposition. In addition, you may be required to defer, until the maturity of the debt securities or their earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness attributable to the debt securities. You may elect, on a debt security-by-debt security basis, to deduct the deferred interest expense in a tax year prior to the year of disposition. You should consult your own tax advisors before making this election.

Any market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the debt securities, unless you elect to accrue on a constant interest method. You may elect to include market discount in income currently as it accrues, on either a ratable or constant interest method, in which case the rule described above regarding deferral of interest deductions will not apply. Your election to include market discount in income currently, once made, applies to all market discount obligations acquired by you on or after the first taxable year to which your election applies and may not be revoked without the consent of the IRS. You should consult your own tax advisor before making this election.

Acquisition Premium and Amortizable Bond Premium

If you purchase OID debt securities for an amount that is greater than their adjusted issue price but equal to or less than the sum of all amounts payable on the debt securities after the purchase date other than payments of qualified stated interest, you will be considered to have purchased those debt securities at an “acquisition premium.” Under the acquisition premium rules, the amount of OID that you must include in gross income with respect to those debt securities for any taxable year will be reduced by the portion of the acquisition premium properly allocable to that year.

If you purchase debt securities (including OID debt securities) for an amount in excess of the sum of all amounts payable on those debt securities after the purchase date other than qualified stated interest, you will be considered to have purchased those debt securities at a “premium” and, if they are OID debt securities, you will not be required to include any OID in income. You generally may elect to amortize the premium over the remaining term of those debt securities on a constant yield method as an offset to interest when includible in income under your regular accounting method. In the case of debt securities that provide for alternative payment schedules, bond premium is calculated by assuming that (a) you will exercise or not exercise options in a manner that maximizes your yield, and (b) we will exercise or not exercise options in a manner that minimizes your yield (except that we will be assumed to exercise call options in a manner that maximizes your yield). If you do not elect to amortize bond premium, that premium will decrease the gain or increase the loss you would otherwise recognize on disposition of the debt security. Your election to amortize premium on a constant yield method will also apply to all debt obligations held or subsequently acquired by you on or after the first day of the first taxable year to which the election applies. You may not revoke the election without the consent of the IRS. You should consult your own tax advisor before making this election.

Sale, Exchange and Retirement of debt securities

A U.S. Holder of debt securities will recognize gain or loss upon the sale, exchange, retirement, redemption or other taxable disposition of such debt securities in an amount equal to the difference between:

•	the amount of cash and the fair market value of other property received in exchange for such debt securities, other than amounts attributable to accrued but unpaid stated interest, which will be subject to tax as ordinary income to the extent not previously included in income; and

•	the U.S. Holder’s adjusted basis of the debt securities.

The adjusted basis of the debt securities will, in general, be the U.S. Holders cost for the debt securities, increased by OID and reduced by any cash payments on the debt securities other than qualified stated interest. Any gain or loss recognized will generally be capital gain or loss, and such capital gain or loss will generally be long-term capital gain or loss if debt securities has been held by the U.S. Holder for more than one year. Long-term capital gain for non-corporate taxpayers is subject to reduced rates of United States federal income taxation. The deductibility of capital losses is subject to certain limitations.

Non-U.S. Holders

The following is a discussion of the material U.S. federal income and estate tax consequences that generally will apply to you if you are a Non-U.S. Holder of debt securities.

Interest

Interest (including OID) paid to a Non-U.S. Holder of debt securities will not be subject to United States federal withholding tax under the “portfolio interest exception,” provided that:

•	interest paid on debt securities is not effectively connected with a Non-U.S. Holder’s conduct of a trade or business in the United States;

•	the Non-U.S. Holder does not actually or constructively own 10% or more of the capital or profits interest in the Operating Partnership;

•	the Non-U.S. Holder is not

•	a controlled foreign corporation that is related to us through stock ownership, or

•	a bank that receives such interest on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business; and

•	the beneficial owner of debt securities provides a certification, which is generally made on an IRS Form W-8BEN or a suitable substitute form and signed under penalties of perjury, that it is not a United States person.

A payment of interest (including OID) to a Non-U.S. Holder that does not qualify for the portfolio interest exception and that is not effectively connected to a United States trade or business will be subject to United States federal withholding tax at a rate of 30%, unless a United States income tax treaty applies to reduce or eliminate withholding.

A Non-U.S. Holder will generally be subject to tax in the same manner as a U.S. Holder with respect to payments of interest (including OID) if such payments are effectively connected with the conduct of a trade or business by the Non-U.S. Holder in the United States and, if an applicable tax treaty provides, such gain is attributable to a United States permanent establishment maintained by the Non-U.S. Holder. In some circumstances, such effectively connected income received by a Non-U.S. Holder which is a corporation may be subject to an additional “branch profits tax” at a 30% base rate or, if applicable, a lower treaty rate.

To claim the benefit of a lower treaty rate or to claim exemption from withholding because the income is effectively connected with a United States trade or business, the Non-U.S. Holder must provide a properly executed IRS Form W-8BEN or IRS Form W-8ECI, or a suitable substitute form, as applicable, prior to the payment of interest. Such certificate must contain, among other information, the name and address of the Non-U.S. Holder.

Non-U.S. Holders are urged to consult their own tax advisors regarding applicable income tax treaties, which may provide different rules.

Sale or Retirement of debt securities

A Non-U.S. Holder generally will not be subject to United States federal income tax or withholding tax on gain realized on the sale, exchange or redemption of debt securities unless:

•	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the sale, exchange or redemption, and certain other conditions are met; or

•	the gain is effectively connected with the conduct of a trade or business of the Non-U.S. Holder in the United States and, if an applicable tax treaty so provides, such gain is attributable to a United States permanent establishment maintained by such holder.

Except to the extent that an applicable tax treaty provides otherwise, a Non-U.S. Holder will generally be subject to tax in the same manner as a U.S. Holder with respect to gain realized on the sale, exchange or redemption of debt securities if such gain is effectively connected with the conduct of a trade or business by the Non-U.S. Holder in the United States and, if an applicable tax treaty provides, such gain is attributable to a United States permanent establishment maintained by the Non-U.S. Holder. In certain circumstances, a Non-U.S. Holder that is a corporation will be subject to an additional “branch profits tax” at a 30% rate or, if applicable, a lower treaty rate on such income.

U.S. Federal Estate Tax

Your estate will not be subject to U.S. federal estate tax on the debt securities beneficially owned by you at the time of your death, provided that any payment to you on the debt securities, including OID, would be eligible for exemption from the 30% U.S. federal withholding tax under the “portfolio interest” rule described above, without regard to the certification requirement.

Information Reporting and Backup Withholding

Certain non-corporate U.S. Holders may be subject to information reporting requirements on payments of principal and interest (including OID) on debt securities and payments of the proceeds of the sale, exchange, or redemption of debt securities, and backup withholding, currently imposed at a rate of 28%, may apply to such payment if the U.S. Holder:

•	fails to furnish an accurate taxpayer identification number, or TIN, to the payor in the manner required;

•	is notified by the IRS that it has failed to properly report payments of interest or dividends; or

•	under certain circumstances, fails to certify, under penalties of perjury, that it has furnished a correct TIN and that it has not been notified by the IRS that it is subject to backup withholding.

A Non-U.S. Holder is generally not subject to backup withholding with respect to payments of interest (including OID) on debt securities if it certifies as to its status as a Non-U.S. Holder under penalties of perjury or if it otherwise establishes an exemption, provided that neither we nor our paying agent has actual knowledge or reason to know that the Non-U.S. Holder is a United States person or that the conditions of any other exemptions are not, in fact, satisfied. Information reporting requirements, however, will apply to payments of interest (including OID) to Non-U.S. Holders where such interest is subject to withholding or exempt from United States withholding tax pursuant to a tax treaty. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides.

The payment of the proceeds from the disposition of debt securities to or through the United States office of any broker, United States or foreign, will be subject to information reporting and possible backup withholding unless the owner certifies as to its non-United States status under penalties of perjury or otherwise establishes an exemption, provided that the broker does not have actual knowledge or reason to know that the Non-U.S. Holder is a United States person or that the conditions of any other exemption are not, in fact, satisfied.

The payment of the proceeds from the disposition of debt securities to or through a non-United States office of a non-United States broker that is not a “United States related person” generally will not be subject to information reporting or backup withholding. For this purpose, a “United States related person” is:

•	a controlled foreign corporation for United States federal income tax purposes;

•	a foreign person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment, or for such part of the period that the broker has been in existence, is derived from activities that are effectively connected with the conduct of a United States trade or business; or

•	a foreign partnership that at any time during the partnership’s taxable year is either engaged in the conduct of a trade or business in the United States or of which 50% or more of its income or capital interests are held by United States persons.

In the case of the payment of proceeds from the disposition of debt securities to or through a non-United States office of a broker that is either a United States person or a United States related person, the payment may be subject to information reporting unless the broker has documentary evidence in its files that the owner is a Non-U.S. Holder and the broker has no knowledge or reason to know to the contrary. Backup withholding will not apply to payments made through foreign offices of a broker that is a United States person or a United States related person, absent actual knowledge that the payee is a United States person.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a Holder will be allowed as a refund or a credit against such Holder’s United States federal income tax liability, provided that the requisite procedures are followed.

Holders of debt securities are urged to consult their tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining such an exemption, if applicable.

PLAN OF DISTRIBUTION

We and, where applicable, selling securityholders may sell the securities to one or more underwriters for public offering and sale by them or may sell the securities directly to one or more investors or through agents or through a combination of any of such methods. Any such underwriter or agent involved in the offer and sale of the securities will be named in the applicable prospectus supplement.

We or underwriters may offer and sell the securities at a fixed price or prices, which may be changed, at prices related to the prevailing market prices at the time of sale or at negotiated prices for cash or assets. We also may, from time to time, authorize underwriters acting as our agents to offer and sell the securities upon the terms and conditions as are set forth in the applicable prospectus supplement. In connection with the sale of the securities, underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agent. Underwriters may sell securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

We may engage one or more firms to act as our agent (each, an “Offering Agent”) for one or more offerings, from time to time, of our common shares. We will identify any Offering Agents in the applicable prospectus supplement or a post-effective amendment to the registration statement of which this prospectus is a part. If we reach agreement with an Offering Agent with respect to a specific offering, including the number of common shares and any minimum price below which sales may not be made, then an Offering Agent would agree to use its commercially reasonable efforts, consistent with its normal trading and sales practices, to try to sell such common shares on the agreed terms. An Offering Agent could make sales in privately negotiated transactions and/or any other method permitted by law, including sales deemed to be an “at the market” offering as defined in Rule 415 promulgated under the Securities Act, sales made directly on the New York Stock Exchange or sales made to or through a market maker other than on an exchange. At-the-market offerings may not exceed 10% of the aggregate market value of our outstanding voting securities held by non-affiliates on a date within 60 days prior to the filing of the registration statement of which this prospectus is a part. An Offering Agent will be deemed to be an “underwriter” within the meaning of the Securities Act, with respect to any sales effected through an “at the market” offering.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third parties may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of securities, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of securities.

The third parties in such sale transactions will be underwriters and will be identified in the applicable prospectus supplement or a post-effective amendment to the registration statement of which this prospectus is a part.

We or one of our affiliates may loan or pledge securities to a financial institution or other third party that in turn may sell the securities using this prospectus. Such financial institution or third party may transfer its short position to investors in our securities or in connection with a simultaneous offering of other securities offered by this prospectus or otherwise.

Any underwriting compensation paid by us to underwriters or agents in connection with the offering of the securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth or described in the applicable prospectus supplement. Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act.

Underwriters, dealers and agents may be entitled, under agreements entered into with us, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act.

Unless otherwise specified in the applicable prospectus supplement, each series of securities will be a new issue with no established trading market, other than the common shares, the Series C Preferred Shares and the Series D Preferred Shares, which are listed on the NYSE, as of the date of this prospectus. We may elect to list any series of preferred shares or American Depository Receipts representing depository shares on an exchange, but are not obligated to do so. It is possible that one or more underwriters may make a market in a series of securities, but will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, no assurance can be given as to the liquidity of, or the trading market for, the securities.

If so indicated in the applicable prospectus supplement, we will authorize underwriters or other persons acting as our agents to solicit offers by certain institutions to purchase securities from us at the public offering price set forth in such prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in such prospectus supplement. Institutions with whom delayed delivery contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions but will in all cases be subject to our approval. Delayed delivery contracts will not be subject to any conditions except (1) the purchase by an institution of the securities covered by its contracts shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject, and (2) if the securities are being sold to underwriters, we will have sold to such underwriters the total principal amount of the securities less the principal amount thereof covered by contracts.

Underwriters, dealers and agents and their affiliates may engage in transactions with, or perform services for, or be tenants of, or be lenders to, us in the ordinary course of business.

LEGAL MATTERS

Unless otherwise set forth in a prospectus supplement, the validity of the securities offered will be passed upon for us by Pepper Hamilton LLP.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2005 for Brandywine Realty Trust have been so incorporated in reliance on the report (which contains an explanatory paragraph on management’s assessment of the effectiveness of internal control over financial reporting and on the effectiveness of internal control over financial reporting due to the exclusion of Brandywine’s investments in Four and Six Tower Bridge Associates from management’s assessment of internal control over financial reporting as of December 31,

2005) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for Brandywine Operating Partnership for the year ended December 31, 2005 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The audited historical financial statements included as Exhibit 99.1 to the relevant Brandywine Realty Trust’s and Brandywine Operating Partnership’s Current Report on Form 8-K/A dated September 27, 2006, of Prentiss Properties Trust have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.